As filed with the Securities and Exchange Commission on November 19, 2025

Registration No. 333-287532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Living Homeopathy International Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	8099	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4/F, Union Park Centre

771-775 Nathan Road, Prince Edward

Kowloon, Hong Kong

+852 2625 4619

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Arila Er Zhou, Esq. Anna Jinhua Wang, Esq. Joy Zhuoyao Hui, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908	Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR Tel: 852-3923-1111	Mitchell S. Nussbaum, Esq. Alex Weniger-Araujo, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2025

1,250,000 Class A Ordinary Shares

Living Homeopathy International Ltd.

This is an initial public offering of 1,250,000 Class A ordinary shares of Living Homeopathy International Ltd. (the “Company” or “Living Homeopathy,” and when referring to the consolidated company including the Company’s subsidiaries, “we”, “us”), par value $0.0001 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”). The estimated initial public offering price for the Class A Ordinary Shares in the offering is expected to be between $4.0 and $6.0 per Class A Ordinary Share.

Living Homeopathy will reserve the symbol “LHI” for the purpose of listing its Class A Ordinary Shares on the Nasdaq Capital Market, or Nasdaq. This offering is contingent upon the final approval from Nasdaq for the listing of Living Homeopathy’s Class A Ordinary Shares on the Nasdaq Capital Market. Living Homeopathy will not proceed to consummate this offering if Nasdaq denies its listing application. However, there can be no guarantee or assurance that the offering will be closed and Living Homeopathy’s Class A Ordinary Shares will be approved for trading on the Nasdaq Capital Market.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary — Implications of Being an “Emerging Growth Company” on pages 17 and 11, respectively.

Immediately prior to the completion of this offering, our issued and outstanding share capital consists of 9,000,000 Class A Ordinary Shares and 1,000,000 Class B ordinary shares, par value $0.0001 per share (each, a “Class B Ordinary Share,” collectively, “Class B Ordinary Shares”), and immediately after the completion of this offering, our outstanding share capital will remain consisting of Class A Ordinary Shares and Class B Ordinary Shares. As of the date of this prospectus, Mr. Ka Lun To, our Chairman and Chief Executive Officer, through his holding company, has beneficial ownership and control over 4,680,000 Class A Ordinary Shares and 520,000 Class B Ordinary Shares, representing approximately 52% of our total voting power and immediately after the completion of this offering, Mr. To, through his holding company, will continue to have beneficial ownership and control over 4,680,000 Class A Ordinary Shares and 520,000 Class B Ordinary Shares, representing approximately 49.43% of our total voting power, assuming the underwriters do not exercise their over-allotment option. Therefore, we do not expect that we will be a “controlled company” as defined under the Nasdaq Stock Market Rules after the completion of this offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights and restrictions on transfer of shares. Holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our Company, and holders of Class B Ordinary Shares shall be entitled to 15 votes per share on all matters subject to the vote at general meetings of our Company. Holders of our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B Ordinary Share will be convertible into one Class A Ordinary Share either (i) at the option of the holder of Class B Ordinary Shares at any time, or (ii) automatically and immediately when the holder of Class B Ordinary Shares transfers to a third party not affiliated with such holder. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.

Living Homeopathy is a holding company incorporated as an exempted company on May 7, 2024 in the Cayman Islands. As a holding company with no material operations, our operations are primarily conducted by Living Homeopathy Limited (“Living Homeopathy Hong Kong” or “Living Homeopathy HK”), our wholly-owned subsidiary in Hong Kong, a special administrative region of the People’s Republic of China. This is an offering of the Class A Ordinary Shares of Living Homeopathy, the holding company incorporated in Cayman Islands, instead of shares of Living Homeopathy Hong Kong, our Hong Kong operating subsidiary. You may never directly hold any equity interest in our operating subsidiary.

We are not based in mainland China and do not have operations or generate revenue in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, and do not foresee the need to enter into any contractual arrangements with a variable interest entity (“VIE”) to establish a VIE structure in mainland China. For the years ended March 31, 2024 and 2025, we generated all our revenues from Hong Kong.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in, and having operations in, mainland China may also apply to operations in Hong Kong at any time and with little or no advance notice. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time with little or no advance notice or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and (iii) may cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

We are also aware that recently, the government of mainland China initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. In addition, due to long arm provisions under the current laws and regulations of mainland China, there remains regulatory uncertainty with respect to whether in the future we will be required to obtain permissions or approvals from the authorities of mainland China to operate our business or to list our securities on the U.S. exchanges and offer securities.

The amended Cybersecurity Review Measures, published by the Cyberspace Administration of China (the “CAC”) and 12 other relevant PRC government authorities on December 28, 2021 and came into effect on February 15, 2022, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services or data processing activities of such company affect or may affect national security.  As of the date of this prospectus, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised on the basis that (i) our business operations are conducted in Hong Kong, (ii) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) we do not have any business operations in mainland China, and (iii) we possess personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC, we are currently not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China to operate our business or to list Living Homeopathy’s securities on the U.S. exchanges and offer securities, nor have we been denied of any permissions or approvals from the authorities of mainland China.

Article 15 of the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, promulgated by the China Securities Regulatory Commission (the “CSRC”) on February 17, 2023 and became effective on March 31, 2023, provides that if the issuer meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by a mainland China company and such issuer shall fulfill the CSRC filing procedure prior to its listing on the foreign stock markets: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by mainland China companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Subject to final determination by the CSRC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised us that, based on the facts that (i) we do not operate any entities in mainland China and the revenue, total profit, total assets or net assets as documented in our audited consolidated financial statements for the most recent fiscal year is accounted for by our Hong Kong subsidiary located outside mainland China; (ii) except for the operation of our virtual flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand-name goods to consumers in mainland China, which was recently set up in June 2024 and has not generated sales to consumers in mainland China, as of the date of this prospectus, our business operations are conducted in Hong Kong; and (iii) our senior management team are not PRC citizens and have their residence located outside mainland China,  we do not meet the criteria as set forth in Article 15 of the Overseas Listing Trial Measures, and are not required to fulfill the filing procedures with the CSRC to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, as the Overseas Listing Trial Measures were newly published, there are substantial uncertainties that the CSRC may take a view that is contrary to our understanding of the Overseas Listing Trial Measures because the CSRC may have substantial discretion over the determination of “indirect overseas offering and listing by a domestic company.” Han Kun Law Offices LLP, our Hong Kong counsel, has advised us that, as of the date of this prospectus, Living Homeopathy is not required to obtain any permission or approval from the governmental authorities of Hong Kong to list on the U.S. exchanges and offer securities.

Nevertheless, if we (i) do not receive or maintain such permissions or approvals, should such permissions or approvals be required in the future by the government of mainland China or Hong Kong, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from the CSRC, the CAC or other PRC or Hong Kong regulatory authorities if we fail to fully comply with any new regulatory requirements. Consequently, our operations and financial condition could be materially adversely affected and Living Homeopathy’s ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless. If there is a significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors - Risks Related to Our Corporate Structure” beginning on page 26 and “Risk Factors — Risks Related to Doing Business in Hong Kong” beginning on page 30 of this prospectus for more information.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect an issuer’s auditor for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange or “over-the-counter” markets. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (“Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). The PCAOB was required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Our auditor, WWC, P.C., is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to This Offering and the Class A Ordinary Shares – Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Living Homeopathy’s securities may be prohibited under the HFCA Act if the SEC subsequently determines Living Homeopathy’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist Living Homeopathy’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.,” on pages 39 and 40 of this prospectus for more information.

Neither Living Homeopathy nor its subsidiaries have maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends and our cash and financing requirement may not be fully satisfied.

Other than LTO Holdings Ltd., our other shareholders waived their right to dividends for each of the years ended March 31, 2025 to leave profits within the Company. The Company recorded constructive dividend of $983,560 and declared cash dividend of $325,078 during the years ended March 31, 2025 and 2024 to LTO Holdings Ltd., our controlling shareholder, respectively. See “Dividend Policy” beginning on page 51 of this prospectus for further details. Since the end of the year ended March 31, 2025, the Company has not declared any dividends. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our Hong Kong operating subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$5.0	$6,250,000
Underwriting discounts(2)	$0.375	$468,750
Proceeds to us, before expenses(3)	$4.625	$5,781,250

(1)	Initial public offering price per share is assumed at $5.0 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. The table above assumes that the underwriters do not exercise their over-allotment option. For more information, see “Underwriting” beginning on page 123 of this prospectus.

(2)	An underwriting discount equal to 7.5% of the public offering price will be provided to underwriters.

(3)	Living Homeopathy expects its cash expenses for this offering (including cash expenses payable to its underwriter for the underwriter’s out-of-pocket expenses) not to exceed $[●]. For a detailed description of the compensation to be received by the underwriter, see “Underwriting” beginning on page 123 of this prospectus.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such Class A Ordinary Shares are taken. Assuming an offering price of $5.0 per Ordinary Share, which is the midpoint of the estimated initial public offering range set forth on the cover page of this prospectus, the total gross proceeds to Living Homeopathy, before underwriting discounts and expenses, will be $6,250,000.

We have granted the underwriters an option, exercisable for 45 days after the closing date of this offering, to purchase up to an additional 15% of the Class A Ordinary Shares offered in this offering on the same terms to cover over-allotments, if any.

The underwriters expect to deliver the Class A Ordinary Shares to purchasers in the offering on or about [●], 2025.

Living Homeopathy may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Craft Capital Management LLC	Revere Securities LLC

Prospectus dated [●], 2025

Living Homeopathy and the underwriters have not authorized any person to give you any supplemental information or to make any representations for Living Homeopathy. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Living Homeopathy is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in Living Homeopathy’s proposed offering, and only prospectus dated hereof, is authorized by Living Homeopathy to be used in connection with our proposed offering. The preliminary prospectus will only be distributed by Living Homeopathy and no other person has been authorized by Living Homeopathy to use this document to offer or sell any of Living Homeopathy’s securities.

Until [●], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Amended and Restated Articles” are to the amended and restated articles of association of the Company as adopted by a special resolution of the shareholders of the Company on August 28, 2024;

●	“Amended and Restated Memorandum” are to the amended and restated articles of memorandum of the Company as adopted by a special resolution of the shareholders of the Company on August 28, 2024;

●	“Amended and Restated Memorandum and Articles of Association” are to the Amended and Restated Memorandum and the Amended and Restated Articles, collectively;

●	“China” or the “PRC” refers to the People’s Republic of China. When used in the case of laws, regulations and rules, “China” or “the PRC” refers to only such laws, regulations and rules of mainland China. When used in the case of government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of “China” or “the PRC” or “Chinese”, it refers to only such government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of mainland China;

●	“we”, or “us” in this prospectus are to Living Homeopathy International Ltd. or “Living Homeopathy,” a Cayman Islands exempted company with limited liability and its subsidiaries, Living Homeopathy Global Ltd, a BVI entity, and Living Homeopathy Limited, a Hong Kong entity;

●	the “Companies Act” are to the Companies Act (Revised) of the Cayman Islands;

●	the “Company” or “Living Homeopathy” are to Living Homeopathy International Ltd., a Cayman Islands exempted company with limited liability;

●	“HKD,” “HK$” or “HK Dollar” are to the legal currency of Hong Kong;
●	“$,” “dollars,” “US$” or “U.S. dollars” are to the legal currency of the United States; and

●	“U.S. GAAP” are to generally accepted accounting principles in the United States;

Living Homeopathy does not have any material operations of its own and Living Homeopathy is a holding company with operations conducted in Hong Kong through its Hong Kong subsidiary, Living Homeopathy Hong Kong. Living Homeopathy’s reporting currency is US dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from HKD to US$ and from US$ to HKD in this prospectus are made at US$1 = HKD7.2567 as published in H.10 statistical release of the United States Federal Reserve Board on March 31, 2025. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying Class A Ordinary Shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements. Unless otherwise stated, all references to “us,” “our,” “Living Homeopathy,” “we,” the “Company” and similar designations refer to Living Homeopathy, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its consolidated subsidiaries.

Business Overview

We are a Hong Kong-based homeopathy service provider committed to providing customers with access to quality homeopathy resources as alternative treatment to enhance holistic health and wellness. Among all the homeopathy service providers in Hong Kong, we are ranked first by market share of approximately 35.8% in terms of homeopathic products sales revenue generated in Hong Kong in 2024, according to Frost & Sullivan.

Our products consist of homeopathic remedies, homeopathic co-remedies, classical flower remedies, personal care products, and water filter and related products. We categorize homeopathic remedies, homeopathic co-remedies and classical flower remedies as our healthcare products.

With respect to our healthcare products, we globally procure homeopathic remedies, homeopathic co-remedies and classical flower remedies that are manufactured by our selected homeopathic products manufacturers and meet our specific product requirements. We label the products under our brand name “LIVING” and sell them in the Hong Kong market.

●	Homeopathic Remedies Series: Homeopathic remedies are made from plants, minerals, or animal sources. The original substances are crushed, diluted and then succeeded. They are prepared by a potentization process of gradual and repeated dilution and succussion. As of the date of this prospectus, according to Frost & Sullivan, the total number of homeopathic remedies has reached approximately 8,660, among which there are a total of approximately 6,107 remedies proven to allow for the most precise matching of remedies to customers.

●	Homeopathic Co-remedies Series: Homeopathic co-remedies series is a line of products we developed over the years of our operation based upon our observation of customer need and market potential. This product series features products made from plants generally known with potential health benefits, such as flaxseed, Agaricus mushroom, Camu Camu and Astaxanthin. Different from homeopathic remedies which are prepared by a potentization process of repeated dilution and succussion, the ingredients of are minimally processed to preserve the nutrients, such as freeze drying and crushing the plants into powder.

●	Classical Flower Remedies Series: Classical flower remedies are blends of homeopathic remedies and flower essences that target to improve body and mind, such as emotional problems and physical ailments caused by emotions. As of the date of this prospectus, our classical flower remedies series consists of 39 types of classical flower remedies that vary with the types of plants and flowers.

With respect to our personal care products and water filters and related products, we have more involvement in the production process compared to our healthcare products. We collaborate with our selected manufacturers on the production, where we are responsible for design and preparing the ingredient lists and the manufacturers are responsible for producing the products based upon our ingredient lists.

●	Personal Care Product Series: our personal care products primarily consist of mouthwash, toothpaste, shampoo and conditioner, and body wash.

●

Water Filters and Related Products: other than water filters, the related products include shower filters, shower filter accessories, shower filter cartridges and shells, water filter accessories, water testers and water filter cartridges.

We take integrated approaches to carry out our sale and marketing activities through (i) online and offline presentations at various commercial forums, (ii) online and offline consultation by our employees who are homeopath or nutritional therapy practitioners, and (iii) our mentor-mentee program. Each marketing approach plays a critical role in our overall marketing strategy and contributes to the collective efforts of educating our existing and potential customers and enhancing public awareness of homeopathy therapy as a whole and our products.

The mentor-mentee program is our sales and marketing network that started with the involvement of our employees and gradually expanded over years with the participation of our customers who are interested in taking part in the marketing and sales of our products to earn sales commissions and to enjoy product discounts that are available to mentors and mentees. As of the date of this prospectus, all our employees are also members of the mentor-mentee program. As of March 31, 2025, among members of our mentor-mentee program, 687 practitioners, including both our employees and non-employee participants of the mentor-mentee program, were holders of the Homeopathy First Aid Certificate issued by the School of Homeopathy in the UK or “School of Homeopathy”, established in 1981 and is one of the oldest homeopathy schools in the UK, to individuals who have completed the Homeopathy First Aid courses to be able to ease certain first aid symptoms, and among the 687 holders of the Homeopathy First Aid Certificates, there were 71 nutritional  therapy practitioners. The School of Homeopathy is not a regulatory body of any jurisdiction.

Strengths

Established Hong Kong market share and market influence

According to Frost & Sullivan, we are one of the few key players in the Hong Kong homeopathy market, and among all the homeopathy service providers in Hong Kong, we ranked first in the homeopathy market by market share in terms of homeopathy product sales revenue generated in Hong Kong in 2024. We believe that we may leverage this established market share to enhance the market influence of our brand name to further attract customer attention and increase our sales.

Diversified product portfolio with good quality to meet customer demands

We have five categories of products consisting of homeopathic remedies, homeopathic co-remedies, classical flower remedies, personal care products, and water filters and related product. Our broad range of products enables us to cater to the demands of a variety of customers.

We have an established quality control practice to ensure the quality of our products, covering supplier selection and product quality check. For example, our suppliers shall provide all necessary certificates, such as certificate of the origin, certificate of free sale, and certificate of hygiene, as applicable; and after we receive the products, we will also send the sample products to Hong Kong Standards and Testing Centre, or “STC” for quality test approximately twice a year. Established in 1963, Hong Kong STC is an independent, not-for-profit testing, inspection and certification organization in Hong Kong offering product certifications for prompting product safety and quality compliance. Obtaining certifications from Hong Kong STC for our products is not a regulatory requirement with respect to sales of our products in Hong Kong, but an important step of our product quality control process. We have obtained the testing reports issued by Hong Kong STC with respect to some of our key products -- LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect, confirming that the products have complied with Escherichia coli Limits specified in the Microbiological Guidelines for HK Food and Environmental Hygiene Department and the tested orlistat, phenolphthalein and organochlorine pesticides of the submitted sample were below the detectable level. In addition, LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect are eligible to bear the “STC Certified” Mark, a product quality certification market issued by The Hong Kong Certification Centre Ltd (HKCC), a subsidiary of STC, that launched the “STC Certified” Mark as an independent certification scheme for product quality to help consumer to identify the products certified by HKCC according to relevant local and international standards.

Long term business relationship with product suppliers

Stable supply of good quality of homeopathic products is critical to our business prospect and future revenue. We have not entered into written contracts with our suppliers, which in our commercial judgment relieves us from a binding minimum procurement amount requirement associated with written contracts with our suppliers and gives us more flexibility if we decide to replace any existing suppliers with new suppliers that can better suit our business needs. Even though we do not have written contracts with our suppliers, we have established long-term relationship with our product suppliers. We have maintained over a decade of business relationship with the majority of our top 5 suppliers. Stable business relationship with our major suppliers benefits us with continuity of product supply, reduces our business negotiation costs with new suppliers, and avoids distraction to our managerial resources.

Experienced nutritional therapy practitioners and senior management

As of March 31, 2025, among members of our mentor-mentee program, 687 practitioners, including both our employees and non-employee participants of the mentor-mentee program, are holders of the Homeopathy First Aid Certificate issued by the School of Homeopathy to individuals who have completed the Homeopathy First Aid courses to be able to ease certain first aid symptoms. As advised by our Hong Kong counsel Han Kun Law Offices LLP, under Hong Kong law, there are no specific regulations or licensing requirements with respect to the practice of homeopathy. However, we require homeopathic practitioners to complete certain required courses and/or obtain certain required certificates to practice homeopathy to ensure our service quality. For example, our homeopathic practitioners either (i) hold the Homeopathy Practitioner Advanced Diploma issued by the School of Homeopathy, established in 1981 and one of the oldest homeopathy schools in the UK, or (ii) have completed the nutritional therapy course with the School of Health. As of April 25, among the 687 holders of the Homeopathy First Aid Certificate, there were 71 nutritional therapy practitioners. The School of Homeopathy is not a regulatory body of any jurisdiction.

In addition, as of April 25, 71 nutritional therapy practitioners within our mentor-mentee program were also holders of full membership certificates issued by the Federation of Nutritional Therapy of Practitioners (FNTP), a professional organization for practitioners of Nutritional Therapy in the Europe and 67 of them were also holders of Classic Flower Remedies Therapist Diploma issued by the School of Health, established in 1987 and one of the longest running alternative medicine schools in the UK. Although obtaining FNTP full membership certificates and/or Classic Flower Remedies Therapist Diploma are not homeopathy practicing-related certificates, we believe they are complementary to homeopathy practice by demonstrating practitioners’ general practicing knowledge and skills. Other than our employees with whom we have entered into employment agreements, we do not enter into agreements with these practitioners who are not our employees. Neither the School of Health nor FNTP is a regulatory body of any jurisdiction.

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Ka Lun To, has been authorized by the School of Homeopathy to teach relevant courses and conduct examinations for certain certificates and diplomas in Hong Kong, to enable people in Hong Kong such as the courses required for Homeopathy Practitioner Certificate Advanced Diploma, First Aid Certificate in Homeopathy, FNTP full membership certificate, and Classic Flower Remedies Therapist Diploma, as well as the nutritional therapy courses, to obtain the relevant registrations issued by the Society of Homeopathy, subject to its assessment of the assignments, examination papers and supervisions.

Strategies

Diversify our sales channel to support market development

We plan to diversify our sales channels by developing our online flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand-name goods to consumers in mainland China, which was recently set up in June 2024. The key products that we expect to sell through our online flagship store are our homeopathic co-remedies products. We have engaged a third-party service provider to assist us in developing the operations of this online flagship store, including virtual store design, maintenance, product management, marketing and customer attracting, data collection and analysis and customer service. As of the date of this prospectus, given that we are at an early stage of developing and marketing this online store, it has not generated any sales to external customers. See “Risk Factors – Risks related to our Business and Industry -- Our business is heavily regulated and our industry may be subject to increasingly tightened regulatory requirements and scrutiny in the main markets where we operate and the new markets we will sell our products, which could potentially adversely affect our business growth, financial condition and results of operations” on page 18 of this prospectus for more details.

Promoting market regularization and standardization

We are committed to promoting the regularization and standardization of the homeopathy market in Hong Kong and mainland China. The standardization of the homeopathy market practice in Hong Kong and mainland China is still under development. We plan to work with regional homeopathy-related institutes, medical schools, and other organizations to promote market awareness of homeopathy and establishment of market regulations and standard.

Summary of Risk Factors

Living Homeopathy is a Cayman Holding company that conducts its business operations through its Hong Kong Subsidiary, Living Homeopathy Hong Kong. The PRC government may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and (iii) may cause the value of such securities to significantly decline or be worthless.

Investing in Living Homeopathy’s Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 17 of this prospectus.

Risks Related to Our Business

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	We operate in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth or implement our business growth plan. See more detailed discussion of this risk factor on page 17 of this prospectus.

●	Unfavorable publicity or consumer acceptance of our products generally could reduce our sales. See more detailed discussion of this risk factor on page 17 of this prospectus.

●	Our business is heavily regulated, and our industry may be subject to increasingly tightened regulatory requirements and scrutiny in the main markets where we operate and the new markets where we will sell our products, which could potentially adversely affect our business growth, financial condition and results of operations. See more detailed discussion of this risk factor on page 18 of this prospectus.

●	Potential product liability, false marketing or other consumer claims against us could cause us to incur substantial liabilities and we may face regulatory penalties. See more detailed discussion of this risk factor on page 19 of this prospectus.

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We may be subject to enforcement action if we, our employees or mentors and mentees engage in improper marketing or promotion of our products. See more detailed discussion of this risk factor on page 19 of this prospectus.

●	The sustainability of our mentor and mentee program relies on mentors and mentees’ strict compliance with, and our effective enforcement of, our written marketing manual governing the mentor and mentee’s rights and obligations, qualification and other, as well as compliance with the relevant laws and regulations. See more detailed discussion of this risk factor on page 20 of this prospectus.

●	If the relevant laws and regulations regulating “Pyramid Scheme” become increasingly broad on the scope of Pyramid Schemes, there will be more pressure on compliance cost, managerial resources, and business, and our business, financial conditions, and results of operations will be materially and adversely affected. See more detailed discussion of this risk factor on page 20 of this prospectus.

●	If we experience product recalls, we may incur significant and unexpected costs and damage to our reputation, which in turn could have a material adverse effect on our business, financial condition or results of operations. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	We may require substantial additional funding in the future. There is no assurance that additional financing will be available to us. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	Damage to the reputation of our brands could adversely affect our business. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	Increases in labor costs in Hong Kong and non-compliance with laws and regulations relating to employment and labor protection may adversely affect the business of Living Homeopathy Hong Kong, and our results of operations. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	If we fail to manage and expand our relationships with suppliers, or otherwise fail to procure products at favorable terms, our business and growth prospects may suffer. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	We have a substantial supplier concentration with a limited number of suppliers accounting for a substantial portion of our total purchases. Changes or difficulties in our relationships with our suppliers and losses may harm our business and financial results. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	Our lack of written contracts with some of our suppliers reduces the predictability on our procurement, which could adversely our business operations and growth, because our suppliers could cancel or modify our orders on short notice and without penalty. See more detailed discussion of this risk factor on page 23 of this prospectus.

●	Our business depends on the continued efforts of our senior management. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, our business may be severely disrupted. See more detailed discussion of this risk factor on page 23 of this prospectus.

●	Our directors, management and shareholders may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on our business, results of operations, financial condition and reputation. See more detailed discussion of this risk factor on page 23 of this prospectus.

●	We rely on proprietary information, such as trade secrets and know-how. See more detailed discussion of this risk factor on page 23 of this prospectus.

●	We may be accused of infringing intellectual property rights of others and content restrictions of relevant laws. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	The proper functioning of our information technology systems is essential to our business. We may fail to maintain the satisfactory performance of our systems. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	Our business generates, collects and processes a large quantity of data, and any improper use or disclosure of or unauthorized access to such data may harm our reputation. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation. See more detailed discussion of this risk factor on page 25 of this prospectus.

●	A lack of insurance could expose us to significant costs and business disruption. See more detailed discussion of this risk factor on page 25 of this prospectus.

●	Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes. See more detailed discussion of this risk factor on page 25 of this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	Our directors and officers currently own a significant percentage of the total voting power of our outstanding Ordinary Shares, and they collectively are able to decide matters that require votes of shareholders. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	Our directors are not subject to a term of office. You may be unable to remove a director of the Company. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	Living Homeopathy may rely on dividends and other distributions on equity paid by its subsidiary to fund any cash and financing requirements it may have, and any limitation on the ability of Living Homeopath’s subsidiaries to make payments to it could have a material adverse effect on Living Homeopathy’s ability to conduct its business. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	Living Homeopathy’s lack of effective internal controls over financial reporting may affect its ability to accurately report its financial results or prevent fraud, which may affect the market for and price of Living Homeopathy’s Class A Ordinary Shares. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	If Living Homeopathy ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer. See more detailed discussion of this risk factor on page 28 of this prospectus.

●	Living Homeopathy is an “emerging growth company” within the meaning of the Securities Act, and if Living Homeopathy takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare Living Homeopathy’s performance with other public companies. See more detailed discussion of this risk factor on page 28 of this prospectus.

●	Living Homeopathy will incur increased costs as a result of being a public company, particularly after Living Homeopathy ceases to qualify as an “emerging growth company.” See more detailed discussion of this risk factor on page 29 of this prospectus.

●	Living Homeopathy’s board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances. See more detailed discussion of this risk factor on page 29 of this prospectus.

●	Cayman Islands economic substance requirements may have an effect on our business and operations. See more detailed discussion of this risk factor on page 30 of this prospectus.

Risks Related to Doing Business in Hong Kong

Our business operations are conducted in Hong Kong. Therefore, we face risks and uncertainties relating to doing business in Hong Kong in general, including, but not limited to, the following:

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Our business operations are conducted in Hong Kong.  However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of the Class A Ordinary Shares. The government of mainland China may also intervene or impose restrictions on Living Homeopath Hong Kong’s ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the government of mainland China may also be quick with little or no advance notice and our assertions and beliefs of the risk imposed by the legal and regulatory system of mainland China cannot be certain. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary. See more detailed discussion of this risk factor on page 31 of this prospectus.

●	There are political risks associated with conducting business in Hong Kong. See more detailed discussion of this risk factor on page 32 of this prospectus.

●	There remain some uncertainties as to whether we will be required to obtain approvals from mainland China and Hong Kong authorities to list Living Homeopathy’s securities on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that Living Homeopathy will be able to obtain such approval. See more detailed discussion of this risk factor on page 33 of this prospectus.

●	Rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing were released and became effective by the CSRC. The government of mainland China may impose more stringent requirement for domestic Chinese companies to share business and accounting records with foreign auditing firms and other securities service institutions, which could significantly limit or completely hinder Living Homeopathy’s ability to offer or continue to offer its Class A Ordinary Shares to investors and could cause the value of the Class A Ordinary Shares to significantly decline or become worthless. See more detailed discussion of this risk factor on page 36 of this prospectus.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within mainland China. See more detailed discussion of this risk factor on page 38 of this prospectus.

●	You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Living Homeopathy or its management named in the prospectus based on Hong Kong laws. See more detailed discussion of this risk factor on page 38 of this prospectus.

●	We may be affected by the currency peg system in Hong Kong. See more detailed discussion of this risk factor on page 38 of this prospectus.

Risks Related to This Offering and the Class A Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the Class A Ordinary Shares, including, but not limited to, the following:

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell the Class A Ordinary Shares at or above the price you paid, or at all. See more detailed discussion of this risk factor on page 38 of this prospectus.

●	Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Living Homeopathy’s securities may be prohibited under the HFCA Act if the SEC subsequently determines Living Homeopathy’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist Living Homeopathy’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation. See more detailed discussion of this risk factor on page 40 of this prospectus.

●	Nasdaq may apply additional and more stringent criteria for Living Homeopathy’s initial and continued listing because Living Homeopathy plan to have a small public offering and Living Homeopathy insiders will hold a large portion of its listed securities. See more detailed discussion of this risk factor on page 40 of this prospectus.

●	Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	The market price for the Class A Ordinary Shares may be volatile. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	Substantial future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects. See more detailed discussion of this risk factor on page 44 of this prospectus.

●	We will incur significantly increased costs as a result of being a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith. See more detailed discussion of this risk factor on page 44 of this prospectus.

●	If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected. See more detailed discussion of this risk factor on page 45 of this prospectus.

●	If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market. See more detailed discussion of this risk factor on page 46 of this prospectus.

●	We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree. See more detailed discussion of this risk factor on page 46 of this prospectus.

●	We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares. See more detailed discussion of this risk factor on page 46 of this prospectus.

Corporate History and Holding Company Structure

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands on May 7, 2024 with operations conducted through primarily our Hong Kong subsidiary, Living Homeopathy Hong Kong.

The Company was incorporated in connection with a reorganization for the proposed initial public offering. The Company has 50,000 authorized shares with a par value of $1 per share. On May 7, 2024, on its date of incorporation, the Company allotted and issued one share to LTO Holdings Ltd. (“LTO”), a BVI company controlled by Mr. To.

On May 27, 2024, Living Homeopathy Global Limited (“Living Global”) was incorporated in BVI with limited liability and 50,000 authorized shares at $1 per share. On its date of incorporation, Living Global allotted and issued one share to the Company at $1. Upon completion of such allotment and issue of share of Living Global to the Company, Living Global became a direct wholly-owned subsidiary of the Company.

On August 28, 2024, shareholder resolution of the Company was passed and approved and the article of association of the Company was amended that (i) the number of authorized shares increased from 50,000 shares to 500,000,000 shares and divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares; and (ii) the par value of the shares decreased from $1 each to $0.0001 each (collectively refer as the “Share Re-classification”). One Class A Ordinary Share represents one voting right and one Class B Ordinary Share represents fifteen voting rights. The authorized share capital of the Company remained unchanged at $50,000. The one issued ordinary share held by LTO was reclassified as 10,000 Class A Ordinary Share upon the Share Re-classification. Pursuant to board resolution dated August 28, 2024, the Company further allotted and issued 8,990,000 Class A Ordinary Shares at $899 and 1,000,000 Class B Ordinary Shares at $100, respectively to LTO. As a result, LTO held a total of 9,000,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares, representing 100% of the total ordinary shares on an as converted basis.

Pursuant to a board resolution dated August 28, 2024, on September 10, 2024, LTO transferred a total of 4,320,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares to several individuals and entities at $1.2 per share, representing 48% of total ordinary shares on an as converted basis of the Company prior to the completion of this offering. Following this, on February 5, 2025, one of these individual shareholders holding 480,000 Class A Ordinary Shares, representing 4.8% of total ordinary shares on an as converted basis, transferred his holding to another of these individual shareholders. See “Principal Shareholder” on page 100 of this prospectus for details.

The following diagram illustrates our corporate legal structure as of the date of this prospectus. For more detail on our corporate history please refer to “Corporate History and Structure” on page 55 of this prospectus.

Living Homeopathy’s Corporate Information

Our principal executive office is 4/F, Union Park Centre, 771-775 Nathan Road, Prince Edward, Kowloon, Hong Kong, and its telephone number is +852 2625 4619. Living Homeopathy’s registered office in the Cayman Islands is at offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Living Homeopathy maintains a website at https://www.living-homeopathy.com. The information contained in, or accessible from, Living Homeopathy’s website or any other website does not constitute a part of this prospectus.

Permission Required from the Authorities of Mainland China and Hong Kong for this Offering

As of the date of this prospectus, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised us that on the basis that (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) our business operations are conducted in Hong Kong, and (iii) we possess personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC, we are currently not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China to operate our business or to list Living Homeopathy’s securities on the U.S. exchanges and offer securities, nor have we been denied of any permissions or approvals from the authorities of mainland China.

Subject to final determination by the CSRC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised us that based on the facts that (i) we do not operate any entities in mainland China and the operating revenue, total profit, total assets or net assets as documented in our audited consolidated financial statements for the most recent fiscal year is accounted for by our Hong Kong subsidiary located outside mainland China; (ii) except for the operation of our virtual flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand-name goods to consumers in mainland China, which was recently set up in June 2024 and has not generated sales to consumers in mainland China, as of the date of this prospectus, our business operations are conducted in Hong Kong, and our senior management team are not PRC citizens and have their residence located outside mainland China, we do not meet the criteria as set forth in Article 15 of the Overseas Listing Trial Measures, and are not required to fulfill the filing procedures with the CSRC to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, as the Overseas Listing Trial Measures were newly published, there are substantial uncertainties that the CSRC may take a view that is contrary to our understanding of the Overseas Listing Trial Measures because the CSRC may have substantial discretions over the determination of “indirect overseas offering and listing by a domestic company”.

Han Kun Law Offices LLP, our Hong Kong counsel, has advised us that, as of the date of this prospectus, Living Homeopathy is not required to obtain any permission or approval from the governmental authorities of Hong Kong to list on the U.S. exchanges and offer securities.

However, if we (i) do not receive or maintain such permissions or approvals, should such permissions or approvals be required in the future by the PRC or Hong Kong government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from the CSRC, the CAC or other PRC or Hong Kong regulatory authorities if we fail to fully comply with any new regulatory requirements. Consequently, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

Furthermore, the PRC government may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and (iii) may cause the value of such securities to significantly decline or be worthless.

Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries

Living Homeopathy’s board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, Living Homeopathy’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by Living Homeopathy’s directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if Living Homeopathy’s board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on Living Homeopathy’s future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by Living Homeopathy from the subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by Living Homeopathy’s board of directors. Accordingly, the return on your investment in Living Homeopathy’s Class A Ordinary Shares will likely depend entirely upon any future price appreciation of Living Homeopathy’s Class A Ordinary Shares.

Our equity structure is a direct holding structure, that is, the overseas entity to be listed in the U.S., Living Homeopathy, directly holds 100% of shares of Living Homeopathy Global Ltd, the intermediary holding company incorporated in the British Virgin Islands, or the BVI, which in turns holds all the issued Shares of Living Homeopathy Hong Kong, our operating subsidiary in Hong Kong. Cash is transferred through our organization in the following manner: (i) provided such funding is in the best interests of the Living Homeopathy, funds may be transferred from Living Homeopathy, the holding company incorporated in the Cayman Islands to Living Homeopathy Hong Kong through our BVI intermediary holding company in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by Living Homeopathy Hong Kong to Living Homeopathy though our BVI intermediary holding company. Living Homeopathy Hong Kong is permitted under the laws of Hong Kong to provide funding to Living Homeopathy through dividend distribution out of profits available for distribution subject to the Companies Ordinance (Cap. 622, Laws of Hong Kong) and its memorandum and articles of association without restrictions on the amount of the funds or restrictions on foreign exchange. If Living Homeopathy intends to distribute dividends to its shareholders, it will depend on payment of dividends from Living Homeopathy Hong Kong to Living Homeopathy in accordance with the laws and regulations of Hong Kong, and the dividends will be distributed by Living Homeopathy, subject to applicable Cayman Islands restrictions (see “Dividend Policy” on page 51 of this prospectus), to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. If Living Homeopathy incurs debt on its own in the future, the instruments governing such debt may restrict Living Homeopathy’s ability to pay dividends, make distribution or transfer funds to Living Homeopathy. Subject to the Company’s Act and our Amended and Restated Memorandum and Articles of Association, Living Homeopathy’s board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of Living Homeopathy’s assets will exceed its liabilities and Living Homeopathy will be able to pay its debts as they become due.

Other than LTO Holdings Ltd., our other shareholders waived their right to dividends for each of the years ended March 31, 2024 and 2025 to leave profits within the Company. The Company recorded constructive dividends of $983,560 and declared cash dividend $325,078 during the years ended March 31, 2025 and 2024, respectively. to LTO Holdings Ltd., our controlling shareholder. See “Dividend Policy” beginning on page 51 of this prospectus for further details. Since the end of the year ended March 31, 2025, the Company has not declared any dividends. As of the date of this prospectus, Living Homeopathy does not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors. Both Living Homeopathy and Living Homeopathy Hong Kong currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of Living Homeopathy’s board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Within our direct holding structure, the cross-border transfer of funds within our corporate structure is legal and compliant with the laws and regulations of the Cayman Islands and Hong Kong. In the future, cash proceeds from overseas financing activities, including this offering, can be directly transferred to subordinate operating entity Living Homeopathy Hong Kong via capital contribution or shareholder loans, provided such funding is in the best interests of the Living Homeopathy.

Currently, our major operations are conducted in Hong Kong. We do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in mainland China. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The laws and regulations of mainland China do not currently have any material impact on transfer of cash from Living Homeopathy to Living Homeopathy Hong Kong or from Living Homeopathy Hong Kong to Living Homeopathy and the investors in the U.S.

There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong.

See “Dividend Policy” on page 51 and “Risk Factors – Risks Related to Our Corporate Structure – Living Homeopathy may rely on dividends and other distributions on equity paid by its subsidiary to fund any cash and financing requirements Living Homeopathy may have, and any limitation on the ability of its subsidiary to make payments to Living Homeopathy could have a material adverse effect Living Homeopathy’s ability to conduct its business.” on page 27 of this prospectus for more information.

Implications of the Holding Foreign Companies Accountable Act

Pursuant to the HFCA Act, if the PCAOB is unable to inspect an issuer’s auditor for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange or “over-the-counter” markets. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued the Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. The PCAOB was required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Our auditor, WWC, P.C., is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to This Offering and the Class A Ordinary Shares – Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Living Homeopathy’s securities may be prohibited under the HFCA Act if the SEC subsequently determines Living Homeopathy’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist Living Homeopathy’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading,” on pages 39 and 40 of this prospectus for more information.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, Living Homeopathy qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, Living Homeopathy:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”);

●	is not required to provide a detailed narrative disclosure discussing Living Homeopathy’s compensation principles, objectives and elements and analyzing how those elements fit with Living Homeopathy’s principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	is not required to obtain an attestation and report from Living Homeopathy’s independent registered accounting firm on its management’s assessment of Living Homeopathy’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	is not required to obtain a non-binding advisory vote from Living Homeopathy’s shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	is exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	is eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

Living Homeopathy intends to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Living Homeopathy’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, Living Homeopathy may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after Living Homeopathy’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

Living Homeopathy will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which its annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this offering occurs; (iii) the date that Living Homeopathy becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, herein referred to as the Exchange Act, which would occur if the market value of Living Homeopathy’s Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of Living Homeopathy’s most recently completed second fiscal quarter; or (iv) the date on which Living Homeopathy has issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Upon completion of this offering, Living Homeopathy will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Living Homeopathy no longer qualifies as an emerging growth company, as long as Living Homeopathy qualifies as a foreign private issuer under the Exchange Act it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Living Homeopathy no longer qualifies as an emerging growth company, but remain a foreign private issuer, Living Homeopathy will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Implications of Being a Foreign Private Issuer

Living Homeopathy is incorporated in the Cayman Islands and more than 50% of its outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, Living Homeopathy is a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, Living Homeopathy is not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, Living Homeopathy will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	Living Homeopathy is not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, Living Homeopathy is permitted to comply solely with Living Homeopathy’s home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	Living Homeopathy is not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	Living Homeopathy is exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	Living Homeopathy is not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	Living Homeopathy is not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Class A Ordinary Shares offered by Living Homeopathy	1,250,000 Class A Ordinary Shares (or 1,437,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option to purchase additional Class A Ordinary Shares in full)

Price per Class A Ordinary Share	Between $4.0 and $6.0 per Class A Ordinary Share

Class A Ordinary Shares outstanding prior to this offering	9,000,000 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering	10,250,000 Class A Ordinary Shares (or 10,437,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option to purchase additional Class A Ordinary Shares in full)

Over-allotment Option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Transfer Agent	VStock Transfer, LLC, with its offices located at 18 Lafayette Place Woodmere, New York 11598.

Listing	We will apply to have our Class A Ordinary Shares listed on the Nasdaq Capital Market. This offering is contingent upon the final approval from Nasdaq for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. We will not proceed to consummate this offering if Nasdaq denies its listing application.

Nasdaq Capital Market symbol	LHI

Use of proceeds

We estimate that we will receive net proceeds of approximately $3.84 million from this offering (or $5.00 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $5.00 per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus).

We plan to use the net proceeds we receive from this offering for (i) advertising planning, (ii) market and product development and product marketing, and (iii) working capital and general corporate purposes. See “Use of Proceeds” beginning on page 49 of this prospectus for additional information.

Lock-up

Each of our directors and officers and all principal shareholders of 5% and more of the Class A Ordinary Shares as of the effective date of the Registration Statement have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares for a period of six (6) months after the closing date of this offering.

The Company has agreed to enter into a customary lock-up agreement for a period of three (3) months from the date of the offering, subject to certain exceptions, among others, with respect to any shares of capital stock of the Company or any securities convertible or exchangeable for shares of capital stock of the Company, without the prior written consent of the representative of the Underwriters.

See “Shares Eligible for Future Sale” on page 115 and “Underwriting” beginning on page 123 of this prospectus for more information.

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 17 of this prospectus for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The following summary consolidated financial data for the years ended March 31, 2025 and 2024 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus

The following table presents our summary combined and consolidated statements of operations for the periods presented.

	For the years ended
	March 31,
	2025	2024
Net revenue	$8,031,797	$8,141,247
Net revenue – a related party	390,842	368,969
Total net revenue	8,422,639	8,510,216
Cost of revenue	(1,581,402)	(1,672,485)
Cost of revenue – a related party	(417,843)	(456,773)
Total cost of revenue	(1,999,245)	(2,129,258)
Gross profit	6,423,394	6,380,958
Operating expenses
Selling and marketing expenses	(3,615,483)	(3,806,750)
Staff costs and employee benefits	(951,823)	(914,767)
Depreciation	(36,052)	(86,321)
Lease expenses	(87,771)	(88,951)
Lease expenses – a related party	(184,780)	(184,036)
Legal and professional fees	(270,653)	(5,956)
Other general and administrative expenses	(686,582)	(367,461)
Total operating expenses	(5,833,144)	(5,454,242)
Income from operations	590,250	926,716
Total other income (expense), net	468,032	(31,670)
Income before income taxes	1,058,282	895,046
Income taxes expenses	(246,152)	(141,617)
Net income	812,130	753,429

The following table presents our combined and consolidated balance sheets data as of the dates presented.

	As of March 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,494,226	$2,314,926
Inventories, net	722,709	1,104,863
Prepayments to suppliers	530,136	345,698
Prepaid expenses and other current assets	50,872	86,174
Tax recoverable	33,878	14,537
Total current assets	3,831,821	3,866,198
Non-current assets:
Property and equipment, net	-	1,990,019
Deferred offering costs	1,007,167	-
Right-of-use assets, net	312,426	45,451
Deferred tax assets, net	40,540	68,937
Rental deposits	52,341	45,490
Total non-current assets	1,412,474	2,149,897
Total assets	$5,244,295	$6,016,095
Total current liabilities	2,251,974	2,917,512
Total liabilities	2,297,361	2,917,512
Total shareholders’ equity	2,946,934	3,098,583
Total liabilities and shareholders’ equity	$5,244,295	$6,016,095

	As of March 31,
	2025	2024

Current assets:
Cash and cash equivalents	$2,494,226	$2,314,926
Inventories, net	722,709	1,104,863
Prepayments to suppliers	530,136	345,698
Prepaid expenses and other current assets	50,872	86,174
Tax recoverable	33,878	14,537
Total current assets	$3,831,821	$3,866,198

Current liabilities:
Bank borrowings	-	2,185,879
Accounts payable	244,253	238,530
Lease liabilities, current	267,039	45,451
Accrued expenses and other payables	816,441	447,652
Amount due to a related party	924,241	-
Total current liabilities	$2,251,974	$2,917,512

Net current assets	$1,579,847	$948,686

The following table sets forth a summary of our combined and consolidated cash flows for the periods presented.

	For the years ended March 31,
	2025	2024
Net cash generated from operating activities	1,463,328	687,495
Net cash used in investing activities	-	-
Net cash used in financing activities	(1,297,566)	(574,414)
Net change in cash and cash equivalents	165,762	113,081
Effect of exchange rate changes on cash and cash equivalents	13,538	6,655
Cash and cash equivalents, beginning of year	2,314,926	2,195,190
Cash and cash equivalents, end of year	$2,494,226	$2,314,926

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We operate in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth or implement our business growth plan.

The homeopathy products market in Hong Kong is competitive and rapidly evolving. We may have limited insight into trends that may develop and affect our business, and we may make errors in predicting and reacting to industry trends and evolving needs of our customers.

Our historical results and growth may not be indicative of our future performance, and we may fail to continue our growth or maintain our historical growth rates. If our products and services do not develop as we expect, or if we fail to continue to address the needs of our users, our business and financial conditions may be materially adversely affected.

In addition, we may not be able to effectively manage our growth. Our business expansion may increase the complexity of our operations and place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

Further, there is no guarantee that we will be able to successfully implement our business expansion plan, such as extension of our sales into new markets beyond Hong Kong. If we fail to implement our business growth plan, our business prospectus, results of operations and financial condition may be materially and adversely affected.

Unfavorable publicity or consumer acceptance of our products generally could reduce our sales.

Our business sustainability and growth rely upon consumer awareness and acceptance of our homeopathic products. Consumer acceptance of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use and our company generally. A product may initially be received favorably, resulting in high sales that may not be sustainable as consumer preferences change. Alternatively, skepticism of claims made by entities in the healthcare and wellness industry may limit the number of individuals that believe our consumer products are effective, which may negatively affect our ability to generate significant sales from our products.

We are committed to consumer education via various approaches, such as industry forum presentations, regular trainings, and mentor and mentee network. However, changing, nurturing and enhancing consumer acceptance or behavior patterns may take months or years to accomplish and there is no guarantee that we will be successful in doing so. There is no guarantee that consumers will be willing to use our products. If consumers are not willing to purchase our products, our ability to generate significant revenue from the sale of our consumer product may be limited and our business, financial condition and results of operations may be adversely affected.

In addition, publicity or publications in the form of published scientific research, statements by regulatory authorities, competitors, customers or otherwise, whether or not accurate, could be unfavorable to homeopathy or any of our particular products. Adverse publicity in any form, whether or not accurate, that associates use of our products or any other similar products with adverse events, that questions the benefits of our or similar products, that claims that such products are ineffective or that alleges our labeling or promotional statements and materials do not comply with applicable laws, regulations or policies could have a material adverse effect on our reputation, business, financial condition or results of operations. We have been subject to negative publicity from time to time, including negative publicity on our product, LIVING Colloidal Silver, and cannot rule out the possibility of future negative publicity on this and all of our other products, whether or not accurate. For example, the Hong Kong Department of Health issued a press release on February 27, 2023 on a case of silver poisoning involving a senior female customer who allegedly had a history of consuming Living Colloidal, and reminds the public of not consuming products containing colloidal silver. Our sales of LIVING Colloidal Silver were subject to our quality control procedure, comprising conducting certain sample testing at Hong Kong STC. See “Business – Quality Control” on page 82 of this prospectus for further details. We immediately terminated the sales of LIVING Colloidal Silver for human use. If any human consumption of LIVING Colloidal Silver results in silver poisoning or other harmful side effects, consumers may bring legal actions against us for damages and regulators may bring investigations or other proceedings against us which may result in our exposure to monetary and non-monetary penalties. If so, our reputation, business growth, financial condition and results of operations will be materially and adversely affected. Even if we are found not at fault in these legal actions or proceedings, we will have to put in substantial financial resources and managerial attention to deal with these legal actions and proceedings, which otherwise can be applied toward our business development. As of the date of this prospectus, we are not aware of any complaints, claims, regulator inquiries or legal proceeding relating to Living Colloidal Silver, which, however, if occurs, will adversely affect our business, financial condition and results of operations. Any negative publicity on us or any of our products could have a material adverse effect on our reputation and the sales of our products, which could further materially and adversely affect our business, financial condition and results of operations.

Our business is heavily regulated and our industry may be subject to increasingly tightened regulatory requirements and scrutiny in the main markets where we operate and the new markets we will sell our products, which could potentially adversely affect our business growth, financial condition and results of operations.

As of the date of this prospectus, our primary operations are based in Hong Kong. Our business is heavily regulated in Hong Kong and must comply with applicable laws and regulations, including the need to obtain certain licenses and permits. For example, we are required to comply with the Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong) and be registered as a food importer/distributor under the Food Safety to be able to import health supplements into Hong Kong for sale. See “Regulations – Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong)” on page 84 of this prospectus. If we fail to obtain or maintain such license and permits, our business, financial condition and results of operations could be materially and adversely affected. Further, such laws and regulations may be amended from time to time, and we may be exposed to the impact of new laws and regulations. Failure to adhere to such laws and regulations timely could also adversely affect our business, financial condition and results of operations.

As the homeopathy industry is still evolving in Hong Kong, new laws and regulations may be adopted from time to time. According to Frost & Sullivan, the Hong Kong government is working towards developing more stringent regulatory frameworks. Substantial uncertainties may exist regarding the interpretation and implementation of current and future Hong Kong laws and regulations applicable to our operations. Our current business activities could be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. In addition, although relevant Hong Kong government authorities currently do not have any laws or regulations governing homeopaths and homeopathy therapists’ qualifications, activities, behaviors, and other elements that may have an impact to our business, they could tighten the restrictions on homeopathy business and promulgate new laws and regulations in the future. Any tightened regulatory requirements and scrutiny can put pressure on our operational and compliance costs as well as operational and managerial resources.

Further, we constantly seek opportunities to increase our revenue by making sales into new geographic regions beyond Hong Kong. For example, we may sell our products through our virtual flagship store on Tmall Global. With sales to other geographic regions, we may be exposed to applicable rules and regulations in the new markets where we sell our products, which could put pressure on our operational and compliance costs as well as operational and managerial resources. For example, sales to customer in mainland China on our flagship store on Tmall Global, we need to comply with all the applicable laws in China with respect to food safety and advertising law. Specifically, business operations of health food that are not registered pursuant to the relevant provisions of the PRC Food Safety Law may be face confiscation of illegal income and foodstuff from the illegal business activities as well as be exposed to monetary penalties. Advertising unregistered health food products may constitute false advertising according to the PRC Advertising Law, which will result in monetary penalties. See “Regulation – Regulations Related to our Business Operation in Mainland China” on page 92 of this prospectus for more details.

If we fail to adapt to any new regulatory requirement of our existing markets or the regulatory requirements of new regions where we sell our products, or any competent government authority considers that we operate our business without any requisite license, permit or approval, or otherwise fails to comply with applicable regulatory requirements, we may be subject to administrative actions and penalties against us, including fines, confiscation of our incomes, revocation of our licenses or permits, or, in severe cases, cessation of certain business. Any of these actions may have a material and adverse effect on our business, financial condition and results of operations.

Potential product liability, false marketing or other consumer claims against us could cause us to incur substantial liabilities and we may face regulatory penalties.

Our homeopathic remedies, homeopathic co-remedies and classical flower remedies are for human use. We may face the risk of product liability claims and other consumer claims that are inherent in sales of products for human consumption. To ensure product safety, our quality control procedure comprises manufacturer selection and product quality check. For example, in 2023, we have adopted the quality control practice of requesting our suppliers of homeopathic co-remedies supplier to provide certificate of hygiene or bacteria check, certificate of the origin, and certificate of free sale, as applicable. In addition, in 2023, we have adopted the quality control practice of sending samples of existing products to HK STC approximately once or twice a year and sending samples of new products for testing at Hong Kong STC prior to making any sales. See “Business – Quality Control” on page 82 of this prospectus for further details. Despite the quality control practice, if any of the products we sell are believed to cause injury, not safe or cause an adverse effect. We may face the risk of product liability, which could adversely affect our business, financial condition and results of operations. Product liability might be brought against us by regulators, consumers, or others coming into contact with our products. As of the date of this prospectus, we are not aware of any product liability claim against us. However, if any human consumption of our products results in any harmful side effective, consumers may bring legal actions against us for damages and regulators may bring investigations or other proceedings against us, which may result in our exposure to monetary and non-monetary penalties. Any of these may materially and adversely affect our business, operations, growth potential, financial condition and results of operations.

We could be subject to negative publicity from time to time. Neither can we rule out the possibility that any existing negative publicity on any of our products, including LIVING Colloidal Silver, or any future publicity would result in claims or disputes. Our marketing and sale of products could also expose us to product liability and false marketing risks that are inherent in the testing, manufacturing and marketing of such products. Failure to maintain policies and procedures, obtain or maintain sufficient product liability insurance or otherwise protect or successfully defend, against product liability or false marketing claims could prevent or delay the commercialization or marketing of our products or future potential products or expose us to substantial liabilities and diversions of resources, all of which may materially and adversely affect our business, financial condition and results of operations. Regardless of the merit or eventual outcome, product liability or false marketing claims may result in:

●	impairment of our business reputation and significant negative media attention;

●	withdrawal of suppliers;

●	significant costs to defend any related regulatory actions or litigation;

●	significant monetary liabilities to customers if determined that we are liable, settlement cost and/or medical bills;

●	distraction of management’s attention from our primary business;

●	substantial monetary penalties or awards to regulators, consumers or other claimants;

●	inability to commercialize our potential products or products that we have in development;

●	inability to market our existing products;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	decreased demand for our products; and

●	loss of revenue.

We may be subject to enforcement action if we, our employees or mentors and mentees engage in improper marketing or promotion of our products.

Our promotional materials, product packaging, websites and promotional practices must comply with applicable laws, rules and regulations, including with respect to the prohibition of false trade description and misrepresentation. Improper promotion of our products could also subject us to the regulations of additional laws and regulation, including Hong Kong Pharmacy and Poisons Ordinance, the Pharmacy and Poisons Regulations, Public Health and Municipal Services Ordinance, the Sale of Goods Ordinance and the Undesirable Medical Advertisements Ordinance, as well as potential liabilities under common law. If the regulator determines that our products are in violation of applicable laws or regulations or are inconsistent with applicable guidance, we could be subject to regulatory or enforcement actions, including the issuance of a warning or untitled letter, injunction, seizure, civil fine or criminal liabilities. It is also possible that regulatory authorities might take action if they consider our promotional statements and materials, labeling, product packaging, websites or promotional practices to constitute false or misleading description of products, which could result in significant fines or liabilities under other statutory authorities. If any of these events occur, our reputation could be damaged and adoption of our products could be impaired and our business, financial condition and results of operations may be materially and adversely affected.

If our competitors alleging that our promotional materials do not comply with applicable laws and regulations, we cannot predict the impact that any future allegations could have on us, including whether such allegations will be made to the regulatory authorities and what actions, if any, the regulatory authorities will take as a result.

We also face the risk that our employees and mentor and mentees, including the practitioners who are homeopath or nutritional therapy practitioner engage in aggressive or improper marketing or promotion of our products, outside the confines of our promotional materials or training programs. While we have agreements governing our relationship with our employees, we cannot rule out the possibilities of employee misconducts. Other than our full employees who are participants of the mentor-mentee programs, the remaining large number of mentors and mentees, including those who are homeopath and nutritional therapy practitioners, are not our employees, and we do not have written agreements with them. With respective to mentors and mentees, although we have written code of conduct, we can control only certain aspects of their activities and our supervisions over their behaviors and conducts can be constrained given the large number of mentors and mentees enrolled into our mentor-mentee program. Nevertheless, we are responsible for ensuring that each of our employees and mentors and mentees acts in accordance with applicable laws. Our reliance on these individuals does not relieve us of our legal and regulatory responsibilities. Any failure by our employees and participants of our mentor-mentee program to comply with applicable laws could lead to regulatory action, could damage our reputation and could materially and adversely affect our business, financial condition and results of operations.

The sustainability of our mentor and mentee program relies on mentors and mentees’ strict compliance with, and our effective enforcement of, our written marketing manual governing the mentor and mentee’s rights and obligations, qualification, conducts, and other, as well as compliance with the relevant laws and regulations.

The mentor-mentee program is our sales and marketing network that started with the involvement of our employees and gradually expanded over years with the participation of our customers who are interested in developing knowledge in homeopathy and applying their interest and knowledge of homeopathy to the marketing and sales of our products to earn sales commissions and to enjoy product discounts that are available to mentors and mentees. This implements the several goals we intended to achieve through our mentor-mentee program, including without limitation, (i) educating consumers through the mentor-mentee network to enhance market awareness of homeopathy and our homeopathic products as alternative treatment to the conventional medicines with a focus on holistic physical and emotional therapy, (ii) providing a platform for customers with interest in homeopathy to access more lecture and training resources, and potentially move forward with more formal homeopathy related education and license programs, and (iii) on the base of (i) and (ii), plug our mentor and mentee network into our sales and marketing strategies to give mentors and mentees an access to monetary compensation tied to their sales of products. As of the date of this prospectus, we have established an extensive mentor and mentee network. We have set up mentor-mentee program-related code of conduct to regulate mentor and mentee conducts and delineate their rights and obligations, setting for the mechanism on compliance supervision, including company supervision, mentor supervision over mentee behavior and self-regulation subject to Company’s monitoring. However, if our supervision and regulating measures are not effective as to unintentional misdemeanor or fraudulent misconducts by our mentors or mentees, the legitimacy and sustainability of our mentor and mentee program will be challenged and our marketing strategies, business, financial conditions and results of operations will be materially and adversely affected as well.

If the relevant laws and regulations regulating “Pyramid Scheme” become increasingly broad on the scope of Pyramid Schemes, there will be more pressure on our compliance cost, managerial resources, and business, and our business, financial conditions, and results of operations will be materially and adversely affected.

We carry out our sales and marketing activities through, among others, our extensive mentor-mentee network. Customers who have bought our products may participate in our mentor-mentee program can become mentees or mentors who are further classified into different levels. Mentors and mentees are entitled to sale discounts and commissions of different levels.

We structure our mentor-mentee program and set up mentor-mentee program related code of conduct to prevent the mentor-mentee program from becoming a pyramid structure as pyramid schemes are prohibited in Hong Kong pursuant to the Pyramid Schemes Prohibition Ordinance (Cap. 617, Laws of Hong Kong). See “Business – Marketing” on page 81 of the prospectus for details. It is an offence for a person to participate in a pyramid scheme. A person who knowingly promotes a pyramid scheme also commits an offence. The Pyramid Schemes Prohibition Ordinance that came into effect on January 1, 2012 provides for a broad definition of “Pyramid Scheme.” See “Regulation - Regulations Related to our Business Operation in Hong Kong” on page 84 of this prospectus for more details. The Pyramid Schemes Prohibition Ordinance defines a pyramid scheme as a scheme in which: (1) new participants must provide a participation payment to a participant or promoter of the scheme; (2) the participation payment is entirely or substantially induced by the prospect that the new participant will be entitled to a recruitment payment; and (3) the recruitment payment is entirely or substantially derived from the introduction to the scheme of a further new participant.

The broad definition of “Pyramid Scheme” may enhance compliance and regulatory risks for genuine multi-level marketing schemes for legitimate business, which may become more susceptible to frivolous claims and more exposed to litigations, which may potentially increase legal and compliance cost and distract managerial attention from business operations and growth. Consequentially, our business, financial condition and results of operations will be adversely affected. If we are guilty of knowingly promoting a pyramid scheme, not only may the relevant contracts be rendered void through illegality, but pecuniary penalties or imprisonment sentences may be imposed. In addition, we may be required to make changes to our business model including the mentor-mentee program and aspects of our sales compensation plan, any of which could materially adversely affect our business, financial condition and results of operation.

If we experience product recalls, we may incur significant and unexpected costs and damage to our reputation, which in turn could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to product recalls, withdrawals or seizures if any of the products we sell are believed to cause injury, not safe or cause an adverse effect or if we are alleged to have violated governmental regulations in the production, labeling, promotion, sale or distribution of our products. We do not rule out the possibility of negative publicity on a product triggering an investigation into the need for product recalls. A recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brands and lead to decreased demand for our products. In addition, a recall, withdrawal or seizure of any of our products would require significant management attention, would likely result in substantial and unexpected expenditures and could materially adversely affect our business, financial condition or results of operations.

We may require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

We cannot assure you that we will have sufficient capital in the future to meet our capital requirements to maintain operations and improve financial performance. If we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts as well as decrease or eliminate capital expenditures. If so, our operating results, our business results and our financial position would be adversely affected. If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

Damage to the reputation of our brands could adversely affect our business.

Developing and maintaining our reputation, as well as the reputation of our brands, is a critical factor in our relationship with customers, suppliers and others. Our inability to address adverse publicity or other issues, including with respect to product safety, quality, efficacy, environmental impacts (including packaging, energy and water use and waste management), substances and ingredients of potential concern, inclusion, equity and diversity, human rights and other social responsibility or similar matters, or breaches of consumer, customer, supplier, employee or other confidential information, real or perceived, could negatively impact sentiment towards us and our products and brands, and our business and financial results could suffer. In addition, our products could face withdrawal, recall or other quality issues. Consumers increasing use and reliance on social media for information could increase the risk of adverse publicity, potentially with negative perception of our products or brands. Our business and results could also be negatively impacted by the effects of product-related litigation, allegations of product tampering or contamination, or the distribution and sale of counterfeit products.

Increases in labor costs in Hong Kong and non-compliance with laws and regulations relating to employment and labor protection may adversely affect the business of Living Homeopathy Hong Kong, and our results of operations.

The economy in Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong are expected to continue to increase. We expect that Living Homeopathy Hong Kong’s labor costs, including wages and employee benefits, will continue to increase. Unless Living Homeopathy Hong Kong is able to control its labor costs or pass on these increased labor costs to its customers by increasing service fees, our financial condition and operating results may be adversely affected.

In addition, where Living Homeopathy Hong Kong employs any employees, it is required by Hong Kong laws and regulations to maintain various statutory employee benefits, including mandatory provident fund scheme and work-related injury insurance, to provide statutorily required paid sick leave, annual leave and maternity leave, and make severance payments or long service payments. The relevant government agencies may examine whether an employer has complied with such requirements, and those employers who fail to comply commit a criminal offence and may be subject to fines and/or imprisonment. For example, under the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), an employer who fails to comply with the ordinance to secure an insurance cover commits an offence and is liable on conviction upon indictment to a maximum fine of HKD100,000 (approximately US$13,000) and imprisonment for two years. Under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), an employer who, without reasonable excuse, fails to enroll employees in an MPF scheme pursuant to the ordinance commits an offence and is liable on conviction to a fine of HKD350,000 (approximately US$45,000) and to imprisonment for three years. Therefore, failure to comply with applicable laws and regulations concerning employment and labor protection by Living Homeopathy Hong Kong may result in material and adverse effect on Living Homeopathy Hong Kong’s business, our financial condition and operating results.

If we fail to manage and expand our relationships with suppliers, or otherwise fail to procure products at favorable terms, our business and growth prospects may suffer.

Our suppliers are the manufacturers of our “procured products.” Maintaining strong relationships with these suppliers is important to the growth of our business. Although we have a long history of business relationship with our major suppliers, we cannot assure you that our current suppliers will continue to sell products or provide services to us on commercially acceptable terms, or at all. If our suppliers cease to provide us with favorable payment terms, our requirements for working capital may increase and our operations may be materially and adversely affected.

Moreover, we may also become involved in disputes with our suppliers on the required prepayments and relevant settlement afterwards. If we fail to maintain business relationships with our suppliers due to such disputes, and we will need to establish new supplier relationships promptly to ensure that we have access to a steady supply of products or services on favorable commercial terms. However, we cannot assure you that we will be able to find new suppliers who can satisfy our requirements.

We have a substantial supplier concentration with a limited number of suppliers accounting for a substantial portion of our total purchases. Changes or difficulties in our relationships with our suppliers and loss may harm our business and financial results.

We rely on a limited number of manufacturers as our suppliers. For the years ended March 31, 2024 and 2025, we had five suppliers. For the years ended March 31, 2025, three suppliers accounted for approximately 37%, 25% and 21% of the total purchases. For the year ended March 31, 2024, three suppliers accounted for approximately 41%, 22% and 20% of the total purchases, respectively.

As of March 31, 2025, two suppliers accounted for approximately 59% and 32% of the Company’s prepayments to suppliers’ balance. As of March 31, 2024, one supplier accounted for approximately 96% of the Company’s prepayments to suppliers’ balance, respectively. As of March 31, 2025, one supplier accounted for approximately 92% of the Company’s accounts payable balance. As of March 31, 2024, one supplier accounted for approximately 92% of the Company’s accounts payable balance, respectively.

Inherent risks exist whenever procurement is concentrated with a limited number of suppliers. Our suppliers may fail to meet their procurement obligations, which may adversely affect our business. We do not enter written contracts with any of our suppliers, even though we have a long history of business relationship with our major suppliers. There is no assurance that we can continue to maintain stable and long-term business relationships with any supplier. Failure to maintain existing relationships with the suppliers or to establish new relationships in the future could negatively affect the Company’s ability to deliver products to customers in a price advantageous and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, and/or could also be pressured to increase its procurement cost, which could materially and adversely affect our business, results of operations and financial condition.

Our lack of written contracts with some of our suppliers reduces the predictability on our procurement, which could adversely our business operations and growth, because our suppliers could cancel or modify our orders on short notice and without penalty.

We do not have written contracts with any of our suppliers. We frequently operate only based on product orders between us and our suppliers with no minimum requirements. Accordingly, we may be subject to suppliers’ cancellation and changes of orders on short notice. These types of cancellations or changes could result in interruption to our business operations, and loss of revenue and/or significant expenditures of resources and funding that we may be unable to recover.

In addition, in the context where suppliers breach their obligations, such as delay in order delivery, product defect or failure to meet product specifications, it may be challenging for us to claim breach of contract when there is no written agreement.

Our business depends on the continued efforts of our senior management. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. We cannot assure you that we can continue to retain our management’s services. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel.

Our directors, management and shareholders may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

Our directors, management and shareholders may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, securities or other matters.

Moreover, we cannot guarantee that additional enforcement measures relating to or arising out of lawsuits would not be threatened or brought against us, other shareholders, directors and officers in the future. We do not have control or have limited control over the actions of these parties, and any misbehavior or misconduct by these parties could bring us negative publicity, which would harm our brand and reputation. In addition, the claims and lawsuits may require us to incur additional resources, which could in turn harm our business.

We rely on proprietary information, such as trade secrets and know-how.

We rely on confidentiality agreements, or employment agreements or other agreements that contain non-disclosure provisions to protect our proprietary information, such as trade secrets and know-how. However, we cannot guarantee that we have entered into such agreements with each party that has or may have such access to our proprietary information, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, Hong Kong does not have a statutory regime for the protection of trade secrets, which is only protected by the common law. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret may be difficult, expensive and time-consuming, and the outcome may be unpredictable. If any of our trade secrets were to be lawfully obtained without a duty of confidence or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, our business, operating results, and financial condition will be materially and adversely affected.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to and improperly utilize or disclose our proprietary information, which could harm our competitive advantages. We may not be able to detect or prevent unauthorized access to or use of our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages, or the damages may not be capable of being mitigated or remedied.

We may be accused of infringing intellectual property rights of others and content restrictions of relevant laws.

Third parties may claim that we infringe upon their intellectual property rights. The possibility of intellectual property claims against us increases as we continue to grow. Such claims, whether or not having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in the number of third parties whose sole or primary business is to assert such claims.

The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event, defending against these claims could be both costly and time-consuming and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, legal fees and other costs, as well as limit our ability to conduct business or require us to change the manner in which we operate. Even if such assertions against us are unsuccessful, they may cause us to lose existing and future business and incur reputational harm and substantial legal fees.

The proper functioning of our information technology systems is essential to our business. We may fail to maintain the satisfactory performance of our systems.

Our business relies on the proper functioning of our information technology systems. We use information technology systems to enable us to conduct our operations. Although we did not experience any material failure or breakdown of our information technology systems, we cannot assure you that our information technology systems will always operate without interruptions. Any malfunction of our information technology systems, whether caused by computer viruses, hacking or other security breaches, errors encountered during system upgrades or other issues, that result in the unavailability or slowdown of our information technology systems may, individually or collectively, materially and adversely affect our business, financial condition and results of operations.

In addition, computer viruses, security breaches and information theft may lead to delays or errors in transaction processing, inability to fulfill purchase orders or loss of data. We cannot assure you that our security mechanisms will be sufficient to protect our information technology systems from any such occurrences, which could materially and adversely affect our business, reputation and prospects.

Further, we must continue to upgrade and improve our information technology systems and software to support our business growth, and failure to do so could impede our growth. However, we cannot assure you that we will be successful in implementing these system and software upgrades and improvement plans. In particular, our systems may experience interruptions during upgrades, and any new technologies may not be fully integrated with our existing systems on a timely basis, or at all. If our existing or future technology systems or software do not function properly, we could experience disruptions and failures, which in turn could materially and adversely affect our business, financial condition and results of operations.

Our business generates, collects and processes a large quantity of data, and any improper use or disclosure of or unauthorized access to such data may harm our reputation.

Our business may collect and process certain personal information of our customers. We face risks inherent in handling and protecting the security of such data. In particular, we face challenges related to protecting the data in our system, including against attacks on our system by outside parties or fraudulent behavior by our employees, addressing concerns related to privacy and sharing, safety, security and other factors, and complying with applicable laws, rules and regulations relating to the collection, use, disclosure and security of personal information, including requests from regulatory and government authorities relating to such data.

The Hong Kong regulatory and enforcement regime with regard to data security and data protection has continued to evolve. There are uncertainties on how certain laws and regulations will be implemented in practice. Hong Kong regulators have been increasingly focused on regulating data security and data protection. We expect that these areas will receive greater attention from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny and enforcement, including more frequent inspections, could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected. See “Regulation -- Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), or the PDPO” on page 87 of this prospectus for details.

We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation.

We may be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings. Such allegations, claims and proceedings may be asserted against us by third parties, including suppliers, employees, business partners, governmental or regulatory bodies, competitors or other third parties, in administrative, civil or criminal investigations and proceedings. Complaints, claims, arbitration, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into lawsuits or regulatory penalties and other disciplinary actions.

There may also be negative publicity associated with litigation that could decrease consumer’s acceptance of our products, regardless of whether the allegations are valid or whether we are ultimately found liable. Lawsuits, litigations, arbitration and regulatory actions may cause us to incur substantial costs or fines, freezing of our assets, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, or materially modify or suspend our business operations, any of which could materially and adversely affect our financial condition, results of operations and business prospects.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

A lack of insurance could expose us to significant costs and business disruption.

Outside of our coverage under our fire insurance and worker’s compensation insurance, none of the holding company or our subsidiaries maintains any insurance to cover assets, property and potential liability of our business. The lack of insurance could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption that are not covered within our preexisting insurance schemes, our results of operations could be materially and adversely affected.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our business and financial and operating performance could be materially and adversely affected by the outbreak of epidemics including but not limited to the novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV).  Our business could be materially and adversely affected in the event that the slowdown or suspension in business operations due to any outbreaks carries for a long period of time.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect overall economic environment and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Risks Related to Our Corporate Structure

Our directors and officers and Class B Shareholders currently control a significant percentage of the total voting power of our outstanding Ordinary Shares, and they collectively are able to decide matters that require votes of shareholders.

As of the date of this prospectus, our directors and officers and Class B shareholders collectively own an aggregate of 95.83% of the total voting power of our outstanding Ordinary Shares. Mr. Ka Lun To, our Chairman and Chief Executive Officer, through his holding company, has beneficial ownership and control over 4,680,000 Class A Ordinary Shares and 520,000 Class B Ordinary Shares, representing approximately 52% of our total voting power of our outstanding Ordinary Shares, and Qingtian Holdings Ltd., the other Class B shareholder, holds 2,820,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares, representing approximately 41.75% of our total voting power. See “Principal Shareholder” on page 100 of this prospectus for details. Immediately after the completion of the offering, our directors and officers and Class B shareholders will collectively control an aggregate of 91.09% of the total voting power of our outstanding Ordinary Shares, and Mr. To will be beneficially interested in an aggregate of 49.43 % of the total voting power of our outstanding Ordinary Shares. Immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option, our Class B shareholders, consisting of LTO Holdings Ltd., wholly owned by Mr. To, and Qingtian Holdings Ltd. will own an aggregate of 89.11% of our total voting power of our outstanding Ordinary Shares. Assuming the two Class B shareholders continue to hold 7,500,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares, so long as the total ordinary shares hold by the two Class B shareholders represent more than 26.7% of our total outstanding ordinary shares, the two Class B shareholders, if vote together, will continue to control the outcome of matters submitted to shareholders for approval. In cases where their interests are aligned and they vote together, our directors and officers who are beneficial owners and the Class B Shareholders could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, they will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Class A Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders” on page 100 of this prospectus.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have a standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunction.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders). The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person. Our directors have discretion under our Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law” on page 107 of this prospectus.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Articles allows our shareholders holding not less than 10 percent of the right to vote to requisite a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least five days is required for the convening of any of our general meetings. A quorum required for a meeting of shareholders consists of one or more holders holding shares that represent not less than one-third of the outstanding shares in the Company entitled to vote at such general meeting of the Company.

Living Homeopathy may rely on dividends and other distributions on equity paid by its subsidiary to fund any cash and financing requirements it may have, and any limitation on the ability of Living Homeopath’s subsidiaries to make payments to it could have a material adverse effect on Living Homeopathy’s ability to conduct its business.

Living Homeopathy is a holding company incorporated in the Cayman Islands, and it may rely on dividends and other distributions on equity paid by its subsidiary for its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to Living Homeopathy’s shareholders and service any debt it may incur. If any of Living Homeopathy’s subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to Living Homeopathy.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong Profits Taxation” on page 116 of this prospectus. Any limitation on the ability of Living Homeopathy Hong Kong to pay dividends or make other distributions to Living Homeopathy could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to Living Homeopathy’s business, pay dividends, or otherwise fund and conduct its business.

Our directors are not subject to a term of office. You may be unable to remove a director of the Company.

A director of the Company is not subject to a term of office and shall hold office until he or she is removed or resigned in accordance with our Amended and Restated Memorandum and Articles of Association, unless such director is appointed on such express terms that he or she shall automatically retire from office (unless he or she has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period. According to our Amended and Restated Memorandum and Articles of Association, a director may be removed by an ordinary resolution of our shareholders. An ordinary resolution to be passed at a general meeting of the shareholders requires the affirmative vote of a simple majority of all votes which are cast by those shareholders entitled to vote who are present in person or by proxy at such general meeting. Immediately after the offering, the two Class B shareholders, consisting of LTO Holdings Ltd. and Qingtian Holdings Ltd., will own an aggregate of 8,500,000 ordinary shares, consisting of 7,500,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares, representing 89.11% of our total voting power of our outstanding ordinary shares. In cases where their interests are aligned and they vote together, they could control the outcome of the matters submitted to shareholders for approval, including the removal of any of the directors. Therefore, if the two Class B shareholders vote together against the removal of any director, you may not be able to remove such director.

Living Homeopathy’s lack of effective internal controls over financial reporting may affect its ability to accurately report its financial results or prevent fraud, which may affect the market for and price of Living Homeopathy’s Class A Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, Living Homeopathy was a private company with limited accounting personnel and other resources for addressing Living Homeopathy’s internal control over financial reporting. Living Homeopathy’s management has not completed an assessment of the effectiveness of Living Homeopathy’s internal control over financial reporting and its independent registered public accounting firm has not conducted an audit of Living Homeopathy’s internal control over financial reporting.

Living Homeopathy will be subject to the requirement that it maintains internal controls and that management performs periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, Living Homeopathy’s business, financial condition, results of operations and prospects, as well as the market for and trading price of the Class A Ordinary Shares, may be materially and adversely affected if Living Homeopathy does not have effective internal controls. Before this offering, Living Homeopathy was a private company with limited resources. As a result, Living Homeopathy may not discover any problems in a timely manner and current and potential shareholders could lose confidence in Living Homeopathy’s financial reporting, which would harm Living Homeopathy’s business and the trading price of Living Homeopathy’s Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing Living Homeopathy’s Class A Ordinary Shares and may make it more difficult for Living Homeopathy to raise funds in a debt or equity financing.

Material weaknesses or significant deficiencies may be identified in the future. If Living Homeopathy identifies such issues or if Living Homeopathy is unable to produce accurate and timely financial statements, its stock price may decline, and it may be unable to maintain compliance with the Nasdaq Listing Rules.

If Living Homeopathy ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

Living Homeopathy expects to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, Living Homeopathy will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Living Homeopathy’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Living Homeopathy will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. While Living Homeopathy currently expects to qualify as a foreign private issuer immediately following the completion of this offering, Living Homeopathy may cease to qualify as a foreign private issuer in the future.

Living Homeopathy is an “emerging growth company” within the meaning of the Securities Act, and if Living Homeopathy takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare Living Homeopathy’s performance with other public companies.

Living Homeopathy is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Living Homeopathy has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Living Homeopathy, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Living Homeopathy’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. If some investors find Living Homeopathy’s Class A Ordinary Shares less attractive as a result, there may be a less active trading market for Living Homeopathy’s Class A Ordinary Shares and Living Homeopathy’s share price may be more volatile.

Living Homeopathy will incur increased costs as a result of being a public company, particularly after Living Homeopathy ceases to qualify as an “emerging growth company.”

Upon consummation of this offering, Living Homeopathy will incur significant legal, accounting and other expenses as a public company that Living Homeopathy did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. Living Homeopathy is an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Living Homeopathy’s Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior fiscal year end, and (2) the date on which Living Homeopathy has issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases Living Homeopathy’s legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After Living Homeopathy is no longer an “emerging growth company,” or until five years following the completion of Living Homeopathy’s initial public offering, whichever is earlier, Living Homeopathy expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, Living Homeopathy has been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Living Homeopathy has incurred additional costs in obtaining director and officer liability insurance. In addition, Living Homeopathy incurs additional costs associated with its public company reporting requirements. It may also be more difficult for Living Homeopathy to find qualified persons to serve on its board of directors or as executive officers. Living Homeopathy is currently evaluating and monitoring developments with respect to these rules and regulations, and Living Homeopathy cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Living Homeopathy’s board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Except in connection with the settlement of trades, transactions or transfers of Class A Ordinary Shares entered into through the facilities of a stock exchange or automated quotation system on which our Class A Ordinary Shares are listed or traded from time to time, Living Homeopathy’s Board may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share.

If Living Homeopathy’s directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and Living Homeopathy’s register of members closed at such times and for such periods as Living Homeopathy’s board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Once the Class A Ordinary Shares have been listed on the Nasdaq Capital Market, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in Living Homeopathy’s register of members will remain with Depository Trust Company (“DTC”)/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the “DTC” systems.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

Risks Related to Doing Business in Hong Kong

Our business operations are conducted in Hong Kong.  However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of the Class A Ordinary Shares. The government of mainland China may also intervene or impose restrictions on Living Homeopathy Hong Kong’s ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the government of mainland China may also be quick with little or no advance notice and our assertions and beliefs of the risk imposed by the legal and regulatory system of mainland China cannot be certain.

We are not based in mainland China and do not have operations in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in mainland China. For the years ended March 31, 2025, and 2024, we generated all our revenues from Hong Kong.  As of the date of this prospectus, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised that on the basis that (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) our business operations are conducted in Hong Kong, and (iii) we possess personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC, we are currently not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China to operate our business or to list Living Homeopathy’s securities on the U.S. exchanges and offer securities, nor have we been denied of any permissions or approvals from the authorities of mainland China.

We plan to diversify our sales channels by developing our online flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand name goods to consumers in mainland China, which was recently set up in June 2024. As of the date of this prospectus, this online store has not generated any sales to customers in mainland China. However, even though our online store on Tmall Global targets sales to customers in mainland China, this does not change the facts that (i) we do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) our business operations remain to be primarily conducted in Hong Kong, and (iii) we possess personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised that based upon the foregoing, we are not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China to operate our business or to list Living Homeopathy’s securities on the U.S. exchanges and offer securities.

Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, as the government of mainland China may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the government of mainland China to which we are subject may change rapidly and with little or no advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in mainland China are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations, and other government directives in mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and/or

●

subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the government of mainland China initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of the Class A Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between Living Homeopathy, the ultimate holding company, and Living Homeopathy Hong Kong, the wholly-owned operating subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from Living Homeopathy Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products and services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of the Class A Ordinary Shares, potentially rendering it worthless.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign or overseas force to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act (the “HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current HKSAR chief executives Carrie Lam and John Lee. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The PRC government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of the Class A Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder Living Homeopathy’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

There are political risks associated with conducting business in Hong Kong.

Our business operations are conducted in Hong Kong. Accordingly, our business operations and financial condition will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information included in this prospectus, we derive all of our revenue from operations in Hong Kong for the years ended March 31, 2025 and 2024. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may adversely affect our business operations. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since a substantial part of our operations is based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial position.

If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Under the Basic Law of the Hong Kong Special Administrative Region of PRC, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and the HKAA to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, mainland China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including Living Homeopathy, and the market price of the Class A Ordinary Shares could be adversely affected.

There remain some uncertainties as to whether we will be required to obtain approvals from mainland China and Hong Kong authorities to list Living Homeopathy’s securities on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that Living Homeopathy will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six regulatory agencies of mainland China in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of mainland China-based companies and controlled by mainland China-based companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We are also aware that recently, the government of mainland China initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator, or a “CIIO”, in the course of its operations in mainland China must be stored in mainland China, and if a CIIO purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. On November 14, 2021, CAC published the Regulations on the Network Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data.

Currently we do not expect the Review Measures to have an impact on the business and operations of Living Homeopathy Hong Kong, or this offering, because (i) Living Homeopathy Hong Kong is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China, and it is unclear whether the Review Measures shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, Living Homeopathy Hong Kong has not collected and stored personal information of any individual customers of mainland China and possesses personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC; and (iii) as of the date of this prospectus, Living Homeopathy Hong Kong has not been informed by any governmental authority of mainland China of any requirement that it file for a cybersecurity review for the offering. As of the date of this prospectus, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised that based on the foregoing, Living Homeopathy Hong Kong is not required to pass the cybersecurity review of the CAC in order to list the Class A Ordinary Shares in the U.S. Nonetheless, if the authorized PRC regulatory body subsequently determines that we are required to go through such cybersecurity review or if any other PRC government authorities promulgate any interpretation or implementation rules before our listing that would require us to go through a cybersecurity review for this offering, we may fail to complete such cybersecurity review procedures in a timely manner, or at all. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, reputational damage as well as legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations.

In addition, on December 24, 2021, the CSRC issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing by mainland China-based companies and clarify the determination criteria for indirect overseas listing in overseas markets. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all mainland China-based companies shall file with the CSRC within three working days.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of mainland China-based companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, mainland China-based companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Based on the facts that (i) we do not operate any entities in mainland China and the operating revenue, total profit, total assets or net assets as documented in our audited consolidated financial statements for the most recent fiscal year is accounted for by our Hong Kong subsidiary located outside mainland China; (ii) we do not have any equity interest in any manufacturer located in mainland China and vice versa; and (iii) we conduct our business and are headquartered in Hong Kong rather than in mainland China, and our senior management team are not PRC citizens and have their residence located outside mainland China,  we believe that we do not meet the criteria as set forth in Article 15 of the Overseas Listing Trial Measures, and are not required to fulfill the filing procedures with the CSRC to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, as the Overseas Listing Trial Measures were newly published, there are substantial uncertainties that the CSRC may take a view that is contrary to our understanding of the Overseas Listing Trial Measures because the CSRC may have substantial discretions over the determination of “indirect overseas offering and listing by a domestic company”. If we are required to complete the filing procedures with the CSRC in connection with this offering, we cannot assure you that we will be able to complete such filings in a timely manner, or at all, in the future. Any failure by us to comply with such filing could impact our operations materially and adversely, subject us to order to rectify, warnings and fines, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

As of the date of this prospectus, subject to final determination by the CAC and relevant competent authorities, Han Kun Law Offices, our PRC counsel, has advised that on the basis that (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) our business operations are conducted in Hong Kong, and (iii) we possess personal information of less than one million individuals in the PRC and we have never been recognized as a critical information infrastructure operator in the PRC, we are currently not required to obtain any permission or approval from the CAC, or other governmental authorities of mainland China to operate our business or to list Living Homeopathy’s securities on the U.S. exchanges and to issue securities to foreign investors, nor have we been denied of any permissions or approvals from the authorities of mainland China. Furthermore, Han Kun Law Offices LLP, Living Homeopathy’s Hong Kong counsel, has advised Living Homeopathy that, as of the date of this prospectus, Living Homeopathy is not required to obtain any permission or approval from the governmental authorities of Hong Kong to list on the U.S. exchanges and offer securities.

However, if we (i) do not receive or maintain such permission or approval, should the permission or approval be required in the future by the government of mainland China or Hong Kong, (ii) inadvertently conclude that such permission or approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permission or approval in the future, we may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from the CSRC, the CAC or other PRC or Hong Kong regulatory authorities if we fail to fully comply with any new regulatory requirements. Consequently, our operations and financial condition could be materially adversely affected, and Living Homeopathy’s ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

We are aware that recently, the government of mainland China initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on Living Homeopathy Hong Kong’s daily business operations, Living Homeopathy’s ability to accept foreign investments and the listing of the Class A Ordinary Shares on a U.S. or other foreign exchanges. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like Living Homeopathy, it may result in a material change in our operations and/or the value of the securities Living Homeopathy is registering for sale or could significantly limit or completely hinder Living Homeopathy’s ability to offer or continue to offer securities to investors and cause the value of the Class A Ordinary Shares to significantly decline or become worthless.

Rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing was released and became effective by the CSRC The government of mainland China may impose more stringent requirement for domestic Chinese companies to share business and accounting records with foreign auditing firms and other securities service institutions, which could significantly limit or completely hinder Living Homeopathy’s ability to offer or continue to offer its Class A Ordinary Shares to investors and could cause the value of the Class A Ordinary Shares to significantly decline or become worthless.

On April 2, 2022, the CSRC, in conjunction with the Ministry of Finance, the National Administration of State Secret Protection and the National Archives Administration, issued the Regulations on Enhancing Confidentiality and File Management in Relation to Overseas Securities Issuance and Listing by Domestic Enterprises (Draft for Comments, the “Draft Regulations”), an amendment to the original regulation of the same name published in 2009. The Draft Regulations extend the scope of application of the regulations to indirectly listed enterprises, and expand the definition of “domestic enterprises” to encompass domestic corporations directly listed on overseas exchanges as well as the domestic operating subsidiaries of indirectly listed companies. The Draft Regulations requires that, before providing or publicly disclosing documents and materials involving state secrets or government work secrets to security brokers, security service providers, or overseas regulators, the domestic enterprises shall seek approval from the relevant government regulators, and make filings with the local secret protection regulators at the same government level.

The Draft Regulations expand the scope of the regulations from “state secrets” to “state secrets and work secrets of government agencies”. However, the Draft Regulations do not define the scope of such secrets, but merely state that “in case where it is unclear or disputed as to whether state secrets are involved, the issue shall be submitted to the relevant secret protection regulator for determination; in case where it is unclear or disputed as to whether government work secrets are involved, the issue shall be submitted to the relevant government regulator for determination.”

The Draft Regulations mandates that domestic enterprises need to follow the prescribed procedures before furnishing “accounting records or copies of accounting records of significant state or societal storage value” to relevant security brokers, security service providers, and overseas regulators. If it is necessary to transmit such materials of significance out of mainland China, the relevant enterprises need to follow the prescribed procedures for advance approval. Similarly, if an overseas accounting firm intends to provide auditing work on a domestic enterprise seeking overseas listing, the accounting firm shall follow the prescribed procedures under the relevant state laws and regulations. A domestic enterprise shall not provide accounting records to an overseas accounting firm or network who has not satisfied the prescribed procedures.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations. As we are not domestic companies, and do not plan to leak any state secret and working secret of government agencies, or harm national security or public interest in connection with provision of documents, materials and accounting archives, we believe we may not be required to obtain relevant approval or file with the secrecy administrative department in accordance with the Archives Rules with respect to the offering. However, as the Archives Rules was newly published, there are substantial uncertainties as to the implementation and interpretation, if we are required to perform additional procedures in connection with the provision of accounting archives or other documents, we cannot assure you that we will be able to fulfill such procedures in a timely manner, or even at all. Any failure by us to comply with the Archives Rules may materially adversely affected, our ability to offer securities to investors to become significantly limited or completely hindered.

On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

We cannot guarantee that we will be able to obtain any approval or authorization from relevant secret protection regulator or other government authorities in a timely manner, or any such approval or authorization can be obtained at all and if we are required to obtain any approval or authorization. Failure to obtain the necessary approvals or complete the required filings in a timely manner may result in the failure to complete the listing or subject us to fines, penalties or other sanctions, which may have a significant adverse impact on our financial position and operations.

In addition, the Archives Rules take into account the international practice of cross-border audit regulatory co-operation and requires that “on-site inspections should be conducted mainly by CSRC and Chinese regulators, or rely on the inspection results of Chinese regulators” stated in the Regulations on Enhancing Confidentiality and File Management in Relation to Overseas Securities Issuance and Listing published in 2009. The Archives Rules make it clear that the CSRC or Chinese regulators shall provide necessary support through multilateral or bilateral cooperation mechanism for cross-border investigation and examination carried out by overseas securities administrative authorities and regulators on mainland China enterprises seeking overseas listings and security brokers or security service providers providing securities services for such domestic enterprises in respect of their activities relating to such overseas issuance and listings. However, there is no existing tried-and-proved mechanisms for cross-border regulatory cooperation, and it is difficult to carry out shareholder claims or regulatory investigations in mainland China similar to those in the United States, due to various legal and practical problems.

Although we do not believe that we are currently prohibited from providing its accounting records to our auditor or that we or our auditor would be required to go through any prescribed procedures for approval under current laws and regulations of mainland China, we may be subject to additional compliance requirements in the future. Since the Archive Rules are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such regulatory requirements in a timely manner, or at all, in the future. If the CSRC, the state secret protection regulator or any other relevant government regulator require that we obtain approval or complete relevant procedure prior to the completion of this offering, the offering will be delayed until we have obtained such approval or completed such procedure. There is also the possibility that we may not be able to obtain or maintain such approval, complete such procedure or that we inadvertently concluded that such approval or procedure was not required. If prior approval or procedure was required while we inadvertently concluded that such approval or procedure was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain such approval or procedure in the future, we may face regulatory actions or other sanctions from the CSRC or other regulatory authorities of mainland China.  Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder Living Homeopathy’s ability to offer or continue to offer the Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Class A Ordinary Shares to significantly decline in value or become worthless.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within mainland China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in mainland China. For example, in mainland China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside mainland China. Although the authorities in mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanisms. Furthermore, according to Article 177 of the PRC Securities Law of mainland China of the PRC, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out investigation on Living Homeopathy and there is a need to conduct investigation or collect evidence within the territory of the mainland China, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in mainland China under the laws and regulations of mainland China. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of mainland China by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of mainland China.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Living Homeopathy or its management named in the prospectus based on Hong Kong laws.

Currently, our major operations are conducted outside the United States, and all of our assets are located outside the United States. Except for two independent directors who are U.S, nationals, the remaining Living Homeopathy’s directors and officers are Hong Kong nationals or residents with assets substantially located in Hong Kong. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Living Homeopathy or its management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law.  If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the British Virgin Islands and Hong Kong, see “Enforceability of Civil Liabilities” beginning on page 48 of this prospectus.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HKD7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Related to This Offering and the Class A Ordinary Shares

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell the Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Class A Ordinary Shares. We plan to list the Class A Ordinary Shares on the Nasdaq Capital Market. If an active trading market for the Class A Ordinary Shares does not develop after this offering, the market price and liquidity of the Class A Ordinary Shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for the Class A Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the Class A Ordinary Shares will develop or that the market price of the Class A Ordinary Shares will not decline below the initial public offering price.

Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Living Homeopathy’s securities may be prohibited under the HFCA Act if the SEC subsequently determines Living Homeopathy’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist Living Homeopathy’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, Living Homeopathy’s auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. The PCAOB is currently unable to conduct inspections without the approval of the PRC government authorities. Living Homeopathy’s U.S. auditor is subject to PCAOB inspections on a regular basis, and we have no operations in mainland China. However, if there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong like us may face similar regulatory risks as those operated in mainland China and we cannot assure you that Living Homeopathy’s auditor’s work will continue to be able to be inspected by the PCAOB.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years, thus reducing the time period for triggering the prohibition on trading. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. Living Homeopathy will be required to comply with these rules if the SEC identifies Living Homeopathy as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, Living Homeopathy’s securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if Living Homeopathy’s auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in Living Homeopathy’s Class A Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the AHFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the AHFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the SEC announced that the PCAOB designated mainland China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Living Homeopathy’s auditor is based in the United States, and therefore is not currently subject to the determinations announced by the PCAOB on December 16, 2021. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit WWC, P.C. to provide audit work papers located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, the trading in Living Homeopathy’s securities may be prohibited under the HFCA Act, ultimately resulting in a determination by a securities exchange to delist our securities. Delisting of Living Homeopathy’s Class A Ordinary Shares would force holders of the Class A Ordinary Shares to sell their Class A Ordinary Shares. The market price of Living Homeopathy’s Class A Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The SEC is assessing how to implement other requirements of the AHFCAA, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based or having substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on the Nasdaq Capital Market, and only permit them to list on the Nasdaq Global Select or the Nasdaq Global Market in connection with a direct listing, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of this scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on Living Homeopathy, its offering, business and share price. If Living Homeopathy becomes the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend Living Homeopathy. This situation will be costly and time-consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our shares.

Nasdaq may apply additional and more stringent criteria for Living Homeopathy’s initial and continued listing because Living Homeopathy plan to have a small public offering and Living Homeopathy insiders will hold a large portion of its listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Living Homeopathy’s initial public offering will be relatively small and the insiders of Living Homeopathy will hold a large portion of its listed securities following the consummation of the offering. Therefore, Living Homeopathy may be subject to the additional and more stringent criteria of Nasdaq for its initial and continued listing, which might cause delay or even denial of our listing application.

Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

When our Class A Ordinary Shares are approved by the Nasdaq Capital Market and begin trading on the Nasdaq Capital Market, the Class A Ordinary Shares may be “thinly-traded”, meaning that the number of persons interested in purchasing Living Homeopathy’s Class A Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that Living Homeopathy is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if Living Homeopathy came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as Living Homeopathy or purchase or recommend the purchase of Living Homeopathy’s shares until such time as Living Homeopathy became more seasoned. As a consequence, there may be periods of several days or more when trading activity in Living Homeopathy’s shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for Living Homeopathy’s Class A Ordinary Shares may not develop or be sustained.

The market price for the Class A Ordinary Shares may be volatile.

The trading prices of the Class A Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Class A Ordinary Shares, regardless of our actual operating performance. Any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of the Class A Ordinary Shares.

In addition to the above factors, the price and trading volume of the Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our customers or our industry;

●	conditions in the homeopathic industry in Hong Kong and other regions where we will conduct our business in the future (if any) ;

●	announcements of studies and reports relating to the quality of our products and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other companies in the homeopathic industry;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

●	sales or perceived potential sales of additional Class A Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay more for your Class A Ordinary Shares than the amount paid per share by our existing shareholders for their Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately $4.32 per Ordinary Share, representing the difference between the initial public offering price of $5.0 per Class A Ordinary Share (midpoint of the price range set forth on the cover page of this prospectus) and our net tangible book value per Class A Ordinary Share as of March 31, 2025 after giving effect to the net proceeds to us from this offering. See “Dilution” for a more complete description of how the value of your investment in the Class A Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions of Cayman Islands law. Under Cayman Islands law, our company may only pay dividends out of wither profits or share premium; provided that in no circumstances may a dividend be paid if, this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Substantial future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline.

Sales of Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Class A Ordinary Shares to decline. Immediately after the completion of this offering, we will have 10,250,000 Class A Ordinary Shares outstanding, assuming the underwriters do not exercise their over-allotment option. All Class A Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. All of our executive officers and directors and shareholders holding 5% or more of our Class A Ordinary Shares have agreed not to sell our Class A Ordinary Shares for a period of 180 days following the effective date of this prospectus, subject to extension under specified circumstances. Class A Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of the Class A Ordinary Shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Class A Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our shareholders may be different than you might receive from other public reporting companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We will incur significantly increased costs as a result of being a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our Company’s internal controls and procedures. Our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Class A Ordinary Shares.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our second annual report on Form 20-F after becoming a public company. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from the Nasdaq Capital Market to regulatory investigations and to civil or criminal sanctions.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Class A Ordinary Shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our Class A Ordinary Shares. In addition, if our Class A Ordinary Shares are delisted from the Nasdaq Capital Market at some later date, we may apply to have our Class A Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our Class A Ordinary Shares are not so listed or are delisted at some later date, our Class A Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Class A Ordinary Shares might decline. If our Class A Ordinary Shares are not so listed or are delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our Class A Ordinary Shares would decline and that our shareholders would find it difficult to sell their shares.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” on page 49 of this prospectus.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

Based on the anticipated market price of our Class A Ordinary Shares in this offering and expected price of our Class A Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “United States Federal Income Tax Considerations”) holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including increased U.S. federal income tax liability and additional reporting requirements. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status. Prospective U.S. Holders should note that, if we are determined to be a PFIC for any taxable year, we do not currently intend to prepare or provide the information that would enable investors to make a qualified electing fund election which, if available, would result in different (and generally, less adverse) U.S. federal income tax consequences under the PFIC rules.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. Holders who own our Class A Ordinary Shares if we were determined to be a PFIC, see “United States Federal Income Taxation Considerations — Passive Foreign Investment Company (“PFIC”).”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our customer base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to retain effective intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” beginning on page 17 of this prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside the United States. In addition, of the majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, to receive service of process with respect to any action brought against us in the United States.

Service of Process and Enforcement of Civil Liabilities in Cayman Islands

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (a) recognize or enforce judgments of U.S. courts obtained against us based on certain civil liability provisions of securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment is:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained by fraud; and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Service of Process and Enforcement of Civil Liabilities in Hong Kong

Han Kun Law Offices LLP, our counsel as to Hong Kong law, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may been forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

USE OF PROCEEDS

Living Homeopathy estimates that it will receive net proceeds of $3.84 million from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by Living Homeopathy and based upon an assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the price range as set forth on the cover page of this prospectus.

Living Homeopathy plans to use the net proceeds we receive from this offering for the following purposes:

●

approximately 40%, or $1.536 million, for advertising planning, including without limitation, engaging advertising service providers to design advertisement content and place advertisements, and paying advertisement placement fees;

●

approximately 30%, or $1.152 million, for market and product development and product marketing, including without limitation, recruiting marketing personnel, engaging third-party marketing service providers to design and implement marketing plans, attending industry forums, and hosting marketing events; and

●	approximately 30%, or $1.152 million for working capital and general corporate purposes.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this offering differently from that described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purpose, we intend to invest its net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DETERMINATION OF OFFERING PRICE

Since Living Homeopathy’s Class A Ordinary Shares are not listed or quoted on any exchange or quotation system, the offering price of Living Homeopathy’s Class A Ordinary Shares was determined by Living Homeopathy and the underwriter and is based on an assessment of Living Homeopathy’s financial condition and prospects, comparable companies with similar sizes and businesses currently traded on U.S. capital markets, and the general condition of the securities market. It does not necessarily bear any relationship to Living Homeopathy’s book value, assets, past operating results, financial condition or any other established criteria of value. Although Living Homeopathy’s Class A Ordinary Shares are not listed on a public exchange, Living Homeopathy intends to obtain a listing on the Nasdaq Capital Market immediately after the closing of the offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Class A Ordinary Shares. That price is subject to change as a result of market conditions and other factors, including the depth and liquidity of the market for the Class A Ordinary Shares, investor perception of us and general economic and market conditions, and we cannot assure you that the Class A Ordinary Shares can be resold at or above the public offering price.

DIVIDEND POLICY

Other than LTO Holdings Ltd., our other shareholders waived their right to dividends for each of the years ended March 31, 2024 and 2025 to leave profits within the Company. The Company declared a cash dividend of $325,078 for the year ended March 31, 2024 and recorded constructive dividend of $983,560 for the year ended March 31, 2025 through reduction to the amounts due from LTO Holdings Ltd., equal to the result of (i) a $1,022,391 in aggregated fund advance to the shareholder, minus (ii) a net decrease of $38,831 in the amount of due from shareholder arising from the transfer of land and building and the release of associated property installment loan agreements, as fully disclosed in note 4 to the consolidated financial statements. The advance does not include remuneration incurred for the year and the nature of the receivable balance and the related transaction is not trade-related. The advances are not related party loans and are on an interest-free basis. Other than these, we have not declared or paid any dividends on its capital shares in the years ended March 31, 2025 and 2024. Since the end of the year ended March 31, 2025, the Company has not declared any dividends. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and does not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Living Homeopathy Hong Kong.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

Han Kun Law Offices LLP, our counsel as to Hong Kong law, has advised us that under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation - Hong Kong Profits Taxation.” on page 116 of this prospectus.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from Hong Kong subsidiary, Living Homeopathy Hong Kong for our cash requirements, including any payment of dividends to our shareholders.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of either profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 116 of this prospectus for information on the potential tax consequences of any cash dividends declared.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

●	on an actual basis;

●	on a pro forma basis to reflect the conversion of all of our issued and outstanding 1,000,000 Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis;

●	on a pro forma and as adjusted basis to reflect (i) the conversion of all of our issued and outstanding 1,000,000 Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, and (ii) the issuance and sale of 1,250,000 Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and the estimated offering expenses payable by Living Homeopathy.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” beginning on page 56 of this prospectus.

	March 31, 2025
	Actual	Pro Forma	Pro Forma and As Adjusted(1)
	US $	US $	US$
Shareholders’ equity:
Class A Ordinary Shares, US$0.0001 par value, authorized 450,000,000 shares and 9,000,000 shares issued and outstanding on an actual basis as of March 31, 2025; 10,000,000 shares issued and outstanding on a pro forma basis as of March 31, 2025; 11,250,000 shares issued and outstanding on pro forma and as adjusted basis as of March 31, 2025;	900	1,000	1,125
Class B Ordinary Shares, US$0.0001 par value, authorized 50,000,000 shares and 1,000,000 shares issued and outstanding on an actual basis as of March 31, 2025; nil Class B Ordinary Shares issued and outstanding on a pro forma basis as of March 31, 2025; nil Class B Ordinary Shares issued and outstanding on a pro forma and as adjusted basis as of March 31, 2025	100	-	-
Additional paid-in capital	1,282	1,282	3,845,607
Retained earnings	2,955,637	2,955,637	2,955,637
Accumulated other comprehensive loss	(10,985)	(10,985)	(10,985)
Total shareholders’ equity	2,946,934	2,946,934	6,791,384

(1)

Reflects the sale of 1,250,000 Class A Ordinary Shares in this Offering (excluding any over-allotment Class A Ordinary Shares that may be sold pursuant to the over-allotment option) at an assumed initial public offering price of $5.00 per share (the mid-point of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses) payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital includes the net proceeds we expect to receive in this offering (excluding any over-allotment Class A Ordinary Shares that may be sold pursuant to the over-allotment option), after deducting the underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses) payable by us. We estimate that such net proceeds will be approximately $3.84 million.

DILUTION

If you invest in the Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Living Homeopathy’s net tangible book value as of March 31, 2025 was approximately $2,946,934, or $0.33 per Class A Ordinary Share. Net tangible book value represents the amount of Living Homeopathy’s total consolidated tangible assets, less the amount of Living Homeopathy’s total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Class A Ordinary Share from the initial public offering price per Class A Ordinary Share and after deducting the estimated discounts to the underwriter and the estimated offering expenses payable by Living Homeopathy.

Dilution to New Investors if the Offering Amount is Sold without Exercise of the Over-allotment Option

After giving further effect to Living Homeopathy’s sale of 1,250,000 Class A Ordinary Shares in this offering at the assumed public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, the conversion of all Class B Ordinary Shares into Class A Ordinary Shares on a one-to-one basis, and after deducting estimated offering expenses payable by Living Homeopathy, Living Homeopathy’s pro forma as adjusted net tangible book value as of March 31, 2025 is $6,791,384, or $0.61 per Class A Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Class A Ordinary Share of $0.28 to our existing stockholders and an immediate dilution in as adjusted net tangible book value per Class A Ordinary Share of $4.39 to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per Class A Ordinary Share	$5.00
Net tangible book value per Ordinary Share as of March 31, 2025	$0.33
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	$0.28
As adjusted net tangible book value per Ordinary Share immediately after this offering	$0.61
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.39

A $1.00 increase in the assumed public offering price of $5.00 per Class A Ordinary Share would increase our pro forma as adjusted net tangible book value after giving effect to this offering by $1,143,750, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.38 per Ordinary Share, and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by $5.29 per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts, and estimated offering expenses.

The following tables summarize, on an as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares (on an as converted basis) purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
Existing shareholders	10,000,000	88.89%	$2,282	0.04%	$0.00
New investors	1,250,000	11.11%	$6,250,000	99.96%	$5.00
Total	11,250,000	100.00%	$6,252,282	100.00%	$0.56

Dilution to New Investors if the Offering Amount is Sold with Full Exercise of the Over-allotment Option

With the full exercise of the over-allotment option, after giving further effect to our sale of 1,437,500 Class A Ordinary Shares in this offering at the assumed public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, the conversion of all Class B Ordinary Shares into Class A Ordinary Shares on a one-to-one basis, and after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025 is $7,947,009, or $0.69 per Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Ordinary Share of $0.37 to our existing stockholders, and an immediate dilution in as adjusted net tangible book value per Ordinary Share of $4.31 to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per Class A Ordinary Share	$5.00
Net tangible book value per Ordinary Share as of March 31, 2025	$0.33
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	$0.37
As adjusted net tangible book value per Ordinary Share immediately after this offering	$0.69
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.31

A $1.00 increase in the assumed public offering price of $5.00 per Class A Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $1,336,875, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.48 per Ordinary Share, and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by Ordinary Shares $5.19 per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts, and estimated offering expenses.

The following tables summarize, on an as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option exercised in full	Number	Percent	Amount	Percent	Share
Existing shareholders	10,000,000	87.43%	$2,282	0.03%	$0.00
New investors	1,437,500	12.57%	$7,187,500	99.97%	$5.00
Total	11,437,500	100.00%	$7,189,782	100.00%	$0.63

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands on May 7, 2024 with operations conducted through primarily our Hong Kong subsidiary, Living Homeopathy Hong Kong.

The Company was incorporated in connection with a reorganization for the proposed initial public offering. The Company has 50,000 authorized shares with a par value of $1 per share. On May 7, 2024, on its date of incorporation, the Company allotted and issued one share to LTO, a BVI company controlled by Mr. To.

On May 27, 2024, Living Global was incorporated in BVI with limited liability and 50,000 authorized shares at $1 per share. On its date of incorporation, Living Global allotted and issued one share to the Company at $1. Upon completion of such allotment and issue of share of Living Global to the Company, Living Global became a direct wholly-owned subsidiary of the Company.

On July 30, 2024, the entire equity interest of Living Homeopathy Hong Kong transferred from Mr. To to Living Global at nil consideration as the beneficial interest of Mr. To remain unchanged prior to and after the execution of transfer. Upon completion of such share transfer, Living Homeopathy HK became an indirect wholly-owned subsidiary of the Company.

On August 28, 2024, a shareholder resolution of the Company was passed and approved and the article of association of the Company was amended that (i) the number of authorized shares increased from 50,000 shares to 500,000,000 shares and divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares; and (ii) the par value of the shares decreased from $1 each to $0.0001 each (collectively refer as the “Share Re-classification”). One Class A Ordinary Share represents one voting right and one Class B Ordinary Share represents fifteen voting rights. The authorized share capital of the Company remained unchanged at $50,000. The one issued ordinary share held by LTO was reclassified as 10,000 Class A Ordinary Share upon the Share Re-classification. The Company further allotted and issued 8,990,000 Class A Ordinary Shares at $899 and 1,000,000 Class B Ordinary Shares at $100, respectively to LTO. As a result, LTO holds a total of 9,000,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares, representing 100% of the then total ordinary shares on an as converted basis.

Pursuant to a board resolution dated August 28, 2024, on September 10, 2024, LTO transferred a total of 4,320,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares to several individuals and entities at $1.2 per share, representing 48% of total Ordinary Shares on an as converted basis of the Company prior to the completion of this offering. See “Principal Shareholder” on page 100 of this prospectus for details.

The Company, together with its wholly-owned subsidiaries, is effectively controlled by the same shareholder, Mr. To, who, through LTO, owns 100% of total Ordinary Shares of the Company before the share transfer and 52% of total Ordinary Shares of the Company after the share transfer.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 7, 2024 as a holding company. We through our subsidiary in Hong Kong, offers customers an extensive array of healthcare products, personal care products and water filters and related products. We offer personalized healthcare products to address the unique needs of customers. We sell homeopathic co-remedies, homeopathic remedies, water filters and related products to individuals and distributor in Hong Kong and Macau.

In connection with its proposed initial public offering, the Company undertook a reorganization of its legal structure (the “Reorganization”). The Reorganization involved:

(i)	On May 7, 2024, the Company was incorporated in the Cayman Islands with limited liability and authorized share capital of $50,000 divided into 50,000 of a par value of $1 each. On its date of incorporation, the Company allotted and issued 1 share to LTO Holdings Ltd. (“LTO”), a BVI company controlled by Mr. To.

(ii)	On May 27, 2024, Living Global was incorporated in BVI with limited liability and authorized share capital of $50,000 divided into 50,000 of a par value of $1 each. On its date of incorporation, Living Global allotted and issued 1 share to the Company at $1. Upon completion of such allotment and issue of share of Living Global to the Company, Living Global became a direct wholly-owned subsidiary of the Company.

(iii)	On July 30, 2024, the entire equity interest of Living Homeopathy Hong Kong was transferred from Mr. To to Living Global at nil consideration and the beneficial interest of Mr. To remain unchanged prior to and after the execution of transfer. Upon completion of such share transfer, Living Homeopathy Hong Kong became an indirect wholly-owned subsidiary of the Company.

(iv)	On August 28, 2024, a shareholder resolution was passed and approved and the article of association of the Company was amended that (i) the number of authorized shares increased from 50,000 shares to 500,000,000 shares and divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares; and (ii) the par value of the shares decreased from $1 each to $0.0001 each (collectively refer as the “Share Re-classification”). One Class A Ordinary Shares represents one voting right and one Class B Ordinary Share represents fifteen voting rights. The authorized share capital of the Company remained unchanged at $50,000. The one issued ordinary share held by LTO was reclassified as 10,000 Class A Ordinary Share upon the Share Re-classification. The Company further allotted and issued 8,990,000 Class A Ordinary Shares at $899 and 1,000,000 Class B Ordinary Shares at $100, respectively to LTO.

(v)

Pursuant to a board resolution dated August 28, 2024, on September 10, 2024, LTO transferred a total of 4,320,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares to several individuals and entities at $1.2 per share, representing 48% of total ordinary shares on an as converted basis of the Company prior to the completion of this offering. Following this, on February 5, 2025, one of these individual shareholders holding 480,000 Class A Ordinary Shares, representing 4.8% of total ordinary shares on an as converted basis, transferred his holding to another of these individual shareholders. See “Principal Shareholder” on page 100 of this prospectus for details.

The Company, together with its wholly-owned subsidiaries, is effectively controlled by the same shareholder, Mr. To, at 100% before the Reorganization and ultimately held as to 52% after the Reorganization. As such, the Reorganization is considered as a recapitalization of entities under common control. The Company has retroactively restated all shares and per share data for all the periods presented.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same shareholder controlled all these entities prior to and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The results of operations for the period presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the Reorganization, those results will be substantially the same as the results of operations for the period after the date of Reorganization.

We started our business in Hong Kong in 1994 and have been focusing on promotion of homeopathy, and sales, marketing and distribution of quality homeopathic products for public health. We are a homeopathic products supplier in Hong Kong’s active homeopathic products market in terms of number of sales and profitability, according to Frost & Sullivan.

The global rise in health consciousness has fueled a growing demand for natural, holistic healing approaches. This has led to a surge in the popularity of homeopathic remedies in Hong Kong and worldwide. Our products include homeopathic co-remedies, homeopathic remedies, mouthwash, water filters, shower filters. Additionally, we offer personalized homeopathic remedies and classic flower remedies to address the unique health issues of each customer to accommodate his specific needs.

Key Financial Performance Indicators

To assess the performance of our business, we consider a variety of financial and operating measures. The key financial performance indicators we use include revenue, gross profit and gross margin, operating expenses, and operating income. Our review of these indicators reveals the results of our business performance and provides timely and meaningful feedbacks to key operating decisions and allow our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”.

Revenue

Our revenue is derived primarily from sales of all kinds of healthcare products, personal care products as well as water filters and related products. Our revenue is affected by our ability to provide quality and effective products that consistently meet customers’ needs. Furthermore, our revenue is also impacted by our ability to expand market’s recognition of our brand to attract more customers to purchase from us and increase our market share.

Gross Profit and Gross Margin

Gross profit is calculated as the difference between revenue and cost of revenue. Gross margin is gross profit divided by revenue. Gross profit and gross margin are measures used by our management to evaluate the profitability of products we provided to our customers as well as how well our business strategy is executed and performed. Our gross profit and gross margin are impacted by many internal and external factors, such as our abilities in inventory management and cost control, market’s recognition of our brand, and the macroeconomic conditions of Hong Kong.

Operating Expenses

Our operating expenses consist of selling and marketing expenses, staff costs and employee benefits, depreciation, lease expenses and other general and administrative expenses.

●	Our selling expenses primarily include commission paid to our sales personnel, advertising expenses and other marketing and promotion related expenses.

●	Our staff costs and employee benefits consist of salaries and employee benefits paid and payable to our employees.

●	Our depreciation consists of depreciation charge on land and building owned by the Company and leasehold improvement on our retail store.

●	Our lease expenses consist of rental expenses for our retail store and warehouse.

●	Our other general and administrative expenses primarily include repair and maintenance for our retail store, legal and professional fee, consumables, system fees, travelling, property related expenses, office expenses and other miscellaneous administrative expenses.

Operating Income

Operating income is calculated as gross profit minus operating expenses. Operating income excludes interest expense, other income (expense), and income tax expenses. We use operating income as an indicator of the productivity of our business and our ability to manage expenses.

Results of Operations

This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

For the Years Ended March 31, 2025 and 2024

The following table summarizes the results of our operations for the years ended March 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage change during such periods.

	For the years ended March 31,		Variance
	2025	2024	Amount	%

Revenue	$8,422,639	$8,510,216	$(87,577)	(1.0)%
Cost of revenue	(1,999,245)	(2,129,258)	130,013	(6.1)%
Gross profit	6,423,394	6,380,958	42,436	(1.0)%

Operating expenses
Selling and marketing expenses	(3,615,483)	(3,806,750)	191,267	(5.0)%
Staff costs and employee benefits	(951,823)	(914,767)	(37,056)	4.1%
Depreciation	(36,052)	(86,321)	50,269	(58.2)%
Lease expenses	(272,551)	(272,987)	436	(0.2)%
Legal and professional fees	(270,653)	(5,956)	(264,697)	4,444.2%
Other general and administrative expenses	(686,582)	(367,461)	(319,121)	86.8%
Total operating expenses	(5,833,144)	(5,454,242)	(378,902)	6.9%
Income from operations	590,250	926,716	(336,466)	(36.3)%
Other (expenses) income, net
Interest income	1,293	832	461	55.4%
Interest expense	(30,910)	(75,635)	44,725	(59.1)%
Government subsidies	39,330	-	-	-
Other income, net	458,319	43,133	415,186	962.6%
Total other income (expenses), net	468,032	(31,670)	499,702	1,577.8%
Income before income taxes	1,058,282	895,046	163,236	18.2%
Income tax expenses	(246,152)	(141,617)	(104,535)	73.8%
Net income	$812,130	$753,429	$58,701	7.8%

We generated our revenue primarily from sale of healthcare products, personal care products and water filters and related products. Our total revenue for the year ended March 31, 2025 decreased by $87,577, or 1.0%, to $8,422,639, from $8,510,216 for the year ended March 31, 2024. This decrease was primarily due to decrease in sales of water filters and related products, which was partially offset by increase in sales of healthcare products and personal care products.

	For the Years Ended March 31,		Variance
	2025	2024	Amount	%
Revenue from
Sales of healthcare products	$8,000,380	$7,932,025	$68,355	0.9%
Sales of personal care products	256,203	208,172	48,031	23.1%
Sales of water filters and related products	166,056	370,019	(203,963)	(55.1)%
Total Revenue	$8,422,639	$8,510,216	$(87,577)	(1.0)%

Sales of healthcare products

Our sales of healthcare products increased by $68,335 or 0.9% from $7,932,025 for the year ended March 31, 2024 to $8,000,380 for the year ended March 31, 2025. Our healthcare products primarily include homeopathic remedies, homeopathic co-remedies and classic flower remedies. The revenue from healthcare products increased primarily because decrease in quantity sold was offset by a higher average selling price. We sold 436,788 units in fiscal year 2025, representing a decrease of 3.4% from 451,585 units sold in fiscal year 2024. During the COVID-19 pandemic, there was a trend to consume more healthcare products to strengthen the immune system, prevent severe illness and relieve symptoms. The significant decline in severity of COVID-19 and the transition to a more manageable state of the virus in fiscal year 2024 were the main reasons for the radical change in quantity sold when comparing the two years. This led to a decrease in demand for healthcare products, which in turn resulted in the decrease in quantity sold. However, the average unit price of healthcare products increased by 3.4% from $17.6 in fiscal year 2024 to $18.2 in fiscal year 2025, which was due to the wide price range of our complex product offerings for this category. The demand for higher-priced healthcare products was higher than the demand for lower-priced products in fiscal year 2025, leading to the overall increase in average selling price.

Sales of personal care products

Our sales of personal care products increased by $48,031 or 23.1% from $208,172 for the year ended March 31, 2024 to $256,203 for the year ended March 31, 2025. Personal care products, including mouthwash, handwash and hair conditioners, were launched to meet daily necessities of customers. The increase in revenue from personal care products was mainly driven by the increase in quantity sold. In fiscal year 2025, we sold 16,391 units of personal care products, which increased by 2,093 units or 14.6% from 14,298 units sold in fiscal year 2024. This was mainly due to the increased demand for mouthwash and handwash in fiscal year 2025, resulting from an increase in global awareness of personal hygiene.

Sale of water filters and related products

Our sales of water filters and related products decreased by $203,963 or 55.1% from $370,019 for the year ended March 31, 2024 to $166,056 for the year ended March 31, 2025. The decrease in revenue from sales of water filters and related products was driven by decrease in quantity sold. In fiscal year 2025, we sold 2,499 units of water filters and related products, a decrease by 3,556 units or 58.7% from 6,055 units sold in fiscal year 2024. This was mainly attributable to decreased demand for filter cartridges and filter shells for regular replacement in fiscal year 2025. However, the average unit price of water filters and related products increased by 142.3% from $61.1 in fiscal year 2024 to $148.1 in fiscal year 2025. This increase was mainly driven by the increase in sets of waters filters sold with higher selling price per unit and decreased demand for lower-priced filter cartridges and filter shells.

Cost of revenue

Our cost of revenue mainly includes cost of raw materials purchased, inbound freight cost, and packaging fee. Write-down of inventory for lower cost or net realizable value adjustment are also charged to cost of revenue. The following table sets forth the breakdown of our cost of revenue by category for the years ended March 31, 2025 and 2024, respectively.

	For the years ended March 31,		Variance
	2025	2024	Amount	%
Cost of revenue from
Sales of healthcare products	$1,916,894	$2,010,110	$(93,216)	(4.6)%
Sales of personal care products	54,058	51,508	2,550	5.0%
Sales of water filters and related products	28,293	67,640	(39,347)	(58.2)%
Total cost of revenue	$1,999,245	$2,129,258	$(130,013)	(6.1)%

Our cost of revenue was $1,999,245 for the year ended March 31, 2025, decreased by $130,013 or 6.1% from $2,129,258 for the year ended March 31, 2024. Overall, the decrease in cost of revenue was primarily due to decrease in quantity sold, which was in line with revenue.

Our cost of healthcare products increased by $93,216 or 4.6% from $2,010,110 for the year ended March 31, 2024 to $1,916,894 for the year ended March 31, 2025, which was mainly due to decrease in both quantity sold and average unit cost. The average unit cost of healthcare products decreased by $0.1 per unit or 1.4% from $4.5 per unit in fiscal year 2024 to $4.4 per unit in fiscal year 2024. Decrease in quantity sold was the result of decrease in demand for healthcare products in connection with the relief of severe pandemic. In addition, the demand for low-cost homeopathic remedies was higher than the demand for high-cost homeopathic remedies, leading to the overall decrease in average unit cost.

Our cost of personal care products increased by $2,550 or 5.0% from $51,508 for the year ended March 31, 2024 to $54,058 for the year ended March 31, 2025. The increase in cost of revenue was mainly driven by increase in quantity sold, partially offset by decrease in average unit cost. The increase in quantity sold resulted in higher costs, which was in line with increase in our revenue. Moreover, the new established personal care products had higher average purchase costs, leading to the overall increase in average unit cost in fiscal year 2024.

Our cost for water filters and related products decreased by $39,347 or 58.2% from $67,640 for the year ended March 31, 2024 to $28,293 for the year ended March 31, 2025, which was mainly due to decrease in quantity sold, which was partially offset by decrease in average unit cost.

Gross profit

The following table sets forth the breakdown of our gross profit and gross margin by category for the years ended March 31, 2025 and 2024, respectively.

	For the years ended March 31,
	2025		2024		Variance
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit of						(pp)
Sales of healthcare products	$6,083,486	76.0%	$5,921,915	74.7%	$161,571	1.3
Sales of personal care products	202,145	78.9%	156,664	75.3%	45,481	3.6
Sales of water filters and related products	137,763	83.0%	302,379	81.7%	(164,616)	1.3
Total	$6,423,394	76.3%	$6,380,958	75.0%	$42,436	1.3

Our gross profit decreased by $42,436 from $6,380,958 for the year ended March 31, 2024 to $6,423,394 for the year ended March 31, 2025. Gross margin slightly increased by 1.3% from 75.0% for the year ended March 31, 2024 to 76.3% for the year ended March 31, 2025.

●	Our gross profit for sales of healthcare products decreased by $161,571, which was generally in line with the increase in revenue from sales of this category. Gross margin was 76.0% for fiscal year 2025, which was slightly higher than 74.7% for fiscal year 2024, which mainly attributable to slight increase in sales of homeopathic remedies with a higher gross profit margin.

●	Our gross profit for sales of personal care products was $202,145 for fiscal year 2025, which increased by $45,481 from $156,664 for fiscal year 2024, which was mainly driven by the increase in quantity sold. Gross margin increased by 3.6%from 75.3% for fiscal year 2024 to 78.9% for fiscal year 2025, which is the result of increase in the amount of products sold.

●	Our gross profit for sales of water filters and related products decreased by $164,616 from $302,379 for the fiscal year 2024 to $137,763 for the fiscal year 2025. Our gross margin increased slightly by 1.3% from 81.7% for fiscal year 2024 to 83.0% for the fiscal year 2025.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the years ended March 31, 2025 and 2024:

	For the years ended March 31,
	2025		2024
		As a		As a
		percentage		percentage	Variance
	Amount	of revenue	Amount	of revenue	Amount	%
Operating expenses:
Selling and marketing expenses	$3,615,483	42.9%	$3,806,750	46.8%	$(191,267)	(5.0)%
Staff costs and employee benefits	951,823	11.3%	914,767	11.2%	37,056	4.1%
Depreciation	36,052	0.4%	86,321	1.1%	(50,269)	(58.2)%
Lease expenses	272,551	3.3%	272,987	3.4%	(436)	(0.2)%
Legal and professional fees	270,653	3.2%	5,956	0.1%	264,697	4,444.2%
Other general and administrative expenses	686,582	8.2%	367,461	4.5%	319,121	86.8%
Total operating expenses	$5,833,144	69.3%	$5,454,242	67.0%	$378,902	6.9%

Selling and marketing expenses

Our selling and marketing expenses primarily include commission paid to our sales personnel, advertising expenses and other marketing and promotion related expenses.

Our selling and marketing expenses decreased by $191,267 or 5.0% from $3,806,750 for the year ended March 31, 2024 to $3,615,483 for the year ended March 31, 2025. As a percentage of revenue, our selling expenses accounted for 42.9% and 46.8% of our total revenue for the years ended March 31, 2025 and 2024, respectively. The decrease in selling and marketing expenses was primarily attributable to (i) decrease by $153,984 in exhibition event and translation service for promotional purpose; and (ii) decrease by $105,958 in entertainment expenses.

Staff costs and employee benefits

Our staff costs and employee benefits consist of salaries and employee benefits paid and payable to our employees. Our staff costs and employee benefits increased by $37,056 or 4.1% from $914,767 for the year ended March 31, 2024 to $951,823 for the year ended March 31, 2025. As a percentage of revenue, our staff costs and employee benefits accounted for 11.3% and 11.2% of our total revenue for the years ended March 31, 2025 and 2024, respectively. The increase of staff costs and employee benefits is marginal.

Depreciation

Our depreciation consists of depreciation charge on land and building we own and leasehold improvement of our retail store. Our depreciation decreased because our property and equipment have been fully depreciated during the year ended March 31, 2025.

Lease expenses

Our lease expenses consist of rental expenses for our retail store and warehouse. Our lease expenses remained relatively stable at approximately $273,000 for both the years ended March 31, 2025 and 2024.

Legal and professional fees

Our legal and professional fees primarily include audit fees, lawyer fees and accounting fees paid to professionals.

Our legal and professional fees increased by $264,697 or 4,444.2% from $5,956 for the year ended March 31, 2024 to $270,653 for the year ended March 31, 2025. As a percentage of revenue, our legal and professional fees accounted for 3.2% and 0.1% of our total revenue for the years ended March 31, 2025 and 2024, respectively. The increase in legal and professional fees was primarily attributable to (i) $247,057 increase in audit fees for IPO purpose; and (ii) $6,801 increase in lawyer fees.

Other general and administrative expenses

Our other general and administrative expenses primarily include repair and maintenance for our retail store, consumables, system fees, property related expenses, office expenses and other miscellaneous administrative expenses.

Our general and administrative expenses increased by $319,121 or 86.8% from $367,461 for the year ended March 31, 2024 to $686,582 for the year ended March 31, 2025. As a percentage of revenue, other general and administrative expenses accounted for 8.2% and 4.5% of revenue for the years ended March 31, 2025 and 2024, respectively. The increase in our other general and administrative expenses was primarily contributed by increase of $338,251 in event fees for the exhibition held in Hong Kong.

Other income (expenses), net

Our other income (expenses) mainly includes interest income, interest expense, government subsidies and other non-recurring and non-operating income or losses.

Other income, net was $468,032 and other expenses, net was $31,670 for the year ended March 31, 2025 and 2024, respectively. The change was mainly contributed by (i) $44,725 decrease of interest expense due to the disposal of property; and (ii) the other income for the year ended March 31, 2025 consisted of anniversary ticket sales amounting to $414,935 while none for the year ended March 31, 2024.

Provision for income taxes

Our provision for income taxes was $246,152 for the year ended March 31, 2025, which increased by $104,535 or 73.8% from $141,617 for the year ended March 31, 2024. The increase in provision was mainly attributable to increase in non-deductible expenses for the year ended March 31, 2025. We were subject to income taxes on entity basis on income derived from the location in which each entity is domiciled.

The Company was incorporated in the Cayman Islands as an offshore holding company and is not subject to tax on income or capital gain under the laws of the Cayman Islands.

Living Global was incorporated in the British Virgin Islands as an offshore holding company and is currently exempted from income and corporate tax under the current laws of the British Virgin Islands. In addition, the British Virgin Islands does not levy capital gains tax on it.

Under the two-tiered profits tax rates regime in Hong Kong, from year of assessment of 2018/2019 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HKD2,000,000, and 16.5% on any part of assessable profits over HKD2,000,000. Under Hong Kong tax laws, Living Homeopathy Hong Kong is exempted from income tax on its foreign-derived income, and there are no withholding taxes in Hong Kong on remittance of dividends.

The table below sets forth the breakdown of provision for income taxes for the years indicated.

	For the years ended
	March 31,
	2025	2024
Current income tax provision	$217,396	$139,634
Deferred income tax	28,756	1,983
Total income taxes expenses	$246,152	$141,617

We generated substantially all of our taxable income in Hong Kong and no taxable income. The deferred tax assets mainly represented temporary differences arising from acceleration of depreciation on property and equipment and impairment for inventories. Our effective income tax rate was 23.3% and 15.8% for the years ended March 31, 2025 and 2024, respectively. The increase in our effective income tax rate was due to (i) non-deductible expense relating to IPO related expenses.

Liquidity and Capital Resources

Net current assets

The table below sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of March 31,		Variance
	2025	2024	Amount	%
Current assets:
Cash and cash equivalents	$2,494,226	$2,314,926	$179,300	7.7%
Inventories, net	722,709	1,104,863	(382,154)	(34.6)%
Prepayments to suppliers	530,136	345,698	184,438	53.4%
Prepaid expenses and other current assets	50,872	86,174	(35,302)	(41.0)%
Tax recoverable	33,878	14,537	19,341	133.0%
Total current assets	$3,831,821	$3,866,198	$(34,377)	(0.9)%

Current liabilities:
Bank borrowings	-	2,185,879	(2,185,879)	(100)%
Accounts payable	244,253	238,530	5,723	2.4%
Lease liabilities, current	267,039	45,451	221,588	487.5%
Accrued expenses and other payables	816,441	447,652	341,796	76.4%
Amount due to a related party	924,241	-	924,241	100.0%
Total current liabilities	$2,251,974	$2,917,512	$(692,531)	(23.7)%

Net current assets	$1,579,847	$948,686	$658,154	69.4%

Our liquidity and working capital requirements mainly represent the payments for purchases of materials, staff costs, property rentals and other operating expenses incurred for our business operations.

As of March 31, 2025 and 2024, we had a working capital of $1,579,847 and $948,686, respectively. We generated a positive cash flow from operating activities in the amount of $1,462,763 and $687,495 for the years ended March 31, 2025 and 2024, respectively.

On a recurring basis, our primary future cash needs will be focused on our working capital, capital expenditures, investment, regulatory and compliance costs. We believe that our existing resources, including cash generated from operations, will be sufficient to meet our working capital requirement for our current operating and capital expenditure needs and obligations over the next twelve months. In order to fully implement its business plan and sustain continued growth, the Company may also need to raise capital from equity and debt financings.

Cash flows

The following table sets forth summary of our cash flows for the years ended March 31, 2025 and 2024, respectively.

	For the years ended
	March 31,
	2025	2024

Net cash generated from operating activities	$1,463,328	$687,495
Net cash used in investing activities	-	-
Net cash used in financing activities	(1,297,566)	(574,414)
Net increase (decrease) in cash	165,762	113,081
Effect of exchange rate changes on cash	13,538	6,655
Cash and cash equivalents at the beginning of the year	2,314,926	2,195,190
Cash and cash equivalents at the end of the year	$2,494,226	$2,314,926

Net cash generated from operating activities

Net cash generated from operating activities was $1,463,328 and $687,495 for the years ended March 31, 2025 and 2024, respectively. When comparing fiscal year 2024 with fiscal year 2024:

For the year ended March 31, 2025, our net cash generated from operating activities was $1,463,328, which was primarily derived from (i) net income of $812,130 and adjusted for non-cash depreciation of $36,052; (ii) decrease in inventories by $339,871 as the Company realize the value of the inventories during the year; (iii) increase in accrued expenses and other payables by $366,186 for the IPO related expenses; (iv) increase in account payables by $4,306 as the payment have yet due as of March 31, 2025; while partially offset by (i) increase in prepayments to suppliers by $182,086 as the suppliers have yet to delivered the goods that the we have paid.

For the year ended March 31, 2024, our net cash generated from operating activities was $687,495, which was primarily derived from (i) net income of $753,429 and adjusted for non-cash depreciation of $86,321; (ii) decrease in prepayment to suppliers by $149,211 as products ordered has delivered during the year; while partially offset by (i) increase in inventories by $225,073 as we intended to hold higher inventories to support promotional activities aimed at stimulating sales during the downturn; (ii) decrease in tax payable by $110,319 as provisional tax paid was estimated according to net assessable profit of fiscal year 2023 which was higher than current income tax expense incurred for the fiscal year 2024.

Net cash used in financing activities

Net cash used in financing activities was $1,299,123 for the year ended March 31, 2025, which primarily resulted from repayment of $232,737, to Hang Seng Bank Limited in accordance with the property installment loan agreement between Living Homeopathy Limited and Hang Seng Bank Limited dated October 20, 2021 (the “Hang Seng Mortgage Loans”); (ii) advances of $981,903 to Mr. To, our Chairman and Chief Executive Officer; (iii) increase in deferred offering costs by $1,007,167 for the IPO related expenses; and offset by the increase of advance from related party by $924,241 by Ms. Hung, one of our shareholders which mainly to finance us for the IPO related expenses.

Net cash used in financing activities was $574,414 for the year ended March 31, 2024, which primarily resulted from repayment of $171,087, to Hang Seng Bank Limited in accordance with the property installment loan agreement between Living Homeopathy Limited and Hang Seng Bank Limited dated October 20, 2021 (the “Hang Seng Mortgage Loans”), repayment of $78,249 to Mr. To, our Chairman and Chief Executive Officer and dividend of $325,078 to Mr. To.

Off-balance Sheet Commitments and Arrangements

As of March 31, 2025 and 2024, we have not entered into any material off-balance sheet transactions or arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity, nor do we have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Revenue recognition

The Company accounts for revenue recognition under Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generates revenue from sales of healthcare products, personal care products and water filters and related products to individuals and distributors. The Company recognizes revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. The single performance obligation is satisfied at a point in time when the product has been delivered to the customer and control has been passed to the customer, no obligation is outstanding, and the Company is reasonably assured that funds have been or will be collected from the customer, i.e., customers settled the amount by cash or credit card. Product acceptance is evidenced by sales invoice signed by the customer upon checkout in the Company’s office. The transaction price is determined based on a fixed consideration in the contract with customers. There is no variable consideration, significant financing components or noncash consideration in the contracts with customers. The transaction price is clearly identifiable on the price list and revenue is recognized net of discounts. The Company generally does not offer return in exchange for cash or credit. The Company offers returns in exchange for a product replacement within 7 days from the date of sales in case of product defects. The Company determines that such a product warranty is not a separated performance obligation because the nature of warranty is to provide assurance that a product will function as expected and in accordance with the customer’s specification and the Company does not sell the warranty separately. As of March 31, 2025 and 2024, provisions for warranty cost of $490 and $Nil, respectively, were recognized taking historical record into consideration.

Inventories, net

Inventories consist of raw materials and finished goods and are stated at the lower of cost or net realizable value. The cost of inventories is calculated using the weighted average basis. Cost of inventories sold is charged to cost of revenue, which also includes inbound freight cost and packaging fee. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value for slow-moving merchandises and damaged goods, which are dependent upon factors such as historical and forecasted consumer demand, and other market conditions. The Company takes ownership, risks and rewards of its inventories, and has sole discretion in establishing prices for goods to be sold. Write downs are recorded in cost of revenue in the consolidated statements of income and comprehensive income. For the years ended March 31, 2025 and 2024, $48,160 and $19,212 of impairment for inventories was recognized, respectively.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future undiscounted cash inflows attributable to the asset, less estimated future undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such an asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There were no impairments of these assets as of March 31, 2025 and 2024.

Leases

The Company utilizes ASC 842 to account for leases for all periods presented.

The Company determines if an arrangement is a lease at inception. On the Company’s consolidated balance sheets, right-of-use (“ROU”) assets, current portion of lease liabilities, and non-current portion of lease liabilities are accounted.

ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term. Any lease with a term of 12 months or less is considered short-term.

Quantitative and Qualitative Disclosures about Market Risks

Credit risk

Our assets that are potentially subject to a significant concentration of credit risk mainly consist of cash and cash equivalents and other receivable and other current assets.

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where Living Homeopathy Hong Kong is located. As of March 31, 2025 and 2024, the Hong Kong Deposit Protection Board pays compensation up to a limit of HKD800,000 (approximately $63,890) and HKD500,000 (approximately $63,890), respectively, if a bank, which an individual/a company deposits with, fails. As of March 31, 2025 and 2024, cash balance of $2,441,802 and $2,494,226 was maintained at financial institutions in Hong Kong and approximately $113,059 and $74,498 was insured by the Hong Kong Deposit Protection Board, respectively.

Other receivable and other current assets are subject to credit evaluations. An allowance, where applicable, is made for estimated unrecoverable amounts that have been determined by reference to past default experience and the current economic environment.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings and bank balances. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

We are exposed to foreign currency risk primarily through sales that are denominated in a currency other than the functional currency of the operations to which they relate. The currencies giving rise to this risk are primarily US$. As HKD is currently pegged to US$, our exposure to foreign exchange fluctuations is minimal.

Liquidity risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Recently Issued Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company financial statements.

New accounting standards not yet adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. Management is evaluating the impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

INDUSTRY

The information that appears in this Industry Overview contains information and statistics on the industry in which we operate. Certain information and statistics set forth in this section have been extracted from a market research report by Frost & Sullivan, an Independent Third Party which we commissioned (the “FS Report”).

Traditional and Complementary Medicine (T&CM) Market in Hong Kong

Overview

Traditional and Complementary Medicine (T&CM) refers to a broad spectrum of medical practices and products that fall outside conventional Western medicine. In Hong Kong, the T&CM market primarily consists of the following categories:

●	Natural Products: This includes herbal remedies, vitamins, minerals, and other dietary supplements. These products are often derived from natural sources and are used to support health and prevent illness.

●	Mind and Body Practices: Such practices include acupuncture, yoga, meditation, chiropractic care, and massage therapy. These interventions focus on the interactions between the brain, mind, body, and behavior to improve physical and mental well-being.

Market Size

The Traditional and Complementary Medicine (T&CM) market in Hong Kong has exhibited robust growth, expanding from $176 million in 2019 to $309.4 million in 2023, with a CAGR of 15.1%. Projections indicate that the T&CM market will reach $1,299.1 million by 2029, demonstrating a CAGR of 25.3% from 2024 to 2028. The T&CM market in Hong Kong has witnessed rapid expansion due to factors such as increasing health consciousness, cultural acceptance of traditional practices, and government support. From 2019 to 2023, the market experienced significant growth, driven by rising consumer preference for holistic and preventive healthcare solutions. It is anticipated that the market size of T&CM in Hong Kong will further escalate from $420.3 million in 2024 to $1,299.1 million in 2029, reflecting the growing demand and integration of T&CM practices in the healthcare system.

Market Size of Traditional and Complementary Medicine Industry by Sales Revenue (Hong Kong), 2019-2029E

Source: Frost & Sullivan Report

The Company specializes in T&CM products within the categories of homeopathic remedies, co-remedies, and classical flower remedies, addressing consumer demand for healthcare products. Therefore, the broader T&CM market trends, including acupuncture, yoga, meditation, and chiropractic care, fall outside the Company’s business scope. Growth projections for the overall T&CM market in Hong Kong are not directly applicable to the Company’s business.

Growth Drivers

The Traditional and Complementary Medicine (T&CM) market in Hong Kong could potentially benefit from the following three (3) major growth drivers:

●	Rising in the prevalence of chronic diseases. Chronic diseases significantly contribute to the expansion of the Traditional and Complementary Medicine (T&CM) market in Hong Kong. The increasing prevalence of conditions like diabetes, asthma, and depression, which rose from 19.2% in 2013 to 24.1% in 2020, drives demand for holistic management approaches offered by T&CM. Some customers with chronic diseases may prefer natural and non-invasive therapies, such as homeopathy and herbal medicine, over conventional treatments. Additionally, T&CM’s emphasis on personalized treatment plans and preventive health measures could appeal to individuals managing chronic conditions. Rising healthcare costs and the need for mental health support associated with chronic diseases could also factor into customers’ decision to choose T&CM therapies.

●	Increasing aging population. Hong Kong’s aging demographic is more inclined to seek Traditional and Complementary therapies for chronic conditions and age-related issues. As of 2023, 21.4% of Hong Kong’s population is aged 65 and above, a substantial increase from 5% fifty years ago. Some older adults may be more inclined to seek T&CM therapies to manage chronic conditions and age-related issues. T&CM’s holistic and non-invasive approaches could be appealing to the elderly, who often face multiple health challenges. This demographic shift towards an aging population can potentially boost the demand for personalized and preventive T&CM therapies, thereby driving market expansion.

●	Enhancing cultural acceptance towards T&CM. Long-standing cultural acceptance of Traditional Chinese Medicine and other T&CM practices supports market growth. Traditional Chinese Medicine is deeply rooted in Hong Kong’s history and traditions which is widely trusted and integrated into the healthcare system. This cultural acceptance facilitates the adoption of other T&CM therapies, as people are more open to exploring holistic and non-conventional treatment options. Additionally, the established infrastructure for Traditional Chinese Medicine, including clinics and educational institutions, enhances the credibility and accessibility of T&CM, encouraging broader utilization and market expansion.

Homeopathy market in Hong Kong

Overview

Homeopathy refers to a Traditional and Complementary Medicine(T&CM) system that aims to stimulate the body’s innate healing response and bolster its ability to heal itself. In Hong Kong, homeopathy is gaining popularity as more people seek natural and holistic healthcare options. A homeopath in Hong Kong should evaluate all of a person’s symptoms—whether physical, mental, or emotional—before determining a treatment plan. This involves selecting a remedy that, in a healthy person, would produce symptoms similar to those being treated, adhering to the homeopathic principle of “like cures like.”

Currently, as advised by our Hong Kong counsel Han Kun Law Offices LLP, homeopaths are not subject to specific statutory regulations or licensing requirements under Hong Kong law. While there are no statutory regulations or mandatory licensing requirements, homeopaths in Hong Kong are encouraged to obtain credentials—such as a Certificate in Foundation Studies in Homeopathy or an Advanced Diploma in Homeopathy—from internationally recognized institutions like the UK’s Society of Homeopaths (SoH) or the Australian Register of Homeopaths (AROH). These qualifications enhance professional credibility, demonstrate expertise.

“Homeopathic remedies” are made from plants, minerals, or animal sources. The original substances are diluted and then succussed. The number of times the above steps are repeated determines the potency or the “level” of the remedy, for example, a “6C” remedy is required to be diluted at a ratio of 1:99 six times. Unlike most other medical treatments, which often adopts standardized treatment protocols, homeopathy emphasizes a highly individualized treatment approach that requires a highly individualized approach to carefully evaluate physical, psychological, and emotional symptoms to find the most suitable remedy for each customer. This approach is based on the following principles:

a.

Principle of Individuality: Homeopathy emphasizes that each individual is unique. Even for the same condition, subtle differences may exist in physical symptoms, psychological state, and lifestyle. For instance, while hoarseness and tearing caused by coughing are common, experiencing pain in distant body parts such as the ears, legs, or hands during coughing is unusual. In such cases, homeopaths aim to identify a remedy specifically targeting “cough that causes pain in distant body parts.”

b.

Stimulating Self-Healing: The goal of homeopathy is to encourage the body’s self-healing mechanism using highly diluted natural substances, aiming to promote overall balance and well-being. This approach prioritizes adjusting treatment plans to fit the individual’s specific needs for optimal results. When selecting remedies, homeopaths conduct comprehensive interviews to thoroughly understand a customer’s personal symptoms, to better assess the suitable treatment plan.

According to the latest information the number of homeopathic remedies has reached 8,661. Of this figure there are a total of 6,107 remedies which have proving, allowing for the most precise matching of homeopathic remedies to customers. A remedy proving, a way to discover which homeopathic remedy best matches certain symptoms, is an essential component of classical homeopathy. Broadly speaking, the proving consists of selecting participants, baseline measurement, testing with increasingly potentized remedies, and analyzing the data. There are three conditions for a remedy proving:

a.	Pure: a remedy proving must be pure in several ways. Firstly, the raw material being tested must be as pure as possible. There should be no contamination of the raw material, as this could influence the results of the proving. Additionally, there should be no external influences on the participants in a proving. such as changes in diet, staring or stopping medication, negative or positive emotional experiences, etc. The aim is for participants lives to remain as constant as possible during a remedy proving.

b.	Objective: To prevent bias, participants should not know which substance the remedy is made from. This prevents this knowledge from influencing their experiences. Participants should also not communicate with each other about the proving.

c.	Consistent/reproducibility: While individual sensitivities and vulnerabilities may vary, preventing exact replication, the proving process should be consistent enough to allow for the continuous expansion of knowledge about the remedy.

The main features of the homeopathic product include the following:

●	Holistic Approach: This holistic approach emphasizes the importance of considering all aspects of a customer’s condition, aiming to stimulate the body’s self-healing processes through individualized treatment plans.

●	Natural Remedies: Homeopathic treatments use remedies derived from natural sources such as plants, minerals, and animals. These remedies are often prepared through a process of dilution and succussion.

●

Individualized Treatment: Homeopathy has discovered that individuals may have certain personality traits that remain unchanged throughout their lives. These traits collectively form what is known as the customer’s “constitution”. Remedies selected based on these constitutional characteristics may potentially contribute  to overall improvements of the individual’s health condition.

●	Non-Invasive and Gentle: Homeopathy focuses on non-invasive nature and gentle treatments, which may make it appealing to customers of all ages, including children and the elderly.

●	Chronic and Acute Illness: Homeopathy focuses on the customer rather than the disease. Trained homeopaths need to understand why a customer develops certain illnesses. By understanding these underlying causes, they can administer appropriate remedies to encourage the elimination of the chronic factors that cause the illness. Therefore, whether the issue is acute or chronic, if a remedy that matches the customer’s symptom profile can be found, it could help promote the customer’s healing and recovery.

●	Customer Authorization: Homeopaths work with customers to explore their responses to the environment, people, stress, food, and so on. They also review the customer’s sleep, dreams, hormonal state, and personal and family medical history. Given the extensive information required, customers are encouraged to reflect on these aspects before the consultation. Providing clear and detailed information will greatly help in their recovery.

●	Cost-Effective: Some homeopathic remedies can be more affordable compared to conventional medications, making them accessible to a broader population. This cost-effectiveness is especially beneficial in regions with limited healthcare budgets.

Value Chain Analysis of Homeopathy Market

The upstream homeopathy market includes various components such as medicinal plants, minerals, animal products, alcohol, and water. Companies in the industry establish long-term relationships with suppliers of these raw materials to meet the specific requirements of their clients. These partnerships contribute to production flexibility, cost control, quick response times, and improved product quality.

At the core of the industry are homeopathy remedy manufacturers, offering a range of services, technological capabilities, and diverse products. These providers typically offer two models: the pharmaceutical company model and the small-scale producer model. In the pharmaceutical company model, clients provide product specifications and designs to the manufacturer, who then produces the product. This model often involves longer development cycles due to the need for detailed design specifications. In return, clients benefit from a higher level of customization. In the small-scale producer model, clients provide their requirements and product specifications, and the solution provider designs the product based on these specifications, often using existing products as a reference. Clients can choose from a catalog and make minor adjustments such as packaging, branding, and limited component modifications. Depending on the level of customization required, homeopathy remedy manufacturers can produce various products tailored to specific applications. These manufacturers deliver products in forms such as liquid drops, tablets, or pellets, based on client preferences. By combining these factors, homeopathy remedy manufacturers offer extensive customization capabilities, enabling them to meet diverse client requirements effectively.

The downstream segment of the homeopathy market includes homeopath trained in accredited homeopathy schools, retail and distribution channels, and end consumers. Homeopathy institutions consist of homeopathy clinics and integrated health centers that offer homeopathy alongside other treatments. These providers have varying requirements based on treatment focus and customer demographics. In the retail sector, pharmacies and online retailers play a significant role in making homeopathy products accessible to consumers. End consumers, including customers with chronic conditions and wellness enthusiasts, seek high-quality homeopathy products for effective health management. Homeopathy remedy manufacturers meet these diverse needs by ensuring continuous supply and quality of homeopathy products. By bridging the gap between raw material suppliers and product development, these providers facilitate the production and distribution of homeopathy products, ultimately reducing costs and improving accessibility.

Diagram of Homeopathy Industry Value Chain

Source: Frost & Sullivan Report

Market Size

The market size of the homeopathy industry in Hong Kong has shown steady growth from 2019 to 2023 and is projected to continue growing through 2029. According to the provided graph, the market size increased from $16.6 million in 2019 to $20 million in 2023, representing a Compound Annual Growth Rate (CAGR) of 4.8%.

Looking forward, the homeopathy market is expected to grow at an accelerated pace with a projected CAGR of 12.0% from 2024 to 2028. The market size is forecasted to reach $24.3 million in 2024, $27.2 million in 2025, and $30.4 million in 2026. By 2027, the market is anticipated to be $33.7 million, further increasing to $38.18 million in 2028, and reaching $42.9 million by 2029.

Market Size of Homeopathy Industry by Sales Revenue

（Hong Kong）, 2019-2029E

Source: Frost & Sullivan Report

Growth Drivers

The Homeopathy market in Hong Kong could potentially benefit from the following 3 major growth drivers:

●	Increasing demand for naturally sourced homeopathic products. There is a growing preference for plant-sourced homeopathic products due to their perceived better drug quality. Consumers looking for natural treatment options widely accept and trust plant-based remedies, boosting the market for these products. The global homeopathic products market is divided into sources like plants, animals, and minerals, with the plant segment accounting for the largest market share. Homeopathic products are primarily made from plants to maintain drug quality, with materials collected from the wild or cultivated in gardens under expert supervision. This focus on plant-based sources aligns well with the growing consumer demand for natural and high-quality homeopathic remedies.

●	Higher adoption rate of homeopathy. The adoption rate of homeopathic products in Hong Kong is notably higher than in other regions due to rising medical costs, and the increasing number of customers in Hong Kong. public awareness of health has grown. Consequently, seeking alternative medical support has become a reasonable choice for many citizens. At the same time, the presence of both local and international homeopaths and clinics enhances the accessibility and acceptance of these treatments among the public. During the COVID-19 pandemic, the focus on boosting immunity and overall wellness heightened interest in homeopathic remedies, as people sought preventive measures and treatments that aligned with their preference for natural and non-invasive options.

●	Expansion of product portfolio by key players. Leading companies in the homeopathy market are continuously expanding their product portfolios to meet the diverse needs of consumers. This includes introducing new homeopathic remedies, enhanced formulations, and innovative delivery methods. These expansions attract a broader customer base and increase market penetration, contributing to overall market growth. Promotional efforts and educational campaigns highlighting the benefits of homeopathy further support this trend. The strategic initiatives by key players to offer a wide range of homeopathic products and services ensure that consumers have access to effective and varied treatment options, fostering sustained growth in the homeopathy market.

Future Trends

The homeopathy market in Hong Kong could potentially face the following four major future trends:

●	Regulation and standardization in the homeopathy industry. The Hong Kong government is working towards developing more stringent regulatory frameworks. These regulations aim to standardize homeopathic practices, certify practitioners, and monitor the quality of homeopathic remedies. Regulatory bodies are also collaborating with international homeopathic organizations to adopt best practices and maintain high standards of care. This trend towards regulation and standardization is crucial for the long-term credibility and growth of the homeopathy market in Hong Kong.

●	Investment in research and clinical validation of homeopathic treatments is on the rise. Universities and research institutions in Hong Kong are partnering with homeopathic organizations to explore the benefits and mechanisms of homeopathic remedies. Government funding and private investments are supporting these research efforts, highlighting the importance of evidence-based practice in Traditional and Complementary Medicine.

●	Digital health and telemedicine. The adoption of digital health technologies and telemedicine is transforming the delivery of homeopathic services in Hong Kong. Telehealth platforms are expanding to offer virtual consultations with homeopathic practitioners, making these services more accessible, especially for those with busy lifestyles or mobility issues. Mobile apps and online platforms are being developed to provide educational resources, track treatment progress, and facilitate customer-practitioner communication. These digital tools are enhancing the convenience and reach of homeopathic care, allowing customers to access consultations from the comfort of their homes.

Entry Barriers

Those who wish to enter the Homeopathy market face the following five major entry barriers:

●	Abundant Capital. New entrants in Hong Kong’s homeopathy industry need to have sufficient capital to establish a reputable practice. This includes investments in quality homeopathic remedies, diagnostic tools, and maintaining a well-equipped clinic. Additionally, continuous investments in research, development, and marketing to build brand awareness are necessary. The high cost of real estate in Hong Kong further adds to the financial burden, making substantial capital a crucial requirement for new entrants.

●	Brand Reputation and Customer Loyalty. In Hong Kong, brand reputation is a critical consideration for customers when selecting homeopathy service providers. Customers prefer providers who fully understand their medical needs and can offer personalized treatments. Building a strong brand reputation and gaining customer loyalty requires time, consistent delivery of effective treatments, and positive customer testimonials. New market entrants will find it difficult to establish a strong brand reputation quickly, which is essential for attracting and retaining customers in a competitive market.

●	Difficulty in Attracting and Recruiting Experienced Professionals. The homeopathy industry in Hong Kong relies heavily on experienced and skilled practitioners. However, there is a scarcity of highly qualified homeopaths, as most experienced practitioners are concentrated in established clinics or have private practices. Attracting seasoned talents is challenging due to the limited number of training institutions and certification programs in Hong Kong. New entrants must invest in recruiting and retaining top talent to ensure high-quality customer care, which can be a significant barrier given the competition for skilled professionals.

●	Management and Operating Experience. The management and operational efficiency of a homeopathy service provider directly impact customer satisfaction and business success in Hong Kong. Established providers with extensive management experience can develop comprehensive service systems and standardized operational guidelines, achieving efficient operation and cost savings. In contrast, new entrants lacking such management experience may face operational challenges, affecting their ability to deliver high-quality care and manage their practice effectively. This lack of experience can lead to higher operating costs and difficulties in maintaining consistent service standards.

●	Regulatory Compliance. Navigating Hong Kong’s regulatory environment is a significant barrier for new entrants in the homeopathy industry. Compliance with local health authorities’ standards, obtaining necessary licenses, and adhering to quality control measures are essential to ensure the safety and efficacy of homeopathic treatments. New entrants must be well-versed in the regulatory requirements and prepared to invest time and resources to meet these standards, which can be a daunting task for those unfamiliar with the local regulations.

Competitive Landscape

The homeopathy market in Hong Kong is highly concentrated. This concentration is primarily due to high entry barriers to the market. We are one of the few key players in the Hong Kong homeopathy market. We consider our competitors are HomeoCare HK, Vitality Centre, Integrated Medicine Institute and Maya Health Institute. Among all the Homeopathy service providers in Hong Kong, we ranked first in the homeopathy market by market share of approximately 35.8% in terms of homeopathy product sales revenue generated in Hong Kong in 2024.

Source of Information

In connection with the Offering, we have engaged Frost & Sullivan to conduct a detailed analysis and prepare an industry report on the markets in which we operate. Services provided by Frost & Sullivan include market assessments, competitive benchmarking, and strategic and market planning for the relevant industries. Except for the FS Report, we did not commission any other industry report in connection with the Offering.

We have extracted certain information from the FS Report in this section, as well as in the sections headed “Summary,” “Risk Factors,” “Business,” and elsewhere in this prospectus to provide our potential investors with a more comprehensive presentation of the industries in which we operate and our market position in China. Unless otherwise noted, all the information, data and forecasts contained in this section are derived from the FS Report. The estimated total market size was obtained from historical data analysis plotted against macroeconomic data as well as considering the aforementioned industry key drivers.

According to Frost & Sullivan, the FS Report was compiled by conducting detailed primary research which involved in-depth telephone and face-to-face interviews with industry participants, and secondary research which involved reviewing annual reports, industry publications and data based on its own research database. Its forecasting methodology integrates several forecasting techniques with its internal analytics of critical market elements investigated in connection with its market research work. These elements primarily include identification of market drivers and restraints and integration of expert opinions.

According to Frost & Sullivan, Frost & Sullivan has prepared the FS Report on several assumptions as follows:

1)	social, economic and political environments are likely to remain stable in the forecast period;

2)	related industry key drivers are likely to drive the market in the forecast period; and

3)	certain market environment assumptions, including:

a.	Stable Competitive Structure: The number and positions of key competitors in the market will remain relatively stable during the study period, as it is very hard to build brand reputation in a short period. Homeopathy heavily relies on consumer trust and brand reputation, as it is viewed as complementary medicine. Customers tend to stick with brands they trust for their health needs, making it an entry barrier for new entrants to quickly gain market share. Although different brands may offer different homeopathic products, they rely on similar treatment principles. As a result, consumers are more likely to choose based on brand and reputation rather than technological innovation or product uniqueness. Thus, the competitive landscape in this market will be likely to be stable in the long run.

b.	Predictability of Technological Changes: Homeopathy is based on long-established principles such as the “like cures like” concept, dilution, and augmentation, these foundational principles have remained largely unchanged, leaving little room for radical technological innovation. As a result, technological progress in homeopathy is generally incremental, focusing on gradual improvements rather than revolutionary breakthroughs, which are insufficient to significantly disrupt the market landscape.

c.	Manageable Regulatory Impact: The homeopathy market already operates within a well-established regulatory framework in most regions, with clear guidelines in place for the production, labeling, and sale of homeopathic products. Given that innovation and technological updates in homeopathy tend to be gradual, regulatory bodies have a relatively hands-off approach to the industry. Most regulations focus primarily on product safety, ensuring that homeopathic remedies are safe for consumer use, and on labeling requirements, rather than on the efficacy of the products themselves. This regulatory environment is less burdensome compared to other areas of the healthcare industry, as it does not require extensive clinical trial data or breakthrough innovations to satisfy regulatory requirements. As a result, while labeling or licensing requirements may evolve over time, significant regulatory changes are rare and are not expected to fundamentally disrupt the market or negatively impact the industry in a substantial way

According to Frost & Sullivan, Frost & Sullivan has also considered the following market drivers and constraints:

1)	Market Drivers:

a.	Pricing of homeopathic products: Homeopathic products are more competitively priced compared to traditional medicines, making them an attractive option for a wider range of consumers seeking cost-effective healthcare solutions. The competitive pricing will fuel the growth in the homeopathy market.

b.	Need for personalized treatment: Homeopathy emphasizes individualized treatment, tailoring remedies to the specific symptoms, constitution, and lifestyle of each customer. This approach aligns closely with the current trend toward personalized medicine, which seeks to move away from a “one-size-fits-all” model of healthcare. By focusing on the unique characteristics of each individual, homeopathy resonates with modern healthcare paradigms that prioritize consumer-centric care and precision medicine. This personalized treatment might drive the growth of homeopathy market.

2)	Market constraints:

a.	Brand reputation: brand reputation provides companies with a significant competitive advantage by fostering trust and credibility among consumers. This increases the likelihood of attracting new customers while maintaining the loyalty of existing ones, as consumers tend to prefer familiar and trusted brands over unknown alternatives. For instance, in Hong Kong’s homeopathy market, established companies with strong reputations dominate market share due to their long-standing presence and perceived reliability, which discourage consumers from trying products from new entrants. As a result, the branding effect creates substantial barriers to entry for new competitors, who must invest considerable time and resources to build comparable levels of trust and awareness.

b.	Lack of Education and Awareness: In many countries, there is a significant gap in comprehensive education and effective promotion of homeopathy. This is reflected not only in the public’s limited understanding of homeopathy but also in the lack of training for healthcare practitioners. Since the fundamental principles and methods of homeopathy are not widely incorporated into mainstream medical education, most medical students and doctors have limited knowledge of the field, making it challenging to offer relevant advice or guidance to consumers.

c.	Intensified market competition from other medicines: The alternative medicine market is highly competitive, with numerous options such as herbal medicine, traditional Chinese medicine, acupuncture, and nutritional supplements. Due to low consumer awareness, homeopathy does not hold a dominant position among these alternatives.

FS believes that the basic assumptions used in preparing the FS Report, including those used to make future projections, are factual, correct and not misleading. According to FS, FS has independently analyzed the information, but the reliability of the FS report may be affected by the accuracy of the foregoing assumptions and factors.

BUSINESS

“The Company”, “we”, or “us” in this Business section refers to Living Homeopathy and its subsidiaries, unless the context otherwise indicates.

Overview

We are a Hong Kong-based homeopathy service provider committed to providing customers with access to quality homeopathy resources as alternative treatment to enhance holistic health and wellness. Among all the homeopathy service providers in Hong Kong, we are ranked first by market share of approximately 35.8% in terms of homeopathic products sales revenue generated in Hong Kong in 2024, according to Frost & Sullivan.

Our products consist of homeopathic remedies, homeopathic co-remedies, classical flower remedies, personal care products, and water filter and related products. We categorize homeopathic remedies, homeopathic co-remedies and classical flower remedies as our healthcare products.

With respect to our healthcare products, we globally procure homeopathic remedies, homeopathic co-remedies and classical flower remedies that are manufactured by our selected homeopathic products manufacturers and meet our specific product requirements. We label the products under our brand name “LIVING” and sell them in the Hong Kong market.

●	Homeopathic Remedies Series: Homeopathic remedies are made from plants, minerals, or animal sources. The original substances are crushed, diluted and then succussed. They are prepared by a potentization process of gradual and repeated dilution and succussion. As of the date of this prospectus, according to Frost & Sullivan, the total number of homeopathic remedies has reached approximately 8,660, among which there are a total of approximately 6,107 remedies are proven to allow for the most precise matching of remedies to customers.

●	Homeopathic Co-remedies Series: Homeopathic co-remedies series is a line of products we developed over the years of our operation based upon our observation of customer need and market potential. This product series features products made from plants generally known with potential health benefits, such as flaxseed, Agaricus mushroom, Camu and Astaxanthin. Different from homeopathic remedies which are prepared by a potentization process of repeated dilution and succussion, the ingredients of are minimally processed to preserve the nutrients, such as freeze drying and crushing the plants into powder.

●	Classical Flower Remedies Series: Classical flower remedies are blends of homeopathic remedies and flower essences that target to improve body and mind, such as emotional problems and physical ailments caused by emotions. As of the date of this prospectus, our classical flower remedies series consists of 39 types of classical flower remedies that vary with the types of plants and flowers.

With respect to our personal care products and water filters and related products, we have more involvement in the production process compared to our healthcare products. We collaborate with our selected manufacturers on the production, where we are responsible for design and preparing the ingredient lists and the manufacturers are responsible for producing the products based upon our ingredient lists.

●	Personal Care Product Series: our personal care products primarily consist of mouthwash, toothpaste, shampoo and conditioner, and body wash.

●

Water filters and related products: other than water filters, the related products include shower filters, shower filter accessories, shower filter cartridges and shells, water filter accessories, water testers and water filter cartridges.

We take integrated approaches to carry out our sale and marketing activities through (i) online and offline presentations at various commercial forums, (ii) online and offline consultation by our employees who are homeopaths or nutritional therapy practitioners and (iii) mentor-mentee program. Each marketing approach plays a critical role in our overall marketing strategy and contributes to the collective efforts of educating our existing and potential customers and enhancing public awareness of homeopathy therapy as a whole and our products.

The mentor-mentee program is our sales and marketing network established over years through recruitment of participants from our customers who are interested in taking part in the marketing and sales of our products to earn sales commissions and to enjoy product discounts that are available to mentors and mentees. As of the date of this prospectus, all our employees are also members of the mentor-mentee program. As of March 31, 2025, among members of our mentor-mentee program, 687 practitioners, including both our employees and non-employee participants of the mentor-mentee program, are holders of the Homeopathy First Aid Certificate, and among the 687 holders of the Homeopathy First Aid Certificate, there were 71 nutritional therapy practitioners.

Strengths

Established Hong Kong market share and market influence

According to Frost & Sullivan, we are one of the few key players in the Hong Kong homeopathy market, and among all the homeopathy service providers in Hong Kong, we ranked first in the homeopathy market by market share in terms of homeopathy product sales revenue generated in Hong Kong in 2024. We believe that we may leverage this established market share to enhance the market influence of our brand name to further attract customer attention and increase our sales.

Diversified product portfolio with good quality to meet customer demands

We have five categories of products consisting of homeopathic remedies, homeopathic co-remedies, classical flower remedies, personal care products, and water filters and related product. Our broad range of products enables us to cater to the demands of a variety of customers.

We have an established quality control practice to ensure the quality of our products, covering supplier selection and product quality check. For example, our suppliers shall provide all necessary certificates, such as certificate of the origin, certificate of free sale, and certificate of hygiene, as applicable; and after we receive the products, we will also send the sample products to Hong Kong STC for quality test approximately twice a year. Established in 1963, Hong Kong STC is an independent, not-for-profit testing, inspection and certification organization in Hong Kong offering product certifications for prompting product safety and quality compliance. Obtaining certifications from the Hong Kong STC Certification for our products is not a regulatory requirement with respect to sales of our products in Hong Kong, but an important step of our product quality control process. We have obtained the testing reports issued by Hong Kong STC with respect to some of our key products -- LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect, confirming that the products have complied with Escherichia coli Limits specified in the Microbiological Guidelines for HK Food and Environmental Hygiene Department and the tested orlistat, phenolphthalein and organochlorine pesticides of the submitted sample were below the detectable level. In addition, LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect are eligible to bear the “STC Certified” Mark, a product quality certification market issued by the HKCC, a subsidiary of STC, that launched the “STC Certified” Mark as an independent certification scheme for product quality to help consumer to identify the products certified by HKCC according to relevant local and international standards.

Long-term business relationship with product suppliers

Stable supply of good quality of homeopathic products is critical to our business prospect and future revenue. We have not entered into written contracts with our suppliers, which in our commercial judgment relieves us from a binding minimum procurement amount requirement associated with written contracts with our suppliers and gives us more flexibility if we decide to replace any existing suppliers with new suppliers that can better suit our business needs. Even though we do not have written contracts with our suppliers, we have established long term relationship with our product suppliers. We have maintained over a decade of business relationship with the majority of our top 5 suppliers. Stable business relationship with our major suppliers benefits us with continuity of product supply, reduces our business negotiation costs with new suppliers, and avoids distraction to our managerial resources.

Experienced nutritional therapy practitioners and senior management

As of March 31, 2025, among members of our mentor-mentee program, 687 practitioners, including both our employees and non-employee participants of the mentor-mentee program, are holders of the Homeopathy First Aid Certificate issued by the School of Homeopathy to individuals who have completed the Homeopathy First Aid courses to be able to ease certain first aid symptoms. As advised by our Hong Kong counsel Han Kun Law Offices LLP, under Hong Kong law, there are no specific regulations or licensing requirements with respect to the practice of homeopathy. However, we require homeopathic practitioners to complete certain required courses and/or obtain certain required certificates to practice homeopathy to ensure our service quality. For example, our homeopathic practitioners either (i) hold the Homeopathy Practitioner Advanced Diploma issued by the School of Homeopathy, established in 1981 and one of the oldest homeopathy schools in the UK, or (ii) have completed the nutritional therapy course with the School of Health. As of March 31, 2025, among the 687 holders of the Homeopathy First Aid Certificates, there were 71 nutritional therapy practitioners. The School of Homeopathy is not a regulatory body of any jurisdiction.

As of March 31, 2025, 71 nutritional therapy practitioners within our mentor-mentee program were also holders of full membership certificates issued by the FNTP, a professional organization for practitioners of Nutritional Therapy in the Europe and 67 of them were also holders of Classic Flower Remedies Therapist Diploma issued by the School of Health, established in 1987 and one of the longest running alternative medicine schools in the UK. Although obtaining FNTP full membership certificates and/or Classic Flower Remedies Therapist Diploma are not legally required for homeopathy practicing, we believe they are complementary to homeopathy practice by demonstrating practitioners’ relevant knowledge and skills. Other than our employees with whom we have entered into employment agreements, we do not enter into agreements with these practitioners who are not our employees. Neither the School of Health nor FNTP is a regulatory body of any jurisdiction.

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Ka Lun To, has been authorized by the School of Homeopathy to teach the relevant courses and conduct examinations for certain certificates and diplomas in Hong Kong, such as the courses required for Homeopathy Practitioner Advanced Diploma, First Aid Certificate in Homeopathy, FNTP full membership certificate, and Classic Flower Remedies Therapist Diploma, as well as the nutritional therapy courses, to enable people in Hong Kong to obtain the relevant registrations issued by the Society of Homeopathy, subject to its assessment of the assignments, examination papers and supervisions.

Strategies

Diversify our sales channel

We plan to diversify our sales channels by developing our online flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand-name goods to consumers in mainland China, which was recently set up in June 2024. The key products that we expect to sell through our online flagship store are our homeopathic co-remedies products. We have engaged a third-party service provider to assist us in developing the operations of this online flagship store, including virtual store design, maintenance, product management, marketing and customer attracting, data collection and analysis and customer service. As of the date of this prospectus, given that we are at an early stage of developing and marketing this online store, it has not generated any sales to external customers. See “Risk Factors – Risks related to our Business and Industry -- Our business is heavily regulated and our industry may be subject to increasingly tightened regulatory requirements and scrutiny in the main markets where we operate and the new markets we will sell our products, which could potentially adversely affect our business growth, financial condition and results of operations ” on page 18 of this prospectus for more details.

Promoting market regularization and standardization

We are committed to promoting the regularization and standardization of the homeopathy market in Hong Kong and mainland China. The standardization of the homeopathy market practice in Hong Kong and mainland China is still under development. We plan to work with regional homeopathy-related institutes, medical schools, and other organizations to promote market awareness of homeopathy and establishment of market regulations and standard.

Products

Our products consist of homeopathic remedies, homeopathic co-remedies, classical flower remedies, personal care products, and water filter and related products, such as shower filters, shower filter accessories, shower filter cartridges and shells, water filter accessories, water testers and water filter cartridges. We categorize homeopathic remedies, homeopathic co-remedies and classical flower remedies as our healthcare products.

With respect to our healthcare products, we globally procure homeopathic remedies, homeopathic co-remedies and classical flower remedies that are manufactured by our selected homeopathic product manufacturers and meet our specific product requirements. We label the products under our brand name “LIVING” and sell them in the Hong Kong market.

With respect to our personal care products and water filters and related products, we have more involvement in the production process compared to our healthcare products. We collaborate with our selected manufacturers on the production, where we are responsible for design and preparing the ingredient lists and the manufacturers are responsible for producing the products based upon our ingredient lists.

Healthcare Products

Our healthcare products consist of homeopathic remedies, homeopathic co-remedies, and classical flower remedies.

(A) Homeopathic Remedies Series

Homeopathic remedies are made from plants, minerals, or animal sources. The original substances are crushed, diluted and then succussed. They are prepared by a potentization process of gradual and repeated dilution and succussion. The number of times such steps are repeated determines the potency or the “level” of the remedy. For example, a “6C” remedy is required to be diluted at a ratio of 1:99 six times. Unlike most other medical treatments, homeopathy requires a highly individualized approach to find the most suitable remedy for each customer. As of the date of this prospectus, according to Frost & Sullivan, the total number of homeopathic remedies has reached approximately 8,660, among which there are a total of approximately 6,107 remedies are proven to allow for the most precise matching of remedies to customers.

For the years ended March 31, 2025 and 2024, we have sold approximately 1,320 and 1,390 types of homeopathic remedies of a total of 91,000 and 81,000 bottles, respectively, and generated $847,134 and $800,193 from the sales of homeopathic remedies, representing 10.1% and 9.4% of our revenue, respectively.

(B) Homeopathic Co-remedies Series

Homeopathic co-remedies series is a line of products we developed over the years of our operation based upon our observation of customer need and market potential. This product series features products made from plants generally known with potential health benefits, such as flaxseed, Agaricus mushroom, Camu Camu and Astaxanthin. Different from homeopathic remedies which are prepared by a potentization process of repeated dilution and succussion, the ingredients of are minimally processed to preserve the nutrients, such as freeze drying and crushing the plants into powder. Homeopathic co-remedies focus on providing nutritional support and are supportive to constitutional homeopathic remedies.

As of the date of this prospectus, our homeopathic co-remedies primarily consist of eight products, namely LIVING Flax, LIVING Agaricus, LIVING Camu-Camu, LIVING Energy, LIVING Fat Loss, LIVING Figure, LIVING Astaxanthin and LIVING Perfect. Each homeopathic co-remedies product focuses on improving aspects of health and wellness, such as immunity improvement, anti-inflammatory, boosting energy, antioxidant, and digestive system. For examples, (i) LIVING Flax (oil) is made from flaxseed oil, (ii) Living Agaricus is made from agaricus mushroom (iii) LIVING Camu Camu is made from Camu Camu, (iv) LIVING Astaxanthin is made from Astaxanthin from haematococcus pluvialis, a fresh water green microalga, (v) LIVING Energy is made from five types of herb, (vi) LIVING Figure is made from combination of homeopathic remedies, (vii) LIVING Perfect is made from probiotics from beans, and (viii) LIVING Fat Loss is made from combination of homeopathic remedies.

For the years ended March 31, 2025 and 2024, we generated $6,702,653 and $6,754,200 from the sales of homeopathic co-remedies, representing 79.6% and 79.5% of our revenue, respectively.

(C) Classical Flower Remedies Series

Classical flower remedies are blends of homeopathic remedies and flower essences that target to improve body and mind, such as emotional issues and physical ailments caused by emotions.

As of the date of this prospectus, our classical flower remedies series consists of 39 types of classical flower remedies that vary with the types of plants and flowers, such as elm, impatiens, mimulus, star of Bethlehem, sweet chestnut, walnut and white chestnut, and LIVING Rex. LIVING Rex is made from a combination of five (5) types of classical flower remedies.

For the years ended March 31, 2025 and 2024, we generated $450,593 and $377,632 from the sales of classic flower remedies, representing 5.3% and 4.4% of our revenue, respectively.

Personal Care Products

Under the Personal Care product series, our products primarily consist of mouthwash, toothpaste, shampoo and conditioner, and body wash. We have collaborated with several manufacturers on the development of our personal care products, where we design and provide the ingredient lists and the manufacturers producing the products. As of the date of this prospectus, our key personal care products are set forth in the table below.

Product Type	Product Name	Product Image
Mouthwash	LIVING Mouthwash (50ml)
Toothpaste	LIVING Gum Care Toothpaste (75ml)
Shampoo & Hair Conditioner	LIVING Sleek Treatment Hair Conditioner
Body wash	LIVING Italian Herb Body Wash

For the years ended March 31, 2025 and 2024, we generated $256,203 and $208,172 from the sales of personal care products, representing 3.0% and 2.4% of our revenue, respectively.

Water filters and related products

Under the water filter product series, like the production of personal care products, we provided the ingredient lists to the manufacturers we select to produce water filters and other related products, such as shower filters, shower filter accessories, shower filter cartridges and shells, water filter accessories, water testers and water filter cartridges.

Suppliers

We have established a long-term relationship with our top five product suppliers, and have had over a decade of business relationship with the majority of them.

We have not entered written contracts with any of our suppliers, which we believe in our commercial judgment relieves us from a binding minimum procurement amount requirement associated with written contracts with our suppliers and gives us more flexibility if we decide to replace any existing suppliers with new suppliers that can better suit our business needs. We usually deliver purchase orders to our suppliers when we pre-order products.

For the year ended March 31, 2025, two suppliers accounted for approximately 46% and 27% of the total purchases of inventories. For the year ended March 31, 2024, three suppliers accounted for approximately 41%, 22% and 20% of the total purchases of inventories.

Healthcare products

With respect to our healthcare products, we globally procure homeopathic remedies, homeopathic co-remedies and classical flower remedies that are manufactured by our selected homeopathic product manufacturers and label the products under our brand name “LIVING.”

The raw materials of our homeopathic remedies series are plants, minerals, or animal sources, and the raw materials of homeopathy co-remedies are plants, such as flaxseed oil, Agaricus, Camu Camu, Astaxanthin, and the raw materials of classical flower remedies are plants and flowers, such as impatiens, mimulus, star of Bethlehem, sweet chestnut, walnut and white chestnut.

For the healthcare products, we have sourced the products from five major suppliers for the years ended March 31, 2025 and 2024. With respect to homoeopathic co-remedies products, we sourced the products from the supplying manufacturers based in the geographic region, where the key ingredient of each product typically grows or is supplied. Specifically, the supplying manufacturer for LIVING Agaricus, LIVING Camu Camu and LIVING Energy are based in Brazil, the supplying manufacturer for LIVING Astaxanthin is based in Israel, and the supplying manufacturer for LIVING Flax is based in the United States and the supplying manufacturer for LIVING Perfect is based in the United States. For homeopathic remedies and classic flower remedies, we sourced these products from Living Homeopathy Limited (Macau), our related party and a distributor that sources such products from supplying manufacturers. These are off-the-shelf products that are available to other companies. The prices of the raw materials of our healthcare products have not fluctuated substantially.

Personal care products and water filter and related products

With respect to our personal care products and water filters and related products, we have more involvement in the production process compared to our healthcare products. We collaborate with our selected manufacturers on the production, where we are responsible for design and preparing the ingredient lists and the manufacturers are responsible for producing the products based upon our ingredient lists.

The raw materials of our personal care products primarily include sweet almond oil, Calendula Tincture, and lavender from organic and natural resources. The manufacturer whom we collaborate with to manufacture personal care products is based in Italy.

The raw materials of water filters and related products primarily include high pressure activated carbon and microporous ceramics. The manufacturer we collaborate to manufacture is based in the United States and the United Kingdom.

The prices of the major raw materials of our personal care and water filters and related products have not fluctuated substantially.

Selection of Suppliers

When we decide to procure any particular new healthcare products, which is usually driven by our observation of market development and consumer interest and our prediction of market demand, we search online for potential supplying manufacturers. Some plants as the key ingredients of certain of our homeopathic co-remedies typically grow in certain geographic regions, we focus our search for the potential supplying manufacturers in the relevant geographic regions. After we identify certain potential candidates, we contact them with our inquires, including the background and qualification of the candidates and the product quality, such as where the candidate sources the raw materials and its quality control process, and request them to provide the relevant certificates. We also purchase sample products from the candidates for quality check, including arranging for test by Hong Kong STC.

We require our suppliers to provide certain certifications to prove that their products are also compliant with the laws and regulations of the country of origin. Subject to the varying practices of each relevant origination country, which may also differ between products, suppliers need to provide, as applicable, (i) certificate of the origin, (ii) certificate of free sale, (iii) certificate of hygiene or bacteria check.

Customers

We focus on the sales of our products in Hong Kong. As the targeted customers are primarily individuals, our customer base is extensive and fragmented. For the years ended March 31, 2025 and 2024, no customer accounts for more than 10% of the Company’s revenue.

Some customers have participated in our mentor-mentee program. See “Business – Marketing – Mentor-mentee program and policy” on page 81 of this prospectus.

Marketing

We carry out our sales and marketing activities through (i) online and offline presentations at various commercial forums, (ii) online and offline consultation by our employees who are homeopaths or nutritional therapy practitioners and (iii) mentor-mentee program. Each marketing approach plays a critical role in our overall marketing strategy and contributes to the collective efforts of educating our existing and potential customers and enhancing public awareness of homeopathy therapy as a whole and our products. Our products are only offered in our office or through our mentors and mentees, and no products are offered online in Hong Kong, except that we recently set up our virtual flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell our brand-name goods to consumers in mainland China.

Online and offline presentations: through delivering online and offline presentations, we focus on increasing public awareness of homeopathy treatment as well as our company and our products.

Online and offline consultations: these are one-on-one meetings with existing or potential customers who have specific inquiries about our products or homeopathy treatment based on their individual conditions.

Mentor-mentee program: our sales and marketing network that started with the involvement of our employees and gradually expanded over years with the participation of our customers who are interested in developing knowledge in homeopathy and applying their interest and knowledge of homeopathy to the marketing and sales of our products to earn sales commissions and to enjoy product discounts that are available to mentors and mentees. This implements the several goals we intended to achieve through our mentor-mentee program, including without limitation, (i) educating consumers through the mentor-mentee network to enhance market awareness of homeopathy and our homeopathic products as alternative treatment to the conventional medicines with a focus on holistic physical and emotional therapy, (ii) providing a platform for customers with interest in homeopathy to access more lecture and training resources, and potentially move forward with more formal homeopathy related education and license programs, and (iii) on the base of (i) and (ii), plug our mentor and mentee network into our sales and marketing strategies to give mentors and mentees an access to monetary compensation tied to their sales of products. As of the date of this prospectus, all our employees are also members of the mentor-mentee program. Participants in our mentor-mentee program are expected to take on the roles of increasing awareness of homeopathy treatment and our products by word of mouth, interacting with potential customers who have demonstrated interest in our products, conducting customer service matters relating to placing orders and product delivery, and growing the mentor-mentee network with the addition of new members.

Mentor-mentee program is composed of a number of mentor-mentee sub-groups. A mentor takes the responsibility of coordinating with the mentees within his or her group on various matters, such as responding to inquiries from mentees and facilitating communication within the group and the mentor-mentee program, as well as with the Company. We encourage participants of our mentor-mentee program to attend our internal presentations and seminars for their continual training focusing on keeping current their knowledge of homeopathy treatment and our products.

A mentee is typically subject to a one-off membership fee of HKD500 ($63.9). Participants in our mentor-mentee program can join as mentees or mentors. Mentors are categorized with various levels, depending on the quantity of new customers they develop and sales of our products. Product discounts and sales commissions that a participant is entitled to varies depending on whether such participant is mentor or mentee and if a mentor, which mentor level that such participant sits at.

We structure our mentor-mentee program to be in compliance with the Pyramid Schemes Prohibition Ordinance which defines a pyramid scheme as a scheme in which: (1) new participants must provide a participation payment to a participant or promoter of the scheme; (2) the participation payment is entirely or substantially induced by the prospect that the new participant will be entitled to a recruitment payment; and (3) the recruitment payment is entirely or substantially derived from the introduction to the scheme of a further new participant. Our mentor-mentee program was a business model that we believe was suitable for our business development which serves as our marketing and sales network as well as a network that we can leverage to gradually enhance public awareness of homeopathy and our products. For example, public awareness of homeopathy by word of mouth and acceptance of homeopathy is critical to our business success, and we believe the mentor-mentee network benefits customer education to enhance market awareness of homeopathy and our homeopathic products as alternative treatment to conventional medicines with a focus on holistic physical and emotional therapy. See “Risk Factors – Risks related to our Business and Industry -- Unfavorable publicity or consumer acceptance of our products generally could reduce our sales” on page 17 of this prospectus for more details. In addition, the one-off membership fee of HKD500 (US$63.9) is a nominal amount which we mainly use to fund the education and training for the members with regard to homeopathy and other administrative fees, and the economic benefits of participants are substantially the entitlement to product discounts and sales commissions associated with product sales. See “Risk Factors – Risks Related to our Business - If the relevant laws and regulations regulating “Pyramid Scheme” become increasingly broad on the scope of Pyramid Schemes, there will be more pressure on compliance cost, managerial resources, and business, and our business, financial conditions, and results of operations will be materially and adversely affected” on page 20 of this prospectus, and “Regulation - Regulations Related to our Business Operation in Hong Kong” on page 84 of this prospectus for more details. For the year ended March 31, 2024 and 2025, total commissions to our mentors and mentees amounted to $3,011,692 and $2,996,092, respectively.

We have set up mentor-mentee program-related code of conduct to regulate mentor and mentee conducts and delineate their rights and obligations, setting for the mechanism on compliance supervision, including company supervision, mentor supervision over mentee behavior and self-regulation subject to Company’s monitoring.

Quality Control

Quality control is critical to our business and development. We have maintained a quality control practice ranging from manufacturer selection and product quality check.

In 2023, we have adopted the practice of requiring our suppliers of homeopathic co-remedies products to provide certain certifications to prove that their products are also compliant with the laws and regulations of the country of origin. Subject to the varying practices of each relevant origination country, which may also differ between products, suppliers need to provide, as applicable, (i) certificate of the origin, (ii) certificate of free sale, (iii) certificate of hygiene or bacteria check.

In 2023, we have adopted the practice of sending samples of existing homeopathic co-remedies products to Hong Kong STC approximately once or twice a year, and sending samples of new products for testing at STC prior to making any sales. Established in 1963, Hong Kong STC is an independent, not-for-profit testing, inspection and certification organization in Hong Kong offering product certifications for prompting product safety and quality compliance. Obtaining certification from Hong Kong STC for our products is not a regulatory requirement with respect to sales of our products in Hong Kong, but an important step of our product quality control process. We have obtained the testing reports issued by Hong Kong STC with respect to some of our key products, such as LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect, confirming that the products have complied with Escherichia coli Limits specified in the Microbiological Guidelines for HK Food and Environmental Hygiene Department and the tested Orlistat, Phenolphthalein and Organochlorine Pesticides of the submitted sample were below the detectable level. In addition, LIVING Agaricus, LIVING Astaxanthin, LIVING Camu-Camu, LIVING Energy, LIVING Flax and LIVING Perfect are eligible to bear the “STC Certified” Mark, a product quality certification market issued by the HKCC, a subsidiary of STC, that launched the “STC Certified” Mark as an independent certification scheme for product quality to help consumer to identify the products certified by HKCC according to relevant local and international standards.

Intellectual Property and Other Exclusive Rights

We rely on confidentiality agreements, or employment agreements or other agreements that contain non-disclosure provisions to protect our proprietary information, such as trade secrets and know-how. As of the date of this prospectus, we have one domain name and we do not have any patents or trademarks. For risk factors relating to our intellectual properties, please see “Risk Factors—Risks Relating to Our Business and Industry—We rely on proprietary information, such as trade secrets and know-how” on page 23 of this prospectus.

Employees

As of March 31, 2025, we had 16 full-time employees, respectively. The following table sets forth the number of our full-time employees by function as of March 31, 2025:

Function	Number of Employees
Management	4
Sales and marketing	3
Finance and accounting	2
Research and development	1
Operations	5
Others	1
Total	16

Our success depends on our ability to attract, retain and motivate qualified employees. As part of our human resource strategy, we offer employees a dynamic work environment, competitive salaries, performance-based cash bonuses and other incentives. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We primarily recruit our employees through on-campus job fairs, recruitment agencies and online channels, including our corporate website and third-party employment websites. We provide regular training and reviews to our employees to enhance their performance.

All of our employees are based in Hong Kong. We entered into standard employment, confidentiality and non-compete agreements with our employees. As advised by our Hong Kong counsel Han Kun Law Offices LLP and required by Hong Kong laws and regulations, we participate in mandatory provident fund plans and maintain employees compensation insurance.

None of our employees are currently represented by labor unions. We believe that we maintain good working relationship with our employees and we have not experienced any material labor disputes.

Facility

Our principal executive offices are located at 4/F, Union Park Centre, 771-775 Nathan Road, Prince Edward, Kowloon, Hong Kong, and its telephone number is +852 2625 4619. We lease our office of approximately 3,758 square feet under a lease which will expire on May 31, 2026.

We have also entered into two lease agreements for two-year lease term from June 1, 2024 to lease space of approximately 5,270 square feet in total in Kwai Chung, Hong Kong as warehouse for product storage.

Insurance

In line with general market practice, we do not maintain any business interruption insurance or product liability insurance, which, as advised by our Hong Kong counsel Han Kun Law Offices LLP, are not mandatory under Hong Kong laws. We do not maintain key man life insurance, insurance policies covering damages to our network infrastructures or information technology systems or any insurance policies for our properties (other than the compulsory employees compensation insurance and fire insurance).

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

REGULATIONS

This section summarizes the most significant Hong Kong laws, rules and regulations that affect and govern our current major business activities and operation in Hong Kong, as advised by our Hong Kong counsel Han Kun Law Offices LLP, based on their understanding of the current Hong Kong laws, to the extent that the discussion relates to matters of Hong Kong laws.

Regulations Related to our Business Operation in Hong Kong

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

The Business Registration Ordinance requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business within one month after the commencement of business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be. Any person who fails to apply for business registration shall be guilty of an offence and shall be liable to a fine of HKD5,000 and to imprisonment for 1 year.

Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong), or the Public Health Ordinance

The legal framework for food safety control in Hong Kong is set out in Part V of the Public Health and Municipal Services Ordinance and the relevant sub-legislations thereunder. The Public Health Ordinance requires the manufacturers and sellers of food to ensure that their products are fit for human consumption and comply with the requirements in respect of food safety, food standards and labeling.

Section 50 of the Public Health Ordinance prohibits the advertising and sale in Hong Kong of food or drugs that are injurious to health. Anyone who fails to comply with this section commits an offense that carries a maximum penalty of HKD10,000 and imprisonment for three months.

Section 52 of the Public Health Ordinance provides that, subject to a number of defenses in section 53 of the same ordinance, if a seller sells to the prejudice of a purchaser any food or drug which is not of the nature, substance or quality of the food or drug demanded by the purchaser, the seller shall be guilty of an offense that carries a maximum penalty of HKD10,000 and imprisonment for three months.

According to section 54 of the Public Health Ordinance, any person who sells or offers or exposes for sale or has in his possession for the purpose of sale or preparation for sale or deposits with, or consigns to, any person for the purpose of sale or of preparation for sale, any food intended for, but unfit for, human consumption, or any drug intended for use by human but unfit for that purpose, shall be guilty of an offense. The maximum penalty for contravention of section 54 is a fine of HKD50,000 and imprisonment for six months.

Section 61 of the Public Health Ordinance provides that it shall be an offense for any person to give with any food or drug sold by him/her, or to display with any food or drug offered for sale by him/her, any label which falsely describes the food or drug or which is calculated to mislead as to its nature, substance or quality. Further, it shall also be an offense if any person publishes, or is a party to the publication of, an advertisement falsely describing any food or drug or that is likely to mislead as to the nature, substance or quality of any food or drug. However, the offender can rely on warranty as a defense.

Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong)

Food Safety Ordinance establishes a registration scheme for food importers and food distributors to require the keeping of records by persons who acquire, capture, import or supply food and to enable food import controls to be imposed.

Living Homeopathy Hong Kong is registered as a food importer/distributor under the Food Safety Ordinance so that it may import health supplements into Hong Kong for sale.

Registration as food importer or distributor

Sections 4 and 5 of the Food Safety Ordinance require any person who carries on a food importation business or food distribution business to register with the Food and Environmental Hygiene Department as a food importer or food distributor.

Any person who does not register but carries on a food importation or distribution business, without reasonable excuse, commits an offense and is liable to a maximum fine of HKD50,000 and imprisonment for six months.

Record-keeping requirement relating to movement of food

Section 24 of the Food Safety Ordinance provides that a person who, in the course of business, supplies food in Hong Kong by wholesale must record the following information about the supply:

(a)	the date the food was supplied;
(b)	the name and contact details of the person to whom the food was supplied;
(c)	the total quantity of the food; and
(d)	a description of the food.

A record must be made under this section within 72 hours after the time the supply took place. Any person who fails to comply with the record-keeping requirement, without reasonable excuse, commits an offense and is liable to a maximum fine of HKD10,000 and imprisonment for three months.

Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong)

The Consumer Goods Safety Ordinance imposes a duty on manufacturers, importers and suppliers of certain consumer goods to ensure that the consumer goods they supply are safe and for incidental purposes.

Our products, other than food (which are specifically excluded under the schedule of the Consumer Goods Safety Ordinance), are regulated by the Consumer Goods Safety Ordinance and the Consumer Goods Safety Regulation (Chapter 456A of the Laws of Hong Kong).

Section 4(1) of the Consumer Goods Safety Ordinance requires consumer goods to be reasonably safe having regard to all of the circumstances including (a) the manner in which, and the purpose for which the products are presented, promoted or marketed; (b) the use of any mark in relation to the consumer goods, instructions or warnings given for the keeping, use or consumption of the consumer goods; (c) reasonable safety standards published by a standards institute or similar bodies for consumer goods of the description which applies to the consumer goods or for matters relating to consumer goods of that description; and (d) the existence of any reasonable means to make the consumer goods safer.

According to section 2(1) of the Consumer Goods Safety Regulation, where consumer goods on their packages are marked with, or where any labels affixed to or any documents enclosed in their packages contain, any warning or caution regarding the safe keeping, use, consumption or disposal, such warning or caution shall be in both the English and the Chinese languages. Such warnings and cautions, as required by section 2(2) of the Consumer Goods Safety Regulation, shall be legible and be placed in a conspicuous position on (a) the consumer goods; (b) any package of the consumer goods; (c) a label securely affixed to the package; or (d) a document enclosed in the package.

Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong)

The Sale of Goods Ordinance provides, inter alia, that where a seller sells goods in the course of a business, there is an implied condition that (a) where the goods are purchased by description, the goods must correspond with the description; (b) the goods supplied are of merchantable quality; and (c) the goods must be fit for the purpose for which they are purchased. Otherwise, a buyer has the right to reject defective goods unless he or she has a reasonable opportunity to examine the goods.

The business of Living Homeopathy Hong Kong involves marketing, sales and distribution of health supplements in Hong Kong, and the Sale of Goods Ordinance stipulates the implied terms for the standard of goods sold by us to the customers.

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong)

The Trade Descriptions Ordinance prohibits false trade description, false, misleading or incomplete information, false statements, etc., in respect of goods offered in the course of trade. Therefore, all of the food and products sold by us are required to comply with the relevant provisions therein.

Section 2 of the Trade Descriptions Ordinance provides, inter alia, that “trade description” in relation to goods means an indication, direct or indirect, and by whatever means given, of certain matters (including among other things, quantity, method of manufacture, composition, fitness for purpose, availability, compliance with a standard specified or recognized by any person, price, their being of the same kind as goods supplied to a person, price, place or date of manufacture, production, processing or reconditioning, person by whom manufactured, produced, processed or reconditioned, etc.), with respect to any goods or parts of the goods; and in relation to services means an indication, direct or indirect, and by whatever means given, of certain matters (including among other things, nature, scope, quantity, fitness for purpose, method and procedures, availability, the person by whom the service is supplied, after-sale service assistance, price, etc.).

Section 7 of the Trade Descriptions Ordinance provides that no person shall in the course of trade or business apply a false trade description to any goods or supply or offer to supply any goods to which a false trade is applied; or has in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

Section 7A provides that a trader who applies a false trade description to a service supplied or offered to be supplied to a consumer, or supplies or offers to supply to a consumer a service to which a false trade description is applied, commits an offense.

Sections 13E, 13F, 13G, 13H and 13I provide that a trader who engages in relation to a consumer in a commercial practice that (a) is a misleading omission; or (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product, commits an offense.

In accordance with section 18 of the Trade Descriptions Ordinance, a person who commits an offense under sections 7, 7A, 13E, 13F, 13G, 13H or 13I shall be subject, on conviction on indictment, to a fine of HKD500,000 and to imprisonment for five years, and on summary conviction, to a fine of HKD100,000 and to imprisonment for two years.

The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong), or the CECO

The CECO, which aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise, among others, provides that:

(a)	under section 7, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence and in the case of other loss or damage, a person cannot exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirement of reasonableness;

(b)	under section 8, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach, (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him, or (iii) claim to be entitled in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness;

(c)	under section 9, a person dealing as a consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract, except in so far as the contract term satisfies the requirement of reasonableness; and

(d)	under section 11, as against a person dealing as consumer, the liability for breach of the obligations arising under sections 15, 16 and 17 of the Sales of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) cannot be excluded or restricted by reference to any contract term, and as against person dealing otherwise than as consumer, the liability arising under sections 15, 16 and 17 of the Sales of Goods Ordinance can be excluded or restricted by reference to a contract term, but only in so far as the terms satisfy the requirement of reasonableness.

Sections 7, 8 and 9 of the CECO do not apply to, among others, any contract so far as it relates to the creation or transfer of a right or interest in any patent, trademark, copyright, registered design, technical or commercial information or other intellectual property, or relates to the termination of any such right or interest.

In relation to a contract term, the requirement of reasonableness for the purpose of the CECO is satisfied only if the court or arbitrator determines that the term was a fair and reasonable one to be included having regarded to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made.

Misrepresentation Ordinance (Chapter 284 of the laws of Hong Kong)

Under the Misrepresentation Ordinance, where a person entered into a contract after a misrepresentation has been made to him, and (a) the misrepresentation has become a term of the contract; or (b) the contract has been performed, or both, then, if otherwise he would be entitled to rescind the contract without alleging fraud, he shall be so entitled, subject to the provisions of the ordinance, notwithstanding the matters mentioned in (a) and (b) above.

Under section 3 of the Misrepresentation Ordinance:

(a)	Where a person entered into a contract after a misrepresentation has been made to him by another party thereto and as a result thereof he has suffered loss, then, if the person making the misrepresentation would be liable to damages in respect thereof had the misrepresentation been made fraudulently, that person shall be so liable notwithstanding that the misrepresentation was not made fraudulently, unless he proves that he had reasonable grounds to believe and did believe up to the time the contract was made that the facts represented were true.

(b)	Where a person entered into a contract after a misrepresentation has been made to him otherwise than fraudulently, and he would be entitled, by reason of the misrepresentation, to rescind the contract, then, if it is claimed, in any proceedings arising out of the contract, that the contract ought to be or has been rescinded the court or arbitrator may declare the contract subsisting and award damages in lieu of rescission, if of opinion that it would be equitable to do so, having regard to the nature of the misrepresentation and the loss that would be caused by it if the contract were upheld, as well as to the loss that rescission would cause to the other party.

(c)	Damages may be awarded against a person under item (b) whether or not he is liable to damages under item (a), but where he is so liable any award under item (b) shall be taken into account in assessing his liability under item (a).

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), or the PDPO

The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

(a)	Principle 1—purpose and manner of collection of personal data;
(b)	Principle 2—accuracy and duration of retention of personal data;
(c)	Principle 3—use of personal data;
(d)	Principle 4—security of personal data;
(e)	Principle 5—information to be generally available; and
(f)	Principle 6—access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

(a)	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

(b)	if the data user holds such data, to be supplied with a copy of such data; and

(c)	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data, may seek compensation from the data user concerned.

Undesirable Medical Advertisements Ordinance (Chapter 231 of the Laws of Hong Kong), or the UMAO

As Living Homeopathy Hong Kong is engaged in the marketing, sales and distribution of health supplements in Hong Kong, the advertisements of the company’s products may be subject to the UMAO. The UMAO restricts certain advertisements relating to medical and health matters.

The UMAO aims to protect public health through prohibiting or restricting advertisements which may induce the seeking of improper management of certain health conditions. As defined in the UMAO, “advertisement” includes any notice, poster, circular, label, wrapper, or document, and any announcement made orally or by means of producing or transmitting light or sound. These include advertisements published in newspapers and magazines, leaflets, on radio, television, and internet, as well as on the label of a container or package containing any medicine, surgical appliance, treatment, or orally consumed product.

Pursuant to the UMAO, no person shall publish, or cause to be published any advertisements likely to lead to the use of any medicine, surgical appliance, or treatment for: (a) the purpose of treating human beings for, or preventing them from contracting any of the diseases or conditions specified in the UMAO which include, among others, any disease of the skin, hair, or scalp except for a purpose specified in the UMAO which, among others, include prevention of pimples and relief or prevention of minor skin conditions including dry and chapped skin; or (b) treating human beings for any purpose specified in the UMAO which include, among others, the restoration of lost youth and the correction of deformity or the surgical alteration of a person’s appearance.

Food and Drugs (Composition and Labelling) Regulations (Chapter 132W of the Laws of Hong Kong)

Food and Drugs (Composition and Labelling) Regulations, a subsidiary legislation under the Public Health Ordinance, regulates the advertising and labeling of food.

Living Homeopathy Hong Kong is engaged in the marketing, sales and distribution of health supplements in Hong Kong and is bound by the advertising and labelling requirements under the Food and Drugs Regulations in terms of business operations.

Regulation 3 of the Food and Drugs Regulations provides that the manufacturing of foods and drugs shall be up to the standards as specified under Schedule 1 to the Food and Drugs Regulations. Any person who advertises for sale, sells or manufactures for sale any food or drug which does not conform to the relevant requirements as to composition prescribed in Schedule 1 to the Food and Drugs Regulations commits an offense and is liable to a fine of HKD50,000 and imprisonment for six months.

Regulation 4A of the Food and Drugs Regulations demands all prepackaged food and products sold by us (except for those listed in Schedule 4 to the Food and Drugs Regulations) to be marked and labeled in the manner prescribed in Schedule 3 to the Food and Drugs Regulations. Schedule 3 to the Food and Drugs Regulations contains labeling requirements in respect of stating the product’s name or designation, ingredients, “best before” or “use by” date, special conditions for storage or instruction for use, manufacturer’s or packer’s name and address, and quantity, weight or volume, and also includes requirements on the appropriate language or languages for marking or labeling of prepackaged food. Any person who contravenes such requirements commits an offense and is liable to a fine of HKD50,000 and imprisonment for six months.

Pursuant to regulation 4B of the Food and Drugs Regulations, prepackaged food sold by us should be marked or labeled with its energy value and nutrient content in the manner prescribed in Part 1 of Schedule 5 to the Food and Drugs Regulations, and nutrition claims, if any, made on the label of the product or in any advertisement for the product should comply with Part 2 of Schedule 5 to the Food and Drugs Regulations. Contravention of those requirements may result in a conviction liable to a maximum fine of HKD50,000 and imprisonment for six months.

Pursuant to Regulation 5 of the Food and Drugs Regulations, any person who advertises for sale, sells or manufactures for sale any food or drug which does not conform to the relevant requirements as to the composition prescribed in Schedule 1 to the Food and Drugs Regulations commits an offense and is liable to a fine of HKD50,000 and imprisonment for six months.

Pharmacy and Poisons Ordinance (Chapter 138 of the Laws of Hong Kong)

Section 2 of the Pharmacy and Poisons Ordinance defines “pharmaceutical products” and “medicines” as any substance as or combination of substances:

(a)	presented as having properties for treating or preventing disease in human beings or animals; or

(b)	that may be used in, or administered to, human beings or animals, either with a view to:

i.	restoring, correcting or modifying physiological functions by exerting a pharmacological, immunological or metabolic action; or

ii.	making a medical diagnosis.

Sections 21 and 26 of the Pharmacy and Poisons Ordinance regulate the sale of certain poisons as listed in the Poisons List prescribed by regulations made under section 29.

Section 28A prohibits any person other than a registered one from carrying on business as importer or exporter of pharmaceutical products and medicines.

Living Homeopathy Hong Kong has not carried on any business as an importer and has not engaged in the sale or distribution of pharmaceutical products and medicines. It is unlikely that the company’s products will be subject to the regulation of the Pharmacy and Poisons Ordinance.

Pyramid Schemes Prohibition Ordinance (Chapter 617 of the Laws of Hong Kong)

The Pyramid Schemes Prohibition Ordinance defines a pyramid scheme as a scheme in which: (1) new participants must provide a participation payment to a participant or promoter of the scheme; (2) the participation payment is entirely or substantially induced by the prospect that the new participant will be entitled to a recruitment payment; and (3) the recruitment payment is entirely or substantially derived from the introduction to the scheme of a further new participant.

According to section 5(2) of the Pyramid Schemes Prohibition Ordinance, it is an offence for a person to participate in a pyramid scheme where he knows or reasonably ought to know that any benefit that the person may get from participating in the scheme would be entirely or substantially derived from the introduction to the scheme of new participants, and induces or attempts to induce another person to participate in the scheme. Under section 5(1) of the Pyramid Schemes Prohibition Ordinance, A person who knowingly promotes a pyramid scheme also commits an offence. Any person who commits the offence under the ordinance may be liable to a fine of HKD1,000,000 or imprisonment for 7 years.

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong), or the TMO

The TMO provides for the registration of trademarks, the use of registered trademarks and connected matters. Hong Kong provides territorial protection for trademarks. Therefore, trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong. In order to enjoy protection by the laws of Hong Kong, trademarks must be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Chapter 559A of the Laws of Hong Kong).

According to section 10 of the TMO, a registered trademark is a property right acquired through due registration under such ordinance. The owner of a registered trademark is entitled to the rights provided by the ordinance.

By virtue of section 14 of the TMO, the owner of a registered trademark is conferred exclusive rights in the trademark. The rights of the owner in respect of the registered trademark come into existence from the date of the registration of the trademark. According to section 48 of such ordinance, the registration date is the filing date of the application for registration.

Subject to the exceptions in section 19 to section 21 of the TMO, any use of the trademark by third parties without the consent of the owner is an infringement of the trademark. Conducts which amount to infringement of the registered trademark are further specified in section 18 of the same ordinance.

Copyright Ordinance (Chapter 528 of the Laws of Hong Kong)

Pursuant to the Copyright Ordinance, a person may incur civil liability for “secondary infringement” if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner.

Regulations Related to Employment and Labor Protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO

The EO is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO

The ECO is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment.

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.

As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HKD100,000,000 (approximately $13,000,000) per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO

The MPFSO is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme within the first 60 days of employment. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. Any employer who contravenes the requirement of enrolling eligible employees in a registered MPF Scheme or the requirement of paying mandatory contributions to the MPF Schemes commits a criminal offence and is liable on conviction to a fine and imprisonment.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong), or the MWO

The MWO provides a prescribed minimum hourly wage rate (currently at HKD40 per hour) during the wage period for every employee engaged under a contract of employment under the EO. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the MWO is void.

Failure to pay minimum wage amounts to a breach of the wage provisions under EO. An employer who willfully and without reasonable excuse fails to pay wages to an employee when it becomes due commits a criminal offence and is liable on conviction to a fine and imprisonment.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong), or the OSHO

The OSHO aims to ensure the safety and health of employees when they are at work. Under the OSHO, an employer must ensure the safety and health of his workplace by (i) providing and maintaining plant and work systems that are safe and without risks to health, (ii) making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of plant or substances, (iii) providing all necessary information, instruction, training and supervision for ensuring safety and health, (iv) providing and maintaining safe access to and egress from the workplace, and (v) providing and maintaining a safe and healthy work environment. An employer who fails to comply with the above may be liable on conviction to a fine and imprisonment, if he did so intentionally, knowingly or recklessly.

Occupational Safety and Health Regulation (Chapter 509A of the Laws of Hong Kong)

The Occupational Safety and Health Regulation further sets out basic requirements for accident prevention, fire precaution, workplace environment control, hygiene at workplaces, first aid, as well as what employers and employees are expected to do in manual handling operations.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

The Occupiers Liability Ordinance regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land. The Occupiers Liability Ordinance imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitors will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Regulations Related to our Business Operation in Mainland China

Import of Healthcare Food via General Trading Channels

Healthcare Food

In accordance with the Administrative Measures for Healthcare Food (《保健食品管理办法》) promulgated by the Ministry of Health (currently known as the National Health Commission) on March 15, 1996 and effective from June 1, 1996, “healthcare food” refer to food products with specific healthcare functions, namely such food products that are suitable for certain groups of people to adjust their bodily functions but not for the purpose of treating diseases.

Pursuant to the Food Safety Law of the PRC (《中华人民共和国食品安全法》) passed by the Standing Committee of the National People’s Congress (“SCNPC”) on February 28, 2009 and last amended on April 29, 2021 and the Administrative Measures for the Registration and Recordation of Healthcare Food (《保健食品注册与备案管理办法》) promulgated by China Food and Drug Administration (which has been currently consolidated as the State Administration for Market Regulation of the PRC (“SAMR”)) on February 26, 2016 and last amended on October 23, 2020, (i) healthcare food imported for the first time (excluding those that belong to vitamin, minerals and other nutritious substances and nutritional supplements) are subject to application to the SAMR for registration; and (ii) healthcare food that are imported for the first time and belong to vitamin, minerals and other nutritious substances and nutritional supplements are subject to application to the SAMR for recordation.

E-commerce

Under the E-Commerce Law of the PRC (《中华人民共和国电子商务法》) promulgated by the SCNPC on August 31, 2018 and effective from January 1, 2019, “e-commerce operators” refer to natural persons, legal persons and unincorporated bodies that sell commodities or provide services via information networks such as the Internet, including e-commerce platform operators, in-platform operators and those that sell commodities or provide services on self-established websites or other network services. Such business operations shall adhere to the principles of voluntariness, equality, equity and integrity and comply with the law and business ethics, in addition to fair participation in market competition, performance of obligations such as protecting consumer rights and interests, the environment, intellectual property rights, cyber security and individual information, assumption of responsibility for product and service quality, and acceptance of supervision by the government and society.

The Company’s virtual flagship store on Tmall Global was recently set up in June 2024 and has not generated sales to external customers in Chinese Mainland. Currently, the establishment and operation of the Company’s Tmall store are at an early stage of developing and marketing. As such, the Company does not expect any material non-compliance with these regulations.

Cross-border e-commerce retail imports

Pursuant to the Notice on Improving Supervision over Cross-border E-commerce Retail Imports (《关于完善跨境电子商务零售进口监管有关工作的通知》) promulgated by the Ministry of Commerce of the PRC (“MOFCOM”), the National Development and Reform Commission, the Ministry of Finance, the General Administration of Customs, the State Administration of Taxation and the SAMR on November 28, 2018 and implemented on January 1, 2019, “cross-border e-commerce retail imports” refer to the consumption behavior in which domestic Chinese consumers purchase goods from abroad through third-party cross-border e-commerce platform operators and have such purchased goods transported into China under the “Bonded Imports via Online Shopping” (网购保税进口) or “Imports via Direct Purchase” (直购进口). Such imported goods are products that fall within the List of Imported Goods in Cross-border E-commerce Retail (《跨境电子商务零售进口商品清单》) and are limited to personal use only and meet the conditions set forth in the taxation policies for cross-border e-commerce retail imports. Transactions via the e-commerce trading platforms connected to the customs authorities enable comparison among the documents of transactions, payments and electronic logistics information. Alternatively, for transactions not via the e-commerce trading platforms connected to the customs authorities, cross-border express delivery operators and postal enterprises shall accept the entrustment of e-commerce enterprises and electronic payment providers to undertake to assume corresponding legal liabilities, and transmit transaction data, payment data and other electronic information to the customs authorities. Imported goods from cross-border e-commerce retail are subject to supervision as inbound items for personal use and not subject to the requirements of initial import approval, registration or recordation, except for goods from epidemic areas that are expressly but temporarily prohibited from import by relevant authorities and those imposed with emergency response measures due to material quality and safety risks. Cross-border e-commerce enterprises are responsible for ensuring the quality and safety of goods, protecting the rights and interests of consumers, reminding and notifying consumers, establishing a risk prevention and control mechanism for the quality and safety of goods, as well as establishing a sound traceability system for ensuring the quality of bonded imports through online shopping. Such enterprises shall also submit real-time electronic data regarding transactions for cross-border e-commerce retail imports with electronic signature affixed to the customs authorities, report their forms either on themselves or via an entrusted agent to the customs and assume corresponding responsibilities. Cross-border e-commerce enterprises shall appoint a domestic enterprise registered in China to undergo customs registration procedures, assume the responsibility for factual reporting, accept supervision from relevant authorities in accordance with law, and assume joint civil liability.

According to the Announcement on Regulatory Matters concerning Cross-Border E-commerce Retail Imports and Exports (《关于跨境电子商务零售进出口商品有关监管事宜的公告》) promulgated by the General Administration of Customs on December 10, 2018 and implemented on January 1, 2019, cross-border e-commerce platform enterprises, logistics enterprises, payment enterprises and other enterprises involved in cross-border e-commerce retail import business shall, in accordance with the regulations on the administration of registration of customs declaration entities, undergo registration procedures with the customs in the places where such enterprises are located. Overseas cross-border e-commerce enterprises shall appoint domestic agents to undergo registration procedures with the customs in the places where the agents are located. Enterprises engaged in cross-border e-commerce retail import and export business and registered with the customs shall be included in customs credit management, with the customs authorities enforcing differentiated customs clearance management measures according to credit levels. Goods imported through “Imports via Direct Purchase” (直购进口) in cross-border e-commerce and those applicable to the import policy of “Bonded Imports via Online Shopping” (网购保税进口) are subject to the regulation as inbound items for personal use but not subject to the requirements for initial import approval, registration and recordation of relevant goods.

Advertising of Healthcare Food and Pharmaceuticals

With reference to the Advertising Law of the PRC (《中华人民共和国广告法》) promulgated by SCNPC on October 27, 1994 and last amended on April 29, 2021, advertisements for pharmaceuticals, medical equipment and healthcare food shall be reviewed by relevant authorities before their release and are prohibited from release without review. Health food advertisements should prominently state that “this product cannot replace drugs. “Moreover, according to the Advertising Law of the PRC, advertisements shall not contain any false or misleading content and shall not deceive or mislead consumers, and except for advertisements for medical treatment, pharmaceuticals or medical devices, any other advertisement is prohibited from involvement in disease treatment functions or from using medical terms or terms that are likely to confuse the goods being promoted with medicines or medical devices.

Pursuant to the Interim Administrative Measures for Review of Advertisements on Pharmaceuticals, Medical Equipment, Healthcare Food and Formula Food for Special Medical Purposes (《药品、医疗器械、保健食品、特殊医学用途配方食品广告审查管理暂行办法》) promulgated by the SAMR on December 24, 2019 and implemented on March 1, 2020, advertisements on pharmaceuticals, medical equipment and healthcare food shall be truthful and lawful. The advertisers (including natural persons, legal persons or other organizations that design, prepare and release advertisements for the marketing of products or services or engage others to do so) are responsible for the truthfulness and legality of the content of such advertisements on pharmaceuticals, medical equipment and healthcare food. The holder of the registration certificate or filing certificate for pharmaceuticals, medical equipment and healthcare food and authorized manufacturers and operators are the applicants of such advertisements, and the applicants may appoint agents to apply for the review of advertisements on pharmaceuticals, medical equipment, healthcare food and formula food for special medical purposes.

MANAGEMENT

The following individuals are members of the board of directors and management of the Company.

Name	Age	Position(s)
Ka Lun To	58	Chief Executive Officer and Chairman
Cheuk Fei Jeffrey Lo	32	Chief Financial Officer
Shing Hei Lee	31	Director
Chun Fai Fong	46	Independent Director Nominee*
Kenrick B. Toussaint	54	Independent Director Nominee*
Bin Zhou	45	Independent Director Nominee*

*	The appointment onto the board of directors as well as each of the committees of the board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Mr. Ka Lun To has been serving as our Chief Executive Officer since August 2024. He has been the President of Living Homeopathy Hong Kong since 1994 and the President of Living Homeopathy (Guangzhou) Health Management Limited since 2018 where he oversees general management. Mr. To is also the President and Director of the greater China region of Zeus Soft SPRL (Belgium), a company that produces software for homeopathy practitioners since January 2017. Mr. To is also a board member of Sevene II (France) since April 2019. Mr. To has been a Chinese course professor at the School of Health (UK) where he teaches nutritional therapist diploma courses since 2018, and a Chinese course professor at the School of Homeopathy (UK) since October 2010 where he teaches among others, Homeopathy Practitioner Advance Diploma Course. Mr. To holds professional homeopath qualification and is awarded the Honorary Fellowship of the Faculty of Homeopathy (UK). Mr. To has led the Hong Kong Association of Homeopathy and the Macau Association of Homeopathy as president since 2005 and has been the vice president of the Committee of Comprehensive Health Industries in the China Hong Kong Economic Trading International Association since 2023 We believe that Mr. To is qualified to serve as our director because of his experience in the Homeopathy industry and his extensive knowledge of the Company.

Mr. Cheuk Fei Jeffrey Lo has been serving as our Chief Financial Officer since July 2025. From July 2024 to April 2025, Mr. Lo worked as a contract finance manager at ISI Emerging Market Group, an information service provider. From December 2022 to March 2024, he served as the Financial Controller of Medicare Group. Prior to that, Mr. Lo served as the Finance Manager of Sunway International Holdings Limited (HKSE: 0058), a company mainly engaged in the manufacturing and sale of high-strength concrete piles, from February 2022 to December 2022. From December 2020 to February 2022, he served as the Finance Manager of eLumen LED Lighting Solutions Company Limited, a LED lighting manufacturing company. From September 2016 to July 2020, he served as a senior auditor at Deloitte China. In addition, Mr. Lo also served or has been serving in secretary and director roles. He has been serving as the Company Secretary of Shanyu Group Holdings Company Ltd. (HKSE: 8245), a company mainly engaged in the design, trade and manufacture of two-way wireless walkie-talkies, baby monitors and other communication equipment. since April 2022. He has also served as an independent director of Simplicity Holding Limited (HKSE: 8367), a company focused on catering and restaurant operations, since July 2021. He has also been a managing director of his own company, Royal Mile limited, a company secretarial services provider since March 2022. Mr. Lo holds a Master of Art degree in accounting and finance from the University of Edinburgh.

Mr. Shing Hei Lee has been serving as our Director since August 2024. Mr. Lee has been serving a Representative of Head & Shoulders Securities Limited from February 2023 till present, and was an Equity Capital Markets Associate of the same from April 2018 to January 2023. Mr. Lee was primarily focused on deal origination, transaction negotiation and execution, syndication work and research. Mr. Lee holds a Master of Arts degree from University of Edinburgh. We believe that Mr. Lee is qualified to serve as our director because of his extensive experience in capital markets.

Mr. Chun Fai Fong is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Fong has been serving as the President of Mango Financial Limited since October 2024. From September 2023 to September 2024, he served as advisor (CFO) of 91360 Med Tech (Nanjing) Co., Ltd. From August 2021 to September 2023, he served as head of corporate finance of Ping An of China Capital HK Ltd (a member of Ping An Insurance (Group) Company of China, Ltd.). From October 2019 to January 2021, he served as head of corporate finance of CISI Capital Limited (a member of China Industrial Securities International Financial Group Limited). From July 2010 to September 2017, he served in BOCI Asia Limited (a member of Bank of China Limited) with the last position being the executive director of its investment banking department. From May 2005 to January 2009, he served BNP Paribas (Asia Pacific) Limited with the last position as senior manager. From January 2004 to May 2005, he served as associate of ICEA Capital Limited (a member of Industrial and Commercial Bank of China Limited). From June 2001 to December 2003, he served as staff accountant of Ernst & Young Hong Kong. Mr. Fong obtained a bachelor’s degree of Actuarial Sciences from the University of Hong Kong in 2001 and was awarded with HSBC Hong Kong Bank Foundation Bursary. He has been a member of Hong Kong Institute of Certified Public Accountant since 2005 and a member of corporate finance committee of Hong Kong Institute of Certified Public Accountants since 2018. We believe that Mr. Fong is qualified to serve as our director because of his extensive experience in accounting and finance.

Mr. Kenrick B. Toussaint is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Toussaint has been serving as the Director and Chairman of the audit committee of Bit Origin (NASDAQ: BTOG) from 2020 to present, and the Chairman of Principal Solar, Inc. from 2018 to present. Prior to his current appointments, Mr. Toussaint served as CEO and board member of Myos-Rens Technology, Inc. (NASDAQ: MDVL) from 2015 to 2016, and CEO of Rick Toussaint MBA CPA LLC from 2000 to present. Mr. Toussaint holds a Bachelor of Science degree, and an MBA from Louisiana State University. We believe that Mr. Toussaint is qualified to serve as our director because of his practice experience in capital markets and executive management.

Mr. Bin Zhou is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Zhou has been serving as Senior Attorney and Partner at Bernard & Yam, LLP from 2006 to present. Mr. Zhou holds a Bachelor of Law from Nanjing University, China, Master in Social Work from University of Georgia, and a Juris Doctor from Rutgers University. We believe that Mr. Wang is qualified to serve as our director because of his experience in corporate governance and knowledge of securities laws.

Board of Directors

Our board of directors will consist of five directors upon the effectiveness of the registration statement of which this prospectus forms a part. Our board of directors have determined that each of our three independent director nominees, Kenrick B Toussaint, Chun Fai Fong and Bin Zhou, satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. The Company has the right to seek damages if a director breaches any duty which he or she owes to us. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company. Any appointment may be to fill a vacancy or as an additional director. A director is not subject to a term of office and shall hold office until he or she is removed or resigned in accordance with our Amended and Restated Memorandum and Articles of Association, unless such director is appointed on such express terms that he or she shall automatically retire from office (unless he or she has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period.

A director may be removed by an ordinary resolution of our shareholders. A director’s office will also be terminated automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii)  resigns his office by notice to the Company, (iv) without the consent of the other directors, is absent from meetings of our board for a continuous period of six months, or (v) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of Ka Lun To and Shing Hei Lee and will also consist of three independent directors whose appointments will be effective as of the effectiveness of the registration statement of which this prospectus forms a part, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part: an audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Kenrick B Toussaint, Chun Fai Fong, and Bin Zhou. Kenrick B Toussaint will be the chairman of our audit committee. We have determined that Kenrick B Toussaint, Chun Fai Fong, and Bin Zhou will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Kenrick B Toussaint qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Chun Fai Fong, Kenrick B Toussaint and Bin Zhou. Chun Fai Fong will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Bin Zhou, Kenrick B Toussaint and Chun Fai Fong. Bin Zhou will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics, Insider Trading Policy and Clawback Policy

We have adopted (i) a code of business conduct and ethics, (ii) an insider trading policy that applies to our directors, officers, and employees, and (iii) a clawback policy that applies to our directors, officers and employees (collectively, the “Policies”). The Policies will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we currently intend to voluntarily follow all Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may in the future choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from the requirement that a majority of our board of directors consists of independent directors.

●	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

●	Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

●	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

●	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

●	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

●	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Interested Transactions

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

A director may, subject to any separate requirement for audit committee approval under applicable law, the Amended and Restated Memorandum and Articles of Association or the Nasdaq Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of certain contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, our Chief Executive Officer and Chief Financial Officer are employed for an initial term of 12 months commencing on September 1, 2024 and July 1, 2025 (the “Initial Term”), respectively, unless earlier terminated pursuant to the terms of the employment agreement. Upon the expiration of the Initial Term, the employment shall be automatically extended for successive periods of 12 months each (each, an “Extension Period”) unless either party shall have given 30 days advance written notice prior to the end of the relevant Extension Period that the term of the employment agreement is not to be extended. Either party may terminate the employment agreement by giving 30 days advance written notice to the other party. If an executive officer’s employment is terminated by us for certain acts of the executive officer, such as a conviction of criminal officer, act of fraud or dishonesty, gross negligence, willful material misrepresentation, misconduct or a failure to comply with any of the executive officer’s material obligations (the “Causes”), we shall pay the executive officer his/her salary through the date of termination and we shall have no additional obligations to the executive officer. If we terminate the executive officer’s position without Causes, we shall continue to pay the executive all compensation during the notice period.

Each executive officer has agreed to hold in confidence our confidential information and owe us and third parties a duty to hold the confidential or proprietary information we received from such parties in strict confidence. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for 12 months following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

COMPENSATION

Compensation of Directors and Executive Officers

For the year ended March 31, 2025, the total compensation paid and/or accrued for the Company’s executive officers and directors was $467,536 and $26,993, respectively. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Amended and Restated Memorandum and Articles of Association provides that that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s Class A Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of the Company’s directors, director nominees and executive officers who beneficially own the Company’s Class A Ordinary Shares; and

●	each person known to the Company to own beneficially more than 5.0% of the Company’s Class A Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 9,000,000 Class A Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Class A Ordinary Shares outstanding immediately after the completion of this offering.

The number and percentage of Class A Ordinary Shares beneficially owned after the offering are based on 10,250,000 Class A Ordinary Shares outstanding following the sale of 1,250,000 Class A Ordinary Shares in the offering. Information with respect to beneficial ownership has been furnished by each director, director nominee, officer or beneficial owner of 5% or more of the Company’s Class A Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, the Company had seven shareholders of record, none of which are located in the United States.

Name and	Beneficial Ownership Prior to the Offering						Beneficial Ownership After the Offering
Address of Beneficial Owner	Class A Ordinary Shares			Class B Ordinary Shares			Class A Ordinary Shares			Class B Ordinary Shares
	Shares	% of Class A Voting Power	% of Total Voting Power *	Shares	% of Class B Voting Power	% of Total Voting Power *	Shares	% of Class A Voting Power*	% of Total Voting Power *	Shares	% of Class B Voting Power	% of Total Voting Power *

Directors and Named Executive Officers
Ka Lun To(1)	4,680,000	52.0%	19.5%	520,000	52%	32.5%	4,680,000	45.66%	18.53%	520,000	52.0%	30.89%

Cheuk Fei Jeffrey Lo	-	-	-	-	-	-	-	-	-	-	-	-

Shing Hei Lee(3)	500,000	5.56%	2.08%	-	-	-	500,000	4.88%	1.98%	-	-	-

Chun Fai Fong	-	-	-	-	-	-	-	-	-	-	-	-

Kenrick B Toussaint	-	-	-	-	-	-	-	-	-	-	-	-

Bin Zhou	-	-	-	-	-	-	-	-	-	-	-	-

5% Principal Shareholders

LTO Holdings Ltd.	4,680,000	52.0%	19.5%	520,000	52%	32.5%	4,680,000	45.66%	18.53%	520,000	52.0%	30.89%

Qingtian Holdings Ltd.(2)(3)	2,820,000	31.33%	11.75%	480,000	48%	30%	2,820,000	27.51%	11.17%	480,000	48.0%	28.51%

Shing Hei Lee(2)	500,000	5.56%	2.08%	-	-	-	500,000	4.88%	1.98%	-	-	-

(1)	Mr. To holds the Class A and Class B shares through LTO Holdings Ltd. incorporated in the BVI with its address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, VG1110, VIRGIN ISLANDS, BRITISH. Mr. To is the sole shareholder of LTO Holdings Ltd.
(2)

Qingtian Holdings Ltd. is incorporated in the BVI with its address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, VG1110, VIRGIN ISLANDS, BRITISH. Ms. Chi Ching Hung is the sole shareholder of Qingtian Holdings Ltd.

(3)	Ms. Chi Ching Hung (Ms. Hung) and Mr. Shing Hei Lee are mother and son.

The Company is not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management -- Employment Agreement and Indemnification Agreement”.

Compensation of Directors and Officers

See “Compensation”.

Other Related Party Transactions

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related party also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Set forth below are the related party transactions that we have entered into during the last three fiscal years and up to the date of this prospectus.

The details of the related parties involved are summarized as follow:

Name of the related party	Relationship to the Company

Mr. To	Controlling shareholder, Chief Executive Officer and Chairman of the Board of Directors
Living Homeopathy Limited (Macau)	Entity controlled by Mr. To
Silver Link Limited	Entity controlled by Mr. To
Ms. Hung Chi Ching (Ms. Hung)	Shareholder of the Company

Set forth below are details of the related party transactions.

		For the years ended March 31,
Name of the related party	Nature of transaction	2025	2024	2023

Living Homeopathy Limited (Macau)	Revenue(1)	$390,842	$368,969	$422,049
Living Homeopathy Limited (Macau)	Cost of revenue(2)	$417,843	$456,773	$562,759
Silver Link Limited	Lease expense(3)	$184,780	$184,036	$183,700
Mr. To	Transfer of land and building(4)	$1,962,362	-	-
Mr. To	Dividends(5)	$983,560	$325,078	$1,503,204

Notes:

(1)	The Company sold all kinds of healthcare products, personal care products and water filters and related products to Living Homeopathy Limited (Macau). Living Homeopathy Limited (Macau) is a distributor of the Company that sells all kind of healthcare products, personal care products and water filters and related products in Macau.

(2)	The Company purchased certain healthcare products from Living Homeopathy Limited (Macau). The products purchased from Living Homeopathy Limited (Macau) were not duplicated with sales to Living Homeopathy Limited (Macau).

(3)	Living Homeopathy Hong Kong entered into a tenancy agreement with Silver Link Limited pursuant to which Living Homeopathy Hong Kong leased a property owned by Silver Link Limited for the purpose of use as an office premise.

(4)	Living Homeopathy Hong Kong transferred the ownership of the land and building to Mr. To. Mr. To obtained a property instalment loan in his name to settle the bank borrowings of Living Homeopathy Hong Kong.

(5)

As of March 31, 2025 and 2024, the amount due to related parties was nil and $983,560, respectively, before the Company declared any dividends.

On March 31, 2025, the Company recorded constructive dividends in the amounts of $983,560 through reductions in the amount due from Mr. To, which was netted $1,022,391 in aggregated fund advance to the shareholder during the year ended March 31, 2025, and $38,831 due from the shareholder arising from the transfer of land and building and the release of associated property installment loan agreements. The Company declared cash dividends $325,078 during the year ended March 31, 2024.

After the declaration of dividend, there were no amount due to related parties as of March 31, 2025 and 2024. There was dividend of $983,560 and $38,831 which were reflected in the consolidated statement of change in equity as of March 31, 2025 and 2024, respectively.

Balances with related parties consisted of the following:

		As of March 31,
Name of the related party	Nature of balance	2025	2024	2023

Mr. To	Amount due to a related party(1)	$-	$-	$76,996
Ms. Hung	Amount due to a related party(1)	$924,241	-	-
Living Homeopathy Limited (Macau)	Accounts payable	$217,595	$214,120	$151,629

(1)	Amount due to a related party was interest-free, unsecured and repayable on demand. The Company obtained funds from its related party for working capital use.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of the prospectus, the authorized share capital of the Company is $50,000, divided into 450,000,000 Class A Ordinary Shares, with a par value of $0.0001 each and 50,000,000 Class B Ordinary Shares, with a par value of $0.0001 each. As of the date of the prospectus, 9,000,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares, were issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Immediately upon the completion of the offering assuming no exercise of the over-allotment option by the underwriters, there will be 10,250,000 Class A Ordinary Shares (which will be 10,437,500 Class A Ordinary Shares assuming the full exercise of the over-allotment option) and 1,000,000 Class B Ordinary Shares issued and outstanding.

As of the date of the prospectus, we have not granted any options to purchase our Ordinary Shares.

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Amended and Restated Memorandum and Articles of Association, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company. Under our Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Dividends.

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Amended and Restated Articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

●	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights. In respect of all matters subject to a shareholders’ vote unless otherwise required under the Companies Act or by the Amended and Restated Articles, each Class A Ordinary Share is entitled to 1 vote and each Class B Ordinary Share is entitled to 15 votes, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

No business shall be transacted at any general meeting unless a quorum of members is present in person or by proxy; a quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of all votes which are cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of all votes, calculated on a fully converted basis, cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum and Articles of Association.

Conversion. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Class B Ordinary Shares may be converted into an equal and corresponding number of Class A Ordinary Shares (being a 1:1 ratio) at the option of such holder at any time upon written notice to the transfer agent of the Company. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a holder thereof to any person or entity who is not an affiliate of the holder thereof, or upon a change of ultimate beneficial ownership of the holder of any Class B Ordinary Share to any person or entity who is not an affiliate of the holder thereof, such Class B Ordinary Shares will be automatically and immediately converted into the same number of Class A Ordinary Shares.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company. Any appointment may be to fill a vacancy or as an additional director.

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Class A Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares by an instrument of transfer in the common form or in a form prescribed by the designated stock exchange or any other form approved by our board of directors.

Where the Class A Ordinary Shares in question are not listed on or subject to the rules of any designated stock exchange, our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares which is not fully paid up or on which the Company has a lien.

If our directors refuse to register a transfer of any Class Ordinary Shares not listed on a designated stock exchange, they shall, within three months after the date on which the instrument of transfer was lodged with the Company, send to the transferor and transferee notice of such refusal.

The registration of transfers may on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended for more than 30 days in any calendar year as our board may determine.

Winding-Up/Liquidation. If the Company is wound up, the shareholders may, subject to the Amended and Restated Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Class A Ordinary Shares and Forfeiture of Class A Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

●	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares. Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders:

●	increase the share capital of our Company by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	subdivide our shares into shares of an amount smaller than that fixed by the Amended and Restated Memorandum and Articles of Association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

●	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares.

●	convert all or any of its paid-up shares into stock, and reconvert that stock into paid up shares of any denomination; and

●	cancel shares which, at the date of the passing of ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of Shares into which its capital is divided.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Amended and Restated Memorandum and Articles of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares, and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Class A Ordinary Shares and Class B Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued Class A Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise,

The disparate voting rights between the Class A Ordinary Shares and Class B Ordinary Shares may have anti-takeover effects preventing a change in control transaction that shareholders might consider in their best interest. The future issuances of Class B Ordinary Shares may be dilutive to Class A shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, special resolutions passed by our shareholders and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. The directors may call a general meeting at any time. At least five clear days’ notice of a general meeting must be given to the shareholders. But a meeting may be convened on shorter notice with the consent of the shareholders who collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that our directors must call a general meeting if there is a requisition in writing given by shareholders who together hold at least 10% of the rights to vote at such general meeting. Should the directors fail to call a general meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period. The requisition must specify the purpose of the meeting; be signed by or on behalf of each requisitioner; and be delivered in accordance with the notice provisions in our Articles. Otherwise, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before any general meetings not called by such shareholders.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be incorporated as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection by shareholders of the company;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may not issue negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Capital Market rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies, provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiaries or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by 75% in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at the meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved and sanctioned, or if a takeover offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a non-controlling shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: a duty to act in good faith in what the director bona fide considers to be in the best interests of the company, a duty to exercise their powers for the purposes they were conferred, a duty to avoid fettering his or her discretion in the future and a duty to avoid conflicts of interest and of duty. As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that, on the requisition of any shareholders who hold not less than 10 percent of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested, our board of directors shall convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Amended and Restated Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, any of our directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Amended and Restated Memorandum and Articles of Association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

SHARES ELIGIBLE FOR FUTURE SALE

Before Living Homeopathy’s initial public offering, there has not been a public market for Living Homeopathy’s Class A Ordinary Shares, and although the Company intends to apply for listing on the Nasdaq Capital Market, a regular trading market for Living Homeopathy’s Class A Ordinary Shares may not develop. Future sales of substantial amounts of Living Homeopathy’s Class A Ordinary Shares in the public market after Living Homeopathy’s initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for Living Homeopathy’s Class A Ordinary Shares to fall or impair Living Homeopathy’s ability to raise equity capital in the future. Upon completion of this offering, the Company will have 10,250,000 Class A Ordinary Shares issued and outstanding. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than Living Homeopathy’s “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

The Company has agreed to enter into a customary lock-up agreement for a period of three (3) months from the date of the offering, subject to certain exceptions, among others, with respect to any shares of capital stock of the Company or any securities convertible or exchangeable for shares of capital stock of the Company, without the prior written consent of the representative of the Underwriters. See “Underwriting” beginning on page 123 of this prospectus for more information.

Furthermore, each of Living Homeopathy’s directors, executive officers, and principal shareholders of 5% and more of the Class A Ordinary Shares as of the effective date of this registration statement of the Company’s outstanding share capital has also agreed to enter into a similar lock-up agreement for a period of six (6) months from the date of the offering, subject to certain exceptions, with respect to any shares of capital stock of the Company or any securities convertible or exchangeable for shares of capital stock of the Company, without the prior written consent of the representative of the Underwriters. See “Underwriting” beginning on page 123 of this prospectus for more information.

The Company is not aware of any plans by any significant shareholders to dispose of significant numbers of the Company’s Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the Company’s Ordinary Shares may dispose of significant numbers of the Company’s Ordinary Shares in the future. The Company cannot predict what effect, if any, future sales of the Company’s Ordinary Shares, or the availability of Company’s Ordinary Shares for future sale, will have on the trading price of Living Homeopathy’s Class A Ordinary Shares from time to time. Sales of substantial amounts of Living Homeopathy’s Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of Living Homeopathy’s Class A Ordinary Shares.

Rule 144

All of Living Homeopathy’s Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been Living Homeopathy’s affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about the Company. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from the Company or from Living Homeopathy’s affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of Living Homeopathy and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by Living Homeopathy’s affiliates or persons selling shares on behalf of Living Homeopathy’s affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Living Homeopathy’s employees, consultants, or advisors who purchases Living Homeopathy’s Class A Ordinary Shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, Hong Kong and U.S. federal income tax consequences of an investment in Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of Hong Kong tax law, it is advised by our Hong Kong counsel Han Kun law Offices LLP based on their understanding of the current Hong Kong laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares except those which hold interests in land in the Cayman Islands or unless such instrument of transfer is executed within the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong Profits Taxation

Living Homeopathy’s subsidiary, Living Homeopathy Hong Kong, is a Hong Kong entity subject to the two-tier profit tax rates system according to Hong Kong tax rules and regulations.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD2 million ($254,780) of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

Living Homeopathy Hong Kong elected the two-tier profits tax rate for its tax years of 2021/2022, 2022/2023 and 2023/24.

United States Federal Income Taxation Considerations

The following does not address the tax consequences to any particular investor or to person in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperative;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Class A Ordinary Shares in this offering.

WE URGE PROSPECTIVE PURCHASERS OF OUR CLASS A ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in US dollars) for the share and your tax basis (in US dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC for our current taxable year under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC (regardless of whether you make a mark-to-market election as described above), you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. In addition, certain U.S. Holders must file a U.S. Internal Revenue Service Form 926 to report the contribution of property (including cash) to a foreign corporation. Failure to report such information could result in substantial penalties.

The foregoing description of reporting requirements is not exhaustive, and you should consult your own tax advisor regarding your obligation to file a Form 8938, Form 926 or other applicable forms as a result of an investment in our Class A Ordinary Shares.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Craft Capital Management LLC, as the representative of the underwriters named therein in this offering (the “Representative”). The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this Offering. The underwriters agreed severally to purchase from us, and we have agreed to sell to them, the number of Class A Ordinary Shares set forth opposite to its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter(s)	Number of Class A Ordinary Shares
Craft Capital Management LLC	[●]
Revere Securities LLC	[●]
Total	1,250,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. The underwriters are offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We granted to the underwriters an option to purchase from us up to an additional 187,500 Class A Ordinary Shares, or 15% of the Class A Ordinary Shares sold in this offering, solely to cover over-allotments, if any, at the initial public offering price listed on the cover page less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of this offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the Class A Ordinary Shares for which they exercise the option.

Discounts and Expense

We will pay the underwriters a discount of seven and half percent (7.5%) of the public offering price on each of the Class A Ordinary Shares being offered. The underwriters propose initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A Ordinary Shares offered by us are not sold at the offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the per share and total IPO price, underwriting discounts, proceeds before expenses to us:

	Per Ordinary Share	Total without exercise of over-allotment option	Total with full exercise of over-allotment option
Initial public offering price (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus)	$5.00	$6,250,000	7,187,500
Underwriting discounts (7.5%)	$0.375	$468,750	539,063
Proceeds, before expenses, to us	$4.625	$5,781,250	6,648,438

(1)	We have agreed to pay the underwriters a discount equal to seven and half percent (7.5%) of the gross proceeds of this offering and each closing of the over-allotment option (if any).

We have agreed to pay the underwriters a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this offering.

We agreed to reimburse the underwriters for reasonable out-of-pocket accountable expenses of no more than $200,000. In addition, we have agreed to pay Revere Securities LLC (“Revere”) a $90,000 advisory fee, of which we have paid $40,000 with the remainder due upon the listing of our Class A Ordinary Shares on Nasdaq. Any expenses advancement will be returned to us to the extent the underwriters’ out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We also agreed to pay to the Representative non-accountable expenses equal to 1.0% of the gross proceeds raised in this offering.

Right of First Refusal

We have agreed to grant Revere, for a period of twelve (12) months following the closing of this offering, a right of first refusal, exercisable at the sole discretion of the Revere, to provide investment banking services to us on an exclusive basis for (a) acting as lead or joint-lead manager for any underwritten public offering; (b) acting as lead or joint book runner and/or lead or joint placement agent, initial purchaser in connection with any private offering of securities of the Company and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The right of first refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause, which shall be a breach by Revere of its engagement letter with the Company or a material failure by Revere to provide the services as contemplated by such engagement letter.

Lock-Up Agreements

We agreed that, subject to certain exceptions set forth in the underwriting agreement/lock-up agreements, we will not, without the prior written consent of the Representative, from the date of execution of the underwriting agreement and continuing for three (3) months from the closing date of this offering, (i) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares of the Company; or (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any Class A Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares of the Company.

Each of our officers, directors, and all existing shareholders who own 5% or more of the issued and outstanding Class A Ordinary Shares after this Offering agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares for up to six (6) months from the closing date of this offering, without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Application for Nasdaq Listing

We applied to have our Class A Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “LHI.” We will not consummate and close this Offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of Class A Ordinary Shares in this Offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the ordinary shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of ordinary shares. As a result, the price of ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

Prior to this Offering, there has been no public market for our ordinary shares. The public offering price of the shares we are offering was determined by us in consultation with the underwriters based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of this Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the underwriters or their affiliates. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Indemnification

We agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities. In order to provide a source of funding for certain indemnification obligations, if applicable, we will establish and maintain an escrow account for twelve (12) months with a financial institutional as designated by us and the underwriters, and we will deposit an amount equal to $100,000 of the proceeds from the offering into such escrow account.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A Ordinary Shares you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the Class A Ordinary Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Class A Ordinary Shares are made. Any resale of the Class A Ordinary Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing Class A Ordinary Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the Class A Ordinary Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory rights of action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment. Canadian purchasers of Class A Ordinary Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Ordinary Shares in their particular circumstances and about the eligibility of the Class A Ordinary Shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no Class A Ordinary Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A Ordinary Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A Ordinary Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A Ordinary Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class A Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the FrenchCode monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The Class A Ordinary Shares will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A Ordinary Shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The Class A Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Class A Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Notice to Prospective Investors in Taiwan

The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A Ordinary Shares in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The Class A Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and non-accountable expense allowance of the Representative, that Living Homeopathy expects to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

$
Securities and Exchange Commission Registration Fee	$2,000
FINRA Filing Fee	$4,000
Nasdaq Capital Market Listing Fee	$50,000
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	$370,000
Transfer Agent Fees	$13,000
Reimbursable fees and expenses of the Representative	$440,000
Financial Printing and Miscellaneous Expenses	$495,300
Total Expenses	$1,874,300

These expenses will be borne by Living Homeopathy.

LEGAL MATTERS

Certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Robinson & Cole LLP. The validity of the Class A Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to Hong Kong law will be passed upon for us by Han Kun Law Offices LLP. Legal matters as to the laws of PRC will be passed upon for us by Han Kun Law Offices.

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP.

EXPERTS

The consolidated financial statements for the years ended March 31, 2025 and 2024 included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Ct, San Mateo, CA 94403

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to Living Homeopathy’s directors, officers or persons controlling Living Homeopathy, Living Homeopathy has been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including exhibits with the SEC, under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the Class A Ordinary Shares.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, Living Homeopathy will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, Living Homeopathy is exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and Living Homeopathy’s executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Living Homeopathy International Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Living Homeopathy International Ltd. and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2024.

San Mateo, California

August 8, 2025

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amount in U.S. dollars, except for share and per share data, or otherwise noted)

	As of March 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,494,226	$2,314,926
Inventories, net	722,709	1,104,863
Prepayments to suppliers	530,136	345,698
Prepaid expenses and other current assets	50,872	86,174
Tax recoverable	33,878	14,537
Total current assets	3,831,821	3,866,198

Non-current assets:
Property and equipment, net	-	1,990,019
Deferred offering costs	1,007,167	-
Right-of-use assets, net	312,426	45,451
Deferred tax assets, net	40,540	68,937
Non-current deposits	52,341	45,490
Total non-current assets	1,412,474	2,149,897
Total assets	$5,244,295	$6,016,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$-	$2,185,879
Accounts payable	244,253	238,530
Lease liabilities, current	267,039	45,451
Accrued expenses and other payables	816,441	447,652
Amount due to a related party	924,241	-
Total current liabilities	2,251,974	2,917,512

Non-current liabilities:
Lease liabilities, non-current	45,387	-
Total non-current liabilities	45,387	-
Total liabilities	2,297,361	2,917,512

Commitments and contingencies

Shareholders’ equity:
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 9,000,000 shares issued and outstanding as of March 31, 2025 and 2024*	900	900
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1,000,000 shares issued and outstanding as of March 31, 2025 and 2024*	100	100
Additional paid-in capital	1,282	1,282
Retained earnings	2,955,637	3,127,067
Accumulated other comprehensive loss	(10,985)	(30,766)
Total shareholders’ equity	2,946,934	3,098,583

Total liabilities and shareholders’ equity	$5,244,295	$6,016,095

*	Retrospectively restated for effect of share reorganization (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amount in U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended
	March 31,
	2025	2024
Net revenue
Net revenue	$8,031,797	$8,141,247
Net revenue – a related party	390,842	368,969
Total net revenue	8,422,639	8,510,216

Cost of revenue
Cost of revenue	(1,581,402)	(1,672,485)
Cost of revenue – a related party	(417,843)	(456,773)
Total cost of revenue	(1,999,245)	(2,129,258)

Gross profit	6,423,394	6,380,958

Operating expenses
Selling and marketing expenses	(3,615,483)	(3,806,750)
Staff costs and employee benefits	(951,823)	(914,767)
Depreciation	(36,052)	(86,321)
Lease expenses	(87,771)	(88,951)
Lease expenses – a related party	(184,780)	(184,036)
Legal and professional fees	(270,653)	(5,956)
Other general and administrative expenses	(686,582)	(367,461)
Total operating expenses	(5,833,144)	(5,454,242)

Income from operations	590,250	926,716

Other (expense) income, net
Interest income	1,293	832
Government subsidies	39,330	-
Interest expense	(30,910)	(75,635)
Other income, net	458,319	43,133
Total other income (expense), net	468,032	(31,670)

Income before income taxes	1,058,282	895,046

Income taxes expenses	(246,152)	(141,617)

Net income	812,130	753,429

Other comprehensive income
Foreign currency translation adjustment	19,781	8,026

Total comprehensive income	$831,911	$761,455

Earnings per share
– Basic and diluted*	$0.08	$0.08

Weighted average number of ordinary shares
– Basic and diluted*	10,000,000	10,000,000

*	Retrospectively restated for effect of share reorganization (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Amount in U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares*					Retained	Accumulated
	Class A – No. of shares	Amount	Class B – No. of shares	Amount	Additional paid-in capital	earnings/ (accumulated losses)	other comprehensive loss	Total
Balance as of April 1, 2023	9,000,000	$900	1,000,000	$100	$1,282	$2,698,716	$(38,792)	$2,662,206
Dividend declared	-	-	-	-	-	(325,078)	-	(325,078)
Net income	-	-	-	-	-	753,429	-	753,429
Foreign currency translation adjustment	-	-	-	-	-	-	8,026	8,026
Balance as of March 31, 2024	9,000,000	$900	1,000,000	$100	$1,282	$3,127,067	$(30,766)	$3,098,583
Dividend declared	-	-	-	-	-	(983,560)	-	(983,560)
Net income	-	-	-	-	-	812,130	-	812,130
Foreign currency translation adjustment	-	-	-	-	-	-	19,781	19,781
Balance as of March 31, 2025	9,000,000	$900	1,000,000	$100	$1,282	$2,955,637	$(10,985)	$2,946,934

*	Retrospectively restated for effect of share reorganization (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$812,130	$753,429
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation – property and equipment	36,052	86,321
Impairment for inventories	48,160	19,212
Changes in operating assets and liabilities:
Inventories	339,871	(225,073)
Prepayments to suppliers	(182,086)	149,211
Prepaid expenses and other current assets	29,175	(52,727)
Tax recoverable	(19,222)	(14,540)
Deferred tax assets	28,756	1,983
Accounts payable	4,306	71,107
Accrued expenses and other payables	366,186	8,892
Income tax payable	-	(110,320)
Net cash generated from operating activities	1,463,328	687,495

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Repayment of bank borrowings	(232,737)	(171,087)
Advance from (repayment to) a related party	924,241	(78,249)
Advance to a related party	(981,903)	-
Deferred offering costs	(1,007,167)	-
Dividend paid	-	(325,078)
Net cash used in financing activities	(1,297,566)	(574,414)

Net change in cash and cash equivalents	165,762	113,081

Effect of exchange rate changes on cash and cash equivalents	13,538	6,655

Cash and cash equivalents, beginning of year	2,314,926	2,195,190

Cash and cash equivalents, end of year	$2,494,226	$2,314,926

Supplemental disclosure information:
Income tax paid	$236,618	$263,640
Interest expense paid	$30,910	$75,635
Interest income received	$1,293	$832
Supplemental non-cash activities:
Dividends made through reduction in amount due from shareholder	$983,560	$-
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$527,306	$-
Land and building transferred to controlling shareholder	$1,962,362	$-
Bank borrowings discharged to controlling shareholder	$2,162,619	$-

The accompanying notes are an integral part of these consolidated financial statements.

LIVING HOMEOPATHY INTERNATIONAL LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and nature of business

Business

Living Homeopathy International Ltd. (the “Company”) and its subsidiaries (collectively the “Group”) conducts its primary operations through its indirect wholly owned subsidiary, Living Homeopathy Limited (“Living HK”), in Hong Kong. The Group engages in retail and wholesale of various healthcare products, personal care products and water filters and related products for over twenty years in Hong Kong. The Company mainly focus in providing healthcare products include homeopathic remedies, homeopathic co-remedies and classic flower remedies that are free from additives.

Corporate Structure

The Company, incorporated on May 7, 2024 under the laws of the Cayman Islands, is an investment holding company of the Group.

Living Homeopathy Global Ltd. (“Living Global”), a British Virgin Islands (“BVI”) company limited by shares incorporated on May 27, 2024 and a wholly owned subsidiary controlled by the Company, is the immediate holding company of Living HK, a company incorporated in Hong Kong with limited liability on June 21, 1994 and the Group’s operating subsidiary in Hong Kong.

Prior to the reorganization described below, Living HK was direct wholly-owned and controlled by Mr. Ka Lun To (“Mr. To”), the controlling shareholder.

Reorganization

In connection with its proposed initial public offering, the Company undertook a reorganization of its legal structure (the “Reorganization”). The Reorganization involved:

(i)	On May 7, 2024, the Company was incorporated in the Cayman Islands with limited liability and authorized share capital of $50,000 divided into 50,000 of a par value of $1 each. On its date of incorporation, the Company allotted and issued 1 share to LTO Holdings Ltd. (“LTO”), a company controlled by Mr. To.

(ii)	On May 27, 2024, Living Global was incorporated in BVI with limited liability and authorized share capital of $50,000 divided into 50,000 of a par value of $1 each. On its date of incorporation, Living Global allotted and issued 1 share to the Company at $1. Upon completion of such allotment and issue of share of Living Global to the Company, Living Global became a direct wholly-owned subsidiary of the Company.

(iii)	On July 30, 2024, the entire equity interest of Living HK transferred from Mr. To to Living Global at nil consideration as the beneficial interest of Mr. To remain unchanged prior to and after the execution of transfer. Upon completion of such share transfer, Living HK became an indirect wholly-owned subsidiary of the Company.

(iv)	On August 28, 2024, a shareholder resolution was passed and approved and the article of association of the Company was amended that (i) the number of authorized shares increased from 50,000 shares to 500,000,000 shares and divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares; and (ii) the par value of the shares decreased from $1 each to $0.0001 each (collectively refer as the “Share Re-classification”). One Class A Ordinary Share represents one voting right and one Class B Ordinary Share represents fifteen voting rights. The authorized share capital of the Company remained unchanged at $50,000. The 1 issued ordinary share held by LTO was reclassified as 10,000 Class A Ordinary Shares upon the Share Re-classification. The Company further allotted and issued 8,990,000 Class A Ordinary Shares at $899 and 1,000,000 Class B Ordinary Shares at $100, respectively to LTO.

(v)	On September 10, 2024, certain third parties, as strategic investors, acquired 4,320,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares, totaling 48% of total ordinary shares of the Company from LTO.

The Company, together with its wholly-owned subsidiaries, is effectively controlled by the same shareholder, Mr. To at 100% before the Reorganization and ultimately held as to 52% after the Reorganization. As such, the Reorganization is considered as a recapitalization of entities under common control. The Company has retroactively restated all shares and per share data for all the periods presented.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same shareholders controlled all these entities prior to and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The results of operations for the period presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the Reorganization, those results will be substantially the same as the results of operations for the period after the date of Reorganization.

The effects of all inter-company transactions are eliminated in consolidation. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

As at the date of these consolidated financial statements, details of the subsidiaries are as follows:

Name of Entities	Date of Incorporation	Place of Incorporation	Percentage of direct or indirect ownership by the Company	Principal Activities
Living Global	May 27, 2024	British Virgin Islands	100%	Investment holding
Living HK	June 21, 1994	Hong Kong	100%	Sales of healthcare products, personal care products and water filters and related products

Note 2 – Summary of significant accounting policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All significant inter-company balances and transactions between the Company and its subsidiaries are eliminated upon consolidation.

Foreign currency translation and transaction and convenience translation

The Company uses United States Dollar (“$” or “US$”) as its reporting currency. The functional currency of the Company and Living Global is US$, while Living HK is Hong Kong dollars (“HKD”), which is its local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currencies are measured and recorded in the functional currencies using the exchange rates in effect at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, statements of income accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of income and comprehensive income during the years in which they occur.

Translation of amounts from HKD into US$ has been made at the following exchange rates:

	For the years ended March 31,
	2025	2024

Average rate	7.7930	7.8246

	As of March 31,
	2025	2024

Year-end spot rate	7.7799	7.8259

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant items subject to such estimates and assumptions include, but are not limited to, the allowance for expected credit losses, obsolete impairment of inventories, useful lives of property and equipment and provision of income taxes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents represent cash at bank and demand deposits which have original maturities less than three months and are unrestricted as to withdrawal or use. As of March 31, 2025 and 2024, the Company had no cash equivalent. The Company’s cash in banks is held at well capitalized financial institutions, but they are not FDIC insured; however, management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Inventories, net

Inventories consist of raw materials and finished goods and are stated at the lower of cost or net realizable value. The cost of inventories is calculated using the weighted average basis. Cost of inventories sold is charged to cost of revenue, which also includes inbound freight cost and packaging fee. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value for slow-moving merchandises and damaged goods, which are dependent upon factors such as historical and forecasted consumer demand, and other market conditions. The Company takes ownership, risks and rewards of its inventories, and has sole discretion in establishing prices for goods to be sold. Write downs are recorded in cost of revenue in the consolidated statements of income and comprehensive income. For the years ended March 31, 2025 and 2024, $48,160 and $19,212 of impairment for inventories was recognized, respectively.

Prepayments to suppliers

Prepayments to suppliers consist of non-refundable prepayments made to suppliers for materials and products that have not been received. The Company maintains provision and records impairment as an offset to the prepayments. The impairment charged is classified as “Operating expenses” in the consolidated statements of income and comprehensive income. The Company assesses collectability by reviewing the prepayments on a collective basis and on an individual basis when the Company identifies specific suppliers with known disputes or collectability issues. Prepayments are written off after all collection efforts have ceased. As of March 31, 2025 and 2024, no impairment for prepayments to suppliers was made.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of prepaid other general and administrative expenses and deposit placed in e-commerce platform.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment losses, if any. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives for significant property and equipment are as follows:

Useful life
Land and building	37 years
Leasehold improvements	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years
Office equipment	5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized.

The cost and related accumulated depreciation of assets sold or otherwise retired are removed from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future undiscounted cash inflows attributable to the asset, less estimated future undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such an asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There were no impairments of these assets as of March 31, 2025 and 2024.

Leases

The Company utilizes ASC 842 to account for leases for all periods presented.

The Company determines if an arrangement is a lease at inception. On the Company’s consolidated balance sheets, right-of-use (“ROU”) assets, current portion of lease liabilities, and non-current portion of lease liabilities are accounted.

ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term. Any lease with a term of 12 months or less is considered short-term.

Deferred offering costs

The Company follows the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended initial public offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to statements of operations. As of March 31, 2025 and 2024, the Company deferred $1,007,167 and nil of offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds.

Non-current deposits

Non-current deposits included security payments made to lessors for the Company’s entered lease agreements and refundable deposit to e-commerce platform. The Company made such security payments upon the commencement of the original lease agreement. The rental deposits will be refunded to the Company upon the termination or expiration of the lease agreements as well as the delivery of the vacant leased properties to the lessors by the Company. Deposits to e-commerce platform will be refunded upon termination of service agreement with the platform. Deposits are classified as non-current as they are not expected to be refunded within 12 months after the reporting period.

Bank borrowings

Bank borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

Accounts payable

Accounts payable represent trade payables to vendors.

Accrued expenses and other payables

Accrued expenses and other payables primarily include accrued salaries, accrued professional fees, commission payables and other accrued expenses for the operation in the ordinary course of business.

Fair value of financial instruments

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 – inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair values of the Company’s financial instruments including cash and cash equivalents, accounts payable, accrued expenses and other payables and amount due to a related party are approximated to their recorded values due to their short-term maturities. The carrying amount of operating lease liabilities approximate their fair values since they bear an interest rate which approximates market interest rates.

Revenue recognition – sales of products

The Company accounts for revenue recognition under Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generates revenue from sales of healthcare products, personal care products and water filters and related products to individuals and distributors. The Company recognizes revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. The single performance obligation is satisfied at a point in time when the product has been delivered to the customer and control has been passed to the customer, no obligation is outstanding, and the Company is reasonably assured that funds have been or will be collected from the customer, i.e., customers settled the amount by cash or credit card. Product acceptance is evidenced by sales invoice signed by the customer upon checkout in the Company’s office. The transaction price is determined based on a fixed consideration in the contract with customers. There is no variable consideration, significant financing components or noncash consideration in the contracts with customers. The transaction price is clearly identifiable on the price list and revenue is recognized net of discounts. The Company generally does not offer return in exchange for cash or credit. The Company offers returns in exchange for a product replacement within 7 days from the date of sales in case of product defects. The Company determines that such a product warranty is not a separated performance obligation because the nature of warranty is to provide assurance that a product will function as expected and in accordance with the customer’s specification and the Company does not sell the warranty separately. As of March 31, 2025 and 2024, provisions for warranty cost of $9 and $340, respectively, were recognized in “Cost of revenue” in the consolidated statements of income and comprehensive income, taking historical record into consideration.

Cost of revenue

Cost of revenue includes cost of inventories using weighted average method, inbound freight cost and packaging cost. If available, impairment of inventories is also recorded in the cost of revenue.

Selling and marketing expenses

Selling and marketing expenses primarily include sales commission paid to salesperson, advertising expenses and other marketing and promotion related expenses.

Staff costs and employee benefits

Staff costs and employee benefits mainly consisted of salaries and employee benefits paid and payable to the employees of the Company.

Employee benefit plan

Payments to the Mandatory Provident Fund Scheme (“MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance are recognized as an expense when employees have rendered service entitling them to the contributions. An employer is required to make regular mandatory contributions of at least 5% of the employee’s monthly income and HKD1,500(US$192) of the employee’s monthly income over HKD30,000(US$3,850).

During the years ended March 31, 2025 and 2024, the total amount charged to the consolidated statements of income and comprehensive income in respect of the Company’s costs incurred on the MPF scheme were approximately $19,614 and $20,819, respectively.

Legal and professional fees

Legal and professional fees include legal fees, audit fees and other professional services fees.

Other general and administrative expenses

Other general and administrative expenses mainly consist of repair and maintenance, consumables, system fees, travelling, property related expenses, office expenses and other miscellaneous administrative expenses.

Interest income

Interest income is mainly generated from savings and time deposits which are less than one year, and is recognized on an accrual basis using the effective interest method. Interest income is received from banks on a monthly basis.

Government subsidies

Government subsidies are recognized as income in other income, net or as a reduction of specific costs and expenses for which the subsidies are intended to compensate. Such amounts are recognized in the consolidated statements of income and comprehensive income upon receipt and when all conditions attached to the grants, such as companies are required to stay in the same level of employment, are fulfilled. Such subsidies are presented under other income. During the years ended March 31, 2025 and 2024, the Company recognized government subsidy of $39,330 and nil, respectively, in the other income of consolidated statements of income and comprehensive income.

Other income

Other income mainly consists of anniversary ticket sales, registration income, locker income and income other than general operations. During the years ended March 31, 2025 and 2024, other income mainly consisted of anniversary ticket sales of $414,935 and nil, respectively.

Income taxes

The Company is not subject to tax on income or capital gains under the current laws of the Cayman Islands and British Virgin Islands.

The Company’s subsidiary in Hong Kong is subject to the income tax of Hong Kong. No taxable income was generated outside Hong Kong for the years ended March 31, 2025 and 2024. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that they will either expire before the Company is able to realize the benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of March 31, 2025 and 2024.

Related parties and transactions

The Company identifies related parties, accounts for, and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Total comprehensive income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income, (“ASC 220”). ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. Total comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company’s subsidies not using the US$ as the Company’s functional currency.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter. Based on currently available information, the Company does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the financial position, results of operations or cash flows.

Earnings per share (“EPS”)

The Company computes earnings per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average number of ordinary shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended March 31, 2025 and 2024, the Company had no potential ordinary shares outstanding that could potentially dilute EPS in the future.

Concentrations risk

For the years ended March 31, 2025 and 2024, no customer accounts for more than 10% of the Company’s revenue.

For the year ended March 31, 2025, three suppliers accounted for approximately 37%, 25% and 21% of the total purchases. For the year ended March 31, 2024, three suppliers accounted for approximately 41%, 22% and 20% of the total purchases, respectively.

As of March 31, 2025, two suppliers accounted for approximately 59% and 32%, of the Company’s prepayments to suppliers’ balance. As of March 31, 2024, one supplier accounted for approximately 96% of the Company’s prepayments to suppliers’ balance, respectively.

As of March 31, 2025 and 2024, one supplier accounted for approximately 89% and 90% of the Company’s accounts payable balance, respectively.

Credit risk

The assets that are potentially subject to credit risk mainly consist of cash and cash equivalents.

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where Living HK is located. As of March 31, 2025 and 2024, the Hong Kong Deposit Protection Board pays compensation up to a limit of HKD800,000 (approximately US$102,829) and HKD500,000 (approximately US$63,890), respectively, if a bank, which an individual/a company deposits with, fails. As of March 31, 2025 and 2024, cash balance of $2,441,802 and $2,240,676 was maintained at financial institutions in Hong Kong and approximately $113,059 and $74,866 was insured by the Hong Kong Deposit Protection Board, respectively.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank balances. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The Company monitor its exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

The Company is exposed to foreign currency risk primarily through purchases that are denominated in a currency other than the functional currency of the operations to which they relate. The currencies giving rise to this risk are primarily US$. As HKD is currently pegged to US$, our exposure to foreign exchange fluctuations is minimal.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. When necessary, the Company will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage. The Company had discharged its bank borrowings during the year ended March 31, 2025. The major remaining financial obligation is the settlement of operating lease liabilities as of March 31, 2025. The Company is not expected to have financial difficulties in the repayment.

Market and geographic risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Recently adopted accounting standards

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. Management is evaluating the impact on the Company’s consolidated financial statements. The Company adopted ASU 2023-07 on April 1, 2024. The adoption of the ASU 2023-07 did not have a material impact on financial disclosures.

New accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concepts Statements”. This update contains amendments to the Codification that remove references to various FASB Concepts Statements. These changes remove references to various Concepts Statements and the amendments apply to all reporting entities within the scope of the affected accounting guidance. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2024. Early application of the amendments in this Update is permitted for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). The Company believes the future adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated balance sheets, statements of income and comprehensive income and cash flows.

Note 3 – Inventories, net

Inventories, net, consisted of the following:

	As of March 31,
	2025	2024

Raw materials	$378,616	$556,402
Finished goods	344,093	548,461
Inventories, net	$722,709	$1,104,863

For the years ended March 31, 2025 and 2024, $48,160 and $19,212 of impairment for inventories was charged to consolidated statements of income and comprehensive income, respectively.

Note 4 – Property and equipment, net

Property and equipment, net, consisted of the following:

	As of March 31,
	2025	2024

Land and building	$-	$3,159,396
Leasehold improvements	263,847	262,296
Motor vehicles	42,477	42,227
Furniture and fixtures	29,090	28,919
Office equipment	18,915	18,805
Total costs	354,329	3,511,643
Less: accumulated depreciation	(354,329)	(1,521,624)
Property and equipment, net	$-	$1,990,019

Note: On August 13, 2024, Living HK transferred the ownership of the land and building with net carrying amount of $1,962,362 and released the property installment loan agreements between Living HK and Hang Seng Bank of $2,162,619 to Mr. To, the controlling shareholder of the Company, which resulted in a decrease of $200,257 amount due from shareholder. In addition, the Company paid the stamp duty of $161,426 for the transfer of ownership of the land and building on behalf of Mr. To, which resulted in a corresponding addition to the outstanding amount due from shareholder. The above transactions resulted in a net decrease of $38,831 in the amount due from shareholder.

Depreciation expenses were $36,052 and $86,321 for the years ended March 31, 2025 and 2024, respectively.

Note 5 – Right-of-use assets, net and operating lease liabilities

The Company entered into leases for use of retail store and warehouse premises in Hong Kong.

Right-of-use assets, net, consisted of the following:

	As of March 31,
	2025	2024

Cost	$528,196	$1,127,066
Less: accumulated amortization	(215,770)	(1,081,615)
Right-of-use assets, net	$312,426	$45,451

Operating lease liabilities consisted of the following:

	As of March 31,
	2025	2024

Lease liabilities, current	$267,039	$45,451
Lease liabilities, non-current	45,387	-
Total operating lease liabilities	$312,426	$45,451

The weighted-average remaining lease terms and discount rates of the operating leases are as follows:

	As of March 31,
	2025	2024
Weighted-average remaining lease term	1.2 years	0.2 years
Weighted-average discount rate (note)	3.14%	1.39%

Note:	The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments as the implicit rate cannot be readily determined.

The operating lease expense related to this lease was $272,551 and $272,987 for the years ended March 31, 2025 and 2024, respectively.

The following table summarizes the maturity of operating lease liabilities as of March 31, 2025:

As of March 31,
2025
12 months ending March 31, 2026	$272,703
12 months ending March 31, 2027	45,450
Total lease payments	318,153
Less: imputed interests	(5,727)
Total operating lease liabilities	$312,426

Note 6 – Bank borrowings

Outstanding balances of bank borrowings as of March 31, 2025 and 2024 consisted of the following:

				Weighted average interest rate as of March 31,		Balance as of March 31,
Lender	Type	Maturity date	Currency	2025	2024	2025	2024
Hang Seng Bank Limited (“HSB”) (note)	Property installment loan	Within 7 years or on demand	HKD	-	3.33%	$-	$1,557,149
HSB (note)	Property installment loan	Within 18 years or on demand	HKD	-	3.33%	-	628,730
Total						$-	$2,185,879

Note:	As of March 31, 2024, the bank borrowings were personally guaranteed by Mr. To and secured by residential properties in Hong Kong owned by the Company. Use of the properties was significant fringe benefit to executives in order to retain the talents of Mr. To, the Company’s principal executive officer. The properties were transferred to Mr. To during the year ended March 31, 2025. Mr. To obtained a property instalment loan in his name to settle the bank borrowings of Living HK. Hence, the bank borrowings were discharged in August 2024.

Note 7 – Related party balances and transactions

The details of the related parties involved in related party balances and transactions are summarized as follow:

Name of the related party	Relationship to the Company

Mr. To	Controlling shareholder and director of the Company
Ms. Chi Ching Hung (“Ms. Hung”)	Shareholder of the Company
Living Homeopathy Limited (Macau)	Entity controlled by Mr. To
Silver Link Limited	Entity controlled by Mr. To

Details of related party transactions are summarized as follow:

		For the years ended March 31,
Name of the related party	Nature of transaction	2025	2024

Living Homeopathy Limited (Macau)	Revenue (note a)	$390,842	$368,969
Living Homeopathy Limited (Macau)	Cost of revenue (note b)	$417,843	$456,773
Silver Link Limited	Lease expense (note c)	$184,780	$184,036
Mr. To	Transfer of land and building (note d)	$1,962,362	$-
Mr. To	Dividends	$983,560	$325,078

Notes:

(a)	The Company sold all kinds of healthcare products, personal care products and water filters and related products to Living Homeopathy Limited (Macau). Living Homeopathy Limited (Macau) is a distributor of the Company that sells all kinds of healthcare products, personal care products and water filters and related products in Macau.

(b)	The Company purchased certain healthcare products from Living Homeopathy Limited (Macau). The products purchased from Living Homeopathy Limited (Macau) were not duplicated with sales to Living Homeopathy Limited (Macau).

(c)	Living HK entered into a tenancy agreement with Silver Link Limited pursuant to which Living HK leased a property owned by Silver Link Limited for the purpose of use as an office premise.

(d)	Living HK transferred the ownership of the land and building to Mr. To. Mr. To obtained a property instalment loan in his name to settle the bank borrowings of Living HK.

(e)	As of March 31, 2025 and 2024, the amount due to related parties was nil and $983,560, respectively, before the Company declared any dividends.

On March 31, 2025, the Company recorded constructive dividends in the amounts of $983,560 through reductions in the amount due from Mr. To, which was netted $1,022,391 in aggregated fund advance to the shareholder during the year ended March 31, 2025, and $38,831 due from the shareholder arising from the transfer of land and building and the release of associated property installment loan agreements. The Company declared cash dividends $325,078 during the year ended March 31, 2024.

After the declaration of dividend, there were no amount due to related parties as of March 31, 2025 and 2024. There was dividend of $983,560 and $38,831 which were reflected in the consolidated statement of change in equity as of March 31, 2025 and 2024, respectively.

Details of related party balances are summarized as follow:

		As of March 31,
Name of the related party	Nature of balance	2025	2024

Ms. Hung	Amount due to a related party	$924,241	$-
Living Homeopathy Limited (Macau)	Accounts payable	$217,595	$214,120

Amount due to a related party was interest-free, unsecured and repayable on demand. The Company obtained funds from its related party for working capital use.

Remuneration to senior management for the years ended March 31, 2025 and 2024 were:

	For the years ended March 31,
	2025	2024

Salaries and other short term employee benefits	$492,219	$434,530
Payments to defined contribution pension schemes	2,310	2,300
Total	$494,529	$436,830

Note 8 – Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of March 31,
	2025	2024

Accrued commission	$299,694	$322,768
Accrued professional fees	351,242	24,470
Accrued salaries	133,157	73,982
Other payables	32,348	26,432
Total accrued expenses and other payables	$816,441	$447,652

Note 9 – Shareholders’ equity

Ordinary shares

The Company is established under the laws of the Cayman Islands on May 7, 2024 with 50,000 authorized ordinary shares with a par value of $1.

On August 28, 2024, a shareholder resolution was passed and approved and the article of association of the Company was amended that (i) the number of authorized shares increased from 50,000 shares to 500,000,000 shares and divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares; and (ii) the par value of the shares decreased from $1 each to $0.0001 each (collectively refer as the “Share Re-classification”). The authorized share capital of the Company remained unchanged at $50,000. The 1 issued ordinary share held by LTO was reclassified as 10,000 Class A Ordinary Shares upon the Share Re-classification. The Company further allotted and issued 8,990,000 Class A Ordinary Shares at $899 and 1,000,000 Class B Ordinary Shares at $100, respectively to LTO. On September 10, 2024, certain strategic investors acquired 4,320,000 Class A Ordinary Shares and 480,000 Class B Ordinary Shares, respectively.

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as a single class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to fifteen (15) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

The Company considered the above transactions as a part of the Company’s recapitalization prior to completion of its initial public offering, the Company has retroactively restated all shares and per share data for all the periods presented.

Dividends

On March 31, 2025, the Company recorded constructive dividends in the amounts of $983,560 through reductions in the amount due from Mr. To. The Company declared cash dividends $325,078 during the year ended March 31, 2024.

Note 10 – Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker, the Chief Executive Officer, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker reviews operation results by revenue, gross profit, operating expenses, and operating income to make key decisions. Based on management’s assessment, the Company has determined that it has only one operating segment.

All of the Company’s revenue is generated in Hong Kong. All of the Company’s assets are located in Hong Kong.

Key financial performance measures of the segments are as follows:

	For the years ended
	March 31,
	2025	2024

Net revenue	$8,031,797	$8,141,247
Net revenue – a related party	390,842	368,969
Total net revenue	8,422,639	8,510,216

Cost of revenue	(1,999,245)	(2,129,258)
Gross profit	6,423,394	6,380,958

Operating expenses
Selling and marketing expenses	(3,615,483)	(3,806,750)
Staff costs and employee benefits	(951,823)	(914,767)
Depreciation	(36,052)	(86,321)
Lease expenses	(272,551)	(272,987)
Legal and professional fees	(270,653)	(5,956)
Other general and administrative expenses	(686,582)	(367,461)
Total operating expenses	(5,833,144)	(5,454,242)

Income from operations	590,250	926,716

Other (expense) income, net	468,032	(31,670)

Income before income taxes	$1,058,282	$895,046

	As of March 31,
	2025	2024

Total assets	$5,244,295	$6,016,095
Total liabilities	(2,297,361)	(2,917,512)

Net assets	$2,946,934	$3,098,583

Note 11 – Disaggregation of revenues

The Company disaggregates its revenues from selling contract products and providing services. The following table presents revenue by category for the years ended March 31, 2025 and 2024, respectively:

	For the years ended March 31,
	2025	2024

As a point in time
Sales of healthcare products	$8,000,380	$7,932,025
Sales of personal care products	256,203	208,172
Sales of water filters and related products	166,056	370,019
Total revenue	$8,422,639	$8,510,216

The following table shows disaggregated cost of revenue by category for the years ended March 31, 2025 and 2024, respectively:

	For the years ended March 31,
	2025	2024

Cost of sales of healthcare products	$1,916,894	$2,010,110
Cost of sales of personal care products	54,058	51,508
Cost of sales of water filters and related products	28,293	67,640
Total cost of revenue	$1,999,245	$2,129,258

The following table sets forth a breakdown of gross profit and gross profit margin for the years ended March 31, 2025 and 2024, respectively:

	For the years ended March 31,
	2025		2024
	Gross Profit	Gross Margin	Gross Profit	Gross Margin

Gross profit of sales of healthcare products	$6,083,486	76.0%	$5,921,915	74.7%
Gross profit of sales of personal care products	202,145	78.9%	156,664	75.3%
Gross profit of sales of water filters and related products	137,763	83.0%	302,379	81.7%
Total gross profit	$6,423,394	76.3%	$6,380,958	75.0%

Note 12 – Income taxes

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

The Company is incorporated in the Cayman Islands as an offshore holding company and is not subject to tax on income or capital gain under the laws of the Cayman Islands.

Living Global is incorporated in the British Virgin Islands (“BVI”) as an offshore holding company and is currently exempted from income and corporate tax under the current laws of the British Virgin Islands. In addition, the British Virgin Islands does not levy capital gains tax on it.

Living HK is incorporated in Hong Kong and subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2018/19 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HKD2,000,000, and remaining assessable profits are taxed at 16.5%.

Income taxes expenses consisted of the following:

	For the years ended March 31,
	2025	2024

Current income tax provision	$217,396	$139,634
Deferred income tax expenses	28,756	1,983
Total income taxes expenses	$246,152	$141,617

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the years ended March 31,
	2025	2024

Cayman Islands statutory income tax rate	-	-
Effect of tax-exempted entity incorporated in BVI	-	-
Effect of Hong Kong statutory income tax rate	16.5%	16.5%
Effect of different tax rate	4.8%	-
Effect of Hong Kong concessionary tax rate	(2.0)%	(2.4)%
Effect of reversal of unrecognized tax benefits	3.6%	-
Effect of non-deductible expenses	0.4%	1.7%
Effective tax rate	23.3%	15.8%

Deferred tax assets

Movements of deferred tax assets, which arisen from temporary difference of depreciation allowance of property and equipment and impairment for inventories were as follows:

	Property and equipment	Impairment for inventories	Valuation allowance	Total

As of April 1, 2023	$64,655	6,047	-	70,702
Recognized in statements of income and comprehensive income	(5,153)	3,170	-	(1,983)
Exchange realignment	200	18	-	218
As of March 31, 2024	$59,702	$9,235	$-	$68,937
Recognized in statements of income and comprehensive income	(36,702)	7,946	-	(28,756)
Exchange realignment	290	69	-	359
As of March 31, 2025	$23,290	$17,250	$-	$40,540

The Company did not recognize any valuation allowance against its deferred tax assets as management believes the Company will be able to fully utilize the assets in the foreseeable future.

Note 13 – Subsequent events

The Company evaluated all events and transactions that occurred after March 31, 2025 up through August 8, 2025, which is the date that these consolidated financial statements are available to be issued. There were no material subsequent events that require disclosure in these consolidated financial statements other than disclosed above.

Note 14 – Condensed financial information of the parent company

The following presents condensed parent company only financial information of Living Homeopathy International Ltd.

Condensed balance sheets

	As of March 31,
	2025	2024
ASSETS
Current assets:
Amount due from shareholders	$1,000	$1,000
Total current assets	1,000	1,000

Non-current assets:
Deferred offering costs	1,007,167	-
Investment in a subsidiary	1	1
Total non-current assets	1,007,168	1
Total assets	$1,008,168	$1,001

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses and other payables	$391,814	$-
Amount due to related party	924,241	-
Amount due to a subsidiary	1	1
Total current liabilities	1,316,056	1
Total liabilities	1,316,056	1

Shareholders’ deficit:
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 9,000,000 shares issued and outstanding as of March 31, 2025 and 2024*	900	900
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1,000,000 shares issued and outstanding as of March 31, 2025 and 2024*	100	100
Accumulated losses	(308,888)	-
Total shareholders’ (deficit) equity	(307,888)	1,000

Total liabilities and shareholders’ deficit	$1,008,168	$1,001

*	Retrospectively restated for effect of share reorganization (see Note 1).

Condensed statements of loss and comprehensive loss

	For the years ended
	March 31,
	2025	2024
Operating expenses
Staff costs	$55,932	$-
Professional fees	252,956
Total operating expenses	308,888	-

Loss before income taxes	(308,888)	-

Income taxes expenses	-	-

Net loss and total comprehensive loss	$(308,888)	$-

Condensed statements of cash flows

	For the years ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(308,888)	$-
Changes in operating assets and liabilities:
Accrued expenses and other payables	391,814	-
Net cash generated from operating activities	82,926	-

Cash flows from investing activities:
Net cash used in investing activities	-	-

Net cash used in financing activities
Deferred offering costs	(1,007,167)
Advance from a related party	924,241	-
Net cash generated from financing activities	(82,926)	-

Net change in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of year	-	-

Cash and cash equivalents, end of year	$-	$-

(i)	Basis of preparation

The Company was incorporated under the laws of the Cayman Islands as a limited company on May 7, 2024 and as a holding company.

In the condensed parent company only financial statements, the Company’s investment in subsidiary stated at cost of acquisition in Living Global. Those condensed parent company only financial statements should be read in connection with the consolidated financial statements and notes hereto.

(ii)	Restricted net assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company only financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Living Homeopathy International Ltd. exceed 25% of the consolidated net assets of Living Homeopathy International Ltd. The Company generates revenues from its wholly owned subsidiary in Hong Kong. The ability of Living Homeopathy Limited in Hong Kong to pay dividends is not restricted. In this connection, the restricted net assets of the subsidiaries of Living Homeopathy International Ltd. do not exceed 25% of the consolidated net assets of Living Homeopathy International Ltd. and accordingly the above condensed parent company only financial information of Living Homeopathy International Ltd. is presented for supplementary reference.

As of March 31, 2025 and 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stock or guarantees of the Company, except for those that have been separately disclosed in the consolidated financial statements, if any.

1,250,000 Class A Ordinary Shares

Living Homeopathy International Ltd.

PROSPECTUS

Craft Capital Management LLC	Revere Securities LLC

        , 2025

Until and including            , 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Living Homeopathy’s Amended and Restated Memorandum and Articles of Association provide that that Living Homeopathy shall indemnify each existing or former secretary, director (including alternate director), and any of its other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of Living Homeopathy’s company’s business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Living Homeopathy or Living Homeopathy’s affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer of Living Homeopathy, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, Living Homeopathy may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of Living Homeopathy’s officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by Living Homeopathy to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Living Homeopathy has also entered into indemnification agreements with each of Living Homeopathy’s directors and executive officers in connection with this offering. Under these agreements, Living Homeopathy has agreed to indemnify Living Homeopathy’s directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of Living Homeopathy.

The underwriting agreement in connection with this offering also provides for indemnification of Living Homeopathy and Living Homeopathy’s officers, directors or persons controlling Living Homeopathy for certain liabilities.

Living Homeopathy intends to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of Living Homeopathy arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities. We have not received any substantial considerations from such issuances which were made in connection with our corporate restructuring process in preparation for our initial public offering.

Purchaser	Date of Issuance	Number of Securities		Consideration
Class A Ordinary Shares
LTO Holdings Ltd.	May 7, 2024	1	(1)	$1
LTO Holdings Ltd.	September 4, 2024	8,990,000		$899
Class B Ordinary Shares
LTO Holdings Ltd.	September 10, 2024	1,000,000		$100

(1)	Note: The share was originally issued as an ordinary share and was subsequently subdivided and reclassified into 10,000 Class A Ordinary Shares on August 28, 2024.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Certificate for Class A Ordinary Shares
5.1*	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
8.1*	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)
10.1*	Form of Employment Agreement between the Registrant and its executive officer
10.2*	Form of Director Offer Letter between the Registrants and its director
10.3*	Form of Indemnification Agreement with the Registrant’s directors and officers
14.1*	Code of Business Conduct and Ethics of the Registrant
15.1*	Letter in Lieu of Consent for Review Report
19.1*	Insider Trading Policy of the Registrant
21.1*	List of Subsidiaries
23.1**	Consent of WWC. P.C., Independent Registered Public Accounting Firm
23.2*	Consent of Han Kun Law Offices LLP (included in Exhibit 99.4)
23.3*	Consent of Han Kun Law Offices (included in Exhibit 99.5)
23.4*	Consent of Ogier (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1*	Consent of Chun Fai Fong to be named as a director nominee
99.2*	Consent of Kenrick B Toussaint to be named as a director nominee
99.3*	Consent of Bin Zhou to be named as a director nominee
99.4*	Opinion of Han Kun Law Offices LLP regarding certain Hong Kong Legal Matters
99.5*	Opinion of Han Kun Law Offices regarding certain Legal Matter of PRC
99.6*	Consent of Frost & Sullivan
99.7*	Audit Committee Charter
99.8*	Nominating and Corporate Governance Committee Charter
99.9*	Compensation Committee Charter
99.10*	Clawback Policy
107*	Filing Fee Table

+	To be filed by amendment
*	Previously filed
**	Filed herewith

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the November 19, 2025.

Living Homeopathy International Ltd.

By:	/s/ Ka Lun To
Ka Lun To
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 19, 2025.

Signature	Title

/s/ Ka Lun To	Chief Executive Officer,
Ka Lun To	(Principal Executive Officer)

*	Chief Financial Officer,
Cheuk Fei Jeffrey Lo	(Principal Financial and Accounting Officer)

*	Director
Lee Shing Hei

*By: Ka Lun To
Name: Ka Lun To
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, on November 19, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.